As filed with the Securities and Exchange Commission on July 13, 2010
Registration No. 333 - 136194

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 3 on

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TERRA NOVA FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Illinois	6211	75-2375969
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 South Wacker Drive, Suite 1550
Chicago, IL 60606
(312) 827-3600
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

Bernay Box
Chief Executive Officer
Terra Nova Financial Group, Inc.
100 South Wacker Drive, Suite 1550
Chicago, IL 60606
(312) 827-3600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Charles A. Stewart, Esq.
General Counsel, Secretary
Terra Nova Financial Group, Inc.
100 South Wacker Drive, Suite 1550
Chicago, IL 60606

        Approximate date of commencement of proposed sale to the public: From time to time after the registration statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☑

       If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

        Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of "large accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)

Common stock, $0.01 par value per share	11,500,000	$2.50	$28,750,000	$3,383.88
Total	11,500,000	$2.50	$28,750,000	$3,383.88

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, the price per share and aggregate offering price are based upon the average of the high and low prices of the common stock of the Registrant as traded in the OTC Bulletin Board on December 13, 2006, the date Terra Nova Financial Group, Inc.'s Registration Statement on Form SB-2 (File No. 333-136194), to which this Registration Statement is Post-Effective Amendment No. 3, was filed with the Securities and Exchange Commission. Amounts reported in this table have been adjusted to reflect the one-for-ten reverse stock split effected in October 2007.

(2)	A registration fee of $3,383.88 was previously paid pursuant to Terra Nova Financial Group, Inc.'s Registration Statement on Form SB-2 filed on December 13, 2006 (File No. 333-136194), to which this Registration Statement is Post-Effective Amendment No. 3.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        This Post-Effective Amendment No. 3 is being filed by Terra Nova Financial Group, Inc., an Illinois corporation (the "Registrant") to update the financial statements and other information included in the prospectus.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any states where the offer or sale is not permitted.

PROSPECTUS DATED JULY 13, 2010

TERRA NOVA FINANCIAL GROUP, INC.

8,942,037 SHARES OF COMMON STOCK

         The persons listed in this Prospectus under "Selling Shareholders" may offer and sell from time to time up to an aggregate of 8,942,037 of our common stock that they have acquired from us, including those shares that may be acquired upon exercise of warrants granted by us. Information on the selling shareholders, and the times and manner in which they offer and sell shares of our common stock, is provided under "Selling Shareholders" and "Plan of Distribution" in this Prospectus.

         We will not receive any proceeds from the sale of the common stock by the selling shareholders, but we may receive proceeds from the exercise of warrants by the selling shareholders. We will bear the costs and expenses of registering the common stock offered by the selling shareholders. Selling commissions, brokerage fees, and applicable transfer taxes are payable by the selling shareholders.

         Our common stock is listed on the OTC Bulletin Board under the symbol "TNFG". On July 12, 2010, the closing price for our common stock on the OTC Bulletin Board was $0.90 per share.

         BEFORE PURCHASING ANY OF THE SHARES COVERED BY THIS PROSPECTUS, CAREFULLY READ AND CONSIDER THE RISK FACTORS INCLUDED IN THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 7. YOU SHOULD BE PREPARED TO ACCEPT ANY AND ALL OF THE RISKS ASSOCIATED WITH PURCHASING THE SHARES INCLUDING A LOSS OF ALL OF YOUR INVESTMENT. NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         You should rely only on the information contained in this Prospectus. We have not authorized any other person to provide you with information different from that contained in this Prospectus. The information contained in this Prospectus is complete and accurate only as of the date of the front cover page of this Prospectus, regardless of the time of delivery of this Prospectus or the sale of any common stock. The Prospectus is not an offer to sell, nor is it an offer to buy, our common stock in any jurisdiction in which the offer or sale is not permitted.

         We have not taken any action to permit a public offering of our shares of common stock outside of the United States or to permit the possession or distribution of this Prospectus outside of the United States. Persons outside of the United States who came into possession of this Prospectus must inform themselves about and observe any restrictions relating to the offering of the shares of common stock and the distribution of this Prospectus outside of the United States.

The date of this Prospectus is July 13, 2010

 Post-Effective Amendment No. 3 on Form S-1

PART I

PROSPECTUS SUMMARY

          The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes, appearing elsewhere in this Prospectus. Unless otherwise indicated, all references to the "Company," "we," "us," and "our" refer to Terra Nova Financial Group, Inc., an Illinois corporation, and its predecessor, Terra Nova Financial Group, Inc., a Texas corporation; references to "Terra Nova" refer to Terra Nova Financial, LLC.

The Company

Recent Developments

          On June 16, 2010, we entered into a Purchase Agreement, or the purchase agreement, with Lightspeed Financial Group, Inc., or Lightspeed. Under the purchase agreement Lightspeed will acquire all of the membership interests of Terra Nova and other assets related to the business of Terra Nova, which we refer to as the asset sale, for $27.6 million. $22.6 million of the purchase price is payable at the closing of the asset sale, and $5 million of the purchase price will be evidenced by an unsecured promissory note due no later than six months after closing. The promissory note will bear interest at 8% per annum. Assets excluded from the transaction include the Company's cash, cash-equivalents, our subsidiary SC QuantNova Research SRL, which subsidiary's operations have ceased, and certain other non-operating assets.

          If the asset sale is consummated, we will have no remaining operating assets and, subject to the approval of our shareholders, expect to wind up our business and effect a liquidation and dissolution pursuant to the plan of dissolution approved by our board of directors on July 2, 2010. In order for the plan of dissolution to become effective, the holders of two-thirds of our issued and outstanding common shares must vote in favor of both the asset sale and the plan of dissolution, and the asset sale must be completed. If these conditions are satisfied, the plan provides that we are to file articles of dissolution with the Illinois Secretary of State. Our dissolution will become effective upon the filing of articles of dissolution with the Illinois Secretary of State.

          The completion of the asset sale is subject to various closing conditions, including obtaining the approval for our shareholders and receiving certain regulatory approvals (including from the Financial Industry Regulatory Authority, or FINRA). If the asset sale is consummated, we will have no remaining operating assets and, subject to the approval of our shareholders, expect to wind up our business and effect a liquidation and dissolution. See "Business and Properties--Pending Asset Sale with Lightspeed and Proposed Plan of Dissolution" for a further description of the asset sale and plan of dissolution.

          In July, 2010 we began the process to exit our self-clearing operations. We expect to be out of our self-clearing operations by the fourth quarter of 2010.

          In February 2010, Tradient Technologies, Inc., a wholly owned subsidiary, ceased operations and has since been dissolved. QNT, LLC, an inactive subsidiary, also was dissolved in February 2010.

          In June 2010 we ceased operations at SC QuantNova Research SRL, or QuantNova. It no longer has any employees, and we have begun to dissolve the subsidiary under Romanian law.

Overview

          Terra Nova Financial Group, Inc. (collectively, the "Company," "firm," "we," "us," or "our") is a holding company of businesses providing a range of stock trading products and services to professional stock traders, such as hedge funds and day traders. Our principal executive office address and main telephone number are: 100 South Wacker Drive, Suite 1550, Chicago, IL 60606 and (312) 827-3600.

          We have one primary subsidiary: Terra Nova Financial, LLC, a broker-dealer registered with the Securities and Exchange Commission and a member of FINRA, provides execution, clearing and prime brokerage services to professional traders, hedge funds and money managers.

          Terra Nova Financial Group, Inc. trades under the stock symbol "TNFG" and is quoted on the OTC Bulletin Board.

          The Company was founded as Rushmore Capital Corporation in 1990 as a traditional financial services company and started doing business in March 1991. In October 1997, we changed our name to Rushmore Financial Group, Inc. We first sold stock in the Company to the public in 1997. This initial public offering was listed on the NASDAQ SmallCap Market. In 2002, our stock began trading on the OTC Bulletin Board after being delisted from the NASDAQ SmallCap Market. We changed our name again in 2004 to Rush Financial Technologies, Inc. In May 2006, we acquired Terra Nova Financial, LLC, which is now our subsidiary. After this purchase, we changed our name to Terra Nova Financial Group, Inc. This happened in October 2006.

          On June 20, 2008 we changed our state of incorporation from Texas to Illinois. Other than the change in the state of incorporation there were no other changes in the business, such as physical location, management, assets, liabilities or our net worth. Our common stock continues to trade on the OTC Bulletin Board under ticker symbol "TNFG" and there has been no change in our CUSIP number.

Terra Nova Financial, LLC

          Terra Nova is a specialized broker dealer that primarily deals with stock trading professionals. We seek to attract professional traders, hedge funds and money managers as customers by providing value in stock trading execution, clearing and prime brokerage services. Terra Nova offers its clients the ability to trade, analyze, strategize and report their stock market activities by using a variety of advanced software and internet tools. Terra Nova was founded in 1994 and is headquartered in Chicago, Illinois with an office in New York, New York. Primary sources of revenue for Terra Nova are commissions, account fees and interest.

          Terra Nova is registered with the following exchanges, registered clearing agencies, and regulatory organizations:

Regulatory and Self-Regulatory Organizations ("SROs"):
•	U.S. Securities and Exchange Commission ("SEC") as a broker-dealer
•	FINRA as a broker-dealer
•	National Futures Association ("NFA") as a futures commission merchant
•	Commodity Futures Trading Commission ("CFTC") as a futures commission merchant

Registered Clearing Agencies:
•	The Depository Trust & Clearing Corporation ("DTCC")
•	National Securities Clearing Corporation
•	The Options Clearing Corporation ("OCC")

U.S. Equity Exchanges:
•	ISE Stock Exchange
•	National Stock Exchange
•	NYSE Arca Equities
•	NYSE Amex Equities
•	NYSE Euronext
•	NASDAQ Stock Market
•	NASDAQ OMX BX
•	BATS Exchange, Inc.
•	EDGX Exchange, Inc.
•	EDGA Exchange, Inc.

U.S. Option Exchanges:
•	Boston Options Exchange
•	NYSE Arca Options
•	NYSE Amex Options
•	NASDAQ OMX PHLX
•	International Securities Exchange

Investor Protection:
•	Securities Investor Protection Corporation ("SIPC")

The Offering

          Up to 8,942,037 shares of our issued and outstanding common stock are being offered and sold by the selling shareholders. We will not receive any of the proceeds from the sale of those shares, but we may receive proceeds from the exercise of warrants granted by us. The shares were issued upon conversion of our Series E Convertible Preferred Stock Preferred, which occurred on October 16, 2006. The Series E Preferred was sold in a private placement to accredited investors in an offering that concluded on May 19, 2006 in order to fund the acquisition of Terra Nova and certain of its affiliates. At this time, all preferred stock has either been converted to Common Shares or been repurchased by the Company and there are no preferred shares of Series E or otherwise currently outstanding.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

           Certain statements in this Prospectus may constitute "forward-looking" statements as defined in Section 27A of the Securities Act of 1933 (the "Securities Act"), Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission ("SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Terra Nova Financial Group, Inc. and its subsidiaries, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "will," "would," "could," "should," "seeks," or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. The Company cautions investors that any forward-looking statements made by the Company are not guarantees or indicative of future performance. Examples of such forward-looking statements include, but are not limited to, the statements concerning trends in revenue, costs and expenses; our pending asset sale with Lightspeed, including related uncertainties and risks and the impact on our business if the asset sale is not completed; our accounting estimates, assumptions and judgments; our business plans relating to our products and services; our ability to scale our operations in response to changing demands and expectations of our customers; and the level of demand for our products and services. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to the Company, include, but are not limited to, risks and uncertainties that are described in "Risk Factors" of this Prospectus and in other securities filings by the Company with the SEC.

           Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. The Company's future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this Prospectus are made only as of the date hereof and the Company does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

RISK FACTORS

           You should carefully consider each of the following risk factors. If any of the following risks and uncertainties develops into actual events, our business, financial condition or results of operations could be materially and adversely affected. If that happens the trading price of our common stock could decline significantly. The risks and uncertainties described below are not the only ones we face. Other events that we do not currently anticipate or that we currently deem immaterial also may affect our results of operations and financial condition. The risk factors below contain forward-looking statements regarding the Company. Actual results could differ materially from those set forth in the forward-looking statements.

Risks Relating to the Pending Asset Sale

Uncertainty about the asset sale and diversions of management could harm us, whether or not the asset sale is completed.

           In response to the announcement of the asset sale, existing or prospective customers and counterparties of ours may delay or defer decisions concerning us or they may seek to change their existing business relationships with us. In addition, as a result of the asset sale, current and prospective employees could experience uncertainty about their future with us. These uncertainties may impair our ability to retain, recruit or motivate key personnel. Completion of the asset sale will also require a significant amount of time and attention from management. The diversion of management attention away from ongoing operations could adversely affect our business relationships. If the asset sale is not completed as anticipated, the adverse effects of these uncertainties and the diversion of management could be exacerbated by the delay.

Failure to complete the asset sale for regulatory or other reasons could adversely affect the price of our shares and our future business and financial results.

           Completion of the asset sale is conditioned upon, among other things, the receipt of certain regulatory approvals, including from FINRA, and approval of our shareholders. There is no assurance that we will receive the necessary approvals or satisfy the other conditions necessary for completion of the asset sale. In addition, the current market price of our common shares may reflect a market assumption that the asset sale will occur, and a failure to complete the asset sale could result in a negative perception by the market of us generally and a resulting decline in the market price of our common shares.

We have incurred and will continue to incur significant costs in connection with the asset sale, whether or not we complete it.

           We have incurred and expect to continue to incur significant costs related to the asset sale. These expenses include financial advisory, legal and accounting fees and expenses, employee expenses, filing fees, printing expenses, and other related charges. If we fail to complete the asset sale, we will remain liable for these transaction costs, and may be required, in certain circumstances, to pay a termination fee of $1.1 million. We may also incur additional unanticipated expenses in connection with the asset sale.

Risks Related to Proposed Plan of Dissolution

If our expectations regarding operating and liquidation expenses are inaccurate, the amount we distribute to our shareholders may be reduced.

           We expect to make liquidating distributions of between $0.95 to $1.07 per share. However, the amount of cash ultimately distributed to shareholders pursuant to the plan of dissolution depends on the amount of our liabilities, obligations and expenses and claims against us, and contingency reserves that we establish during the liquidation process. We have attempted to estimate the amount of and reasonable reserves for such liabilities, obligations, expenses and claims against us. However, those estimates may be inaccurate. Factors that could impact our estimates include the following:

• If currently unknown or unanticipated claims are asserted against us, we will have to defend, resolve or reserve for such claims before making distributions to shareholders, which will reduce amounts otherwise available for distribution.

• We have made estimates regarding the expense of personnel required and other operating expenses (including legal, accounting and other professional fees) necessary to dissolve the Company and wind up our business and affairs. Our actual expenses could vary significantly. If the closing of the asset sale takes longer than we expect or the time it takes to wind up of our business takes longer than anticipated, we may incur additional expenses above our current estimates, which could substantially reduce funds available for distribution to our shareholders.

           We may continue to incur the expenses of complying with public company reporting requirements, which may be economically burdensome. Whether or not the plan of dissolution is approved, we have an obligation to continue to comply with the applicable reporting requirements of the Securities and Exchange Act of 1934, as amended, which we refer to as the Exchange Act, even though compliance with such reporting requirements may be economically burdensome and of minimal value to our shareholders. If our shareholders approve the plan of dissolution, in order to curtail expenses, we intend, shortly following the date our articles of dissolution becomes effective with the Illinois Secretary of State, which we refer to as the effective date, to seek relief from the SEC to suspend our reporting obligations under the Exchange Act, and ultimately to terminate the registration of our common shares. If we are unable to suspend our obligation to file periodic reports with the SEC, we will be obligated to continue complying with the applicable reporting requirements of the Exchange Act and, as a result, will be required to continue to incur the expenses associated with these reporting requirements, which will reduce the cash available for distribution to our shareholders. These expenses include, among others, those costs relating to:

• The preparation, review, filing and dissemination of SEC filings.

•  Maintenance of effective internal controls over financial reporting.

• Audits and reviews conducted by our independent registered public accountants.

Distributions to our shareholders could be delayed.

           All or a portion of the distributions could be delayed, depending on many factors, including without limitation:

• If a creditor or other third party seeks an injunction against the making of distributions to our shareholders on the ground that the amounts to be distributed are needed to provide for the satisfaction of our liabilities or other obligations.

•  If we become a party to lawsuits or other claims asserted by or against us, including any claims or litigation arising in connection with our decision effect the asset sale or to liquidate and dissolve.

• If we are unable to resolve claims with creditors or other third parties, or if such resolutions take longer than expected.

           Any of the foregoing could delay or substantially diminish the amount available for distribution to our shareholders.

We may delay the distribution of some or all of the estimated amounts that we expect to distribute to shareholders to satisfy claims against and obligations of the Company that may arise during the five-year period following the effective date.

           Under the Illinois Business Corporation Act, or IBCA, unbarred claims and demands may be asserted against us at any time during the five years following the effective date. Accordingly, the board of directors may obtain and maintain insurance coverage or establish and set aside a reasonable amount of cash or other assets as a contingency reserve to satisfy claims against and obligations of the Company that may arise during the five-year period following the effective date. As a result of these factors, we may retain for distribution at a later date some or all of the estimated amounts that we expect to distribute to shareholders.

If we fail to retain sufficient funds to pay our creditors, our shareholders could be held responsible for these liabilities up to the amount of any liquidating distributions they have received.

           If we fail to obtain insurance or to retain or reserve sufficient funds to pay our creditors or claimants, including for contingent claims or claims that are not known to us by the time we make final liquidating distribution to shareholders, our shareholders could be held responsible for these liabilities up to the amount distributed to them as liquidating distributions under the plan of dissolution. The potential for shareholder liability continues for unbarred claims made within five years after our articles of dissolution are filed. In this event, a shareholder could be required to return all amounts received as liquidating distributions and ultimately could receive nothing under the plan of dissolution. Furthermore, an aggrieved claimant could seek to enjoin any proposed liquidating distributions to preserve assets pending resolution of the claimant's claim. For U.S. federal income tax purposes, payments made by a shareholder in satisfaction of our liabilities not covered by our cash or reserves or otherwise satisfied through insurance or other reasonable means generally would produce a capital loss for such shareholder in the year the liabilities are paid. The deductibility of any such capital loss generally would be subject to limitations under the Internal Revenue Code.

Shareholders will lose the opportunity to capitalize on potential growth opportunities from the continuation of our business.

           Although our board of directors believes that the asset sale and plan of dissolution are more likely to result in greater returns to shareholders than if we continued as a stand-alone entity or pursued other alternatives, if the plan of dissolution is approved, shareholders are foreclosing any opportunity for our management to capitalize on possible future growth opportunities that may arise if we do not effect the asset sale.

Shareholders may not be able to recognize a loss for United States federal income tax purposes until they receive a final distribution from us.

           As a result of our dissolution and liquidation, for United States federal income tax purposes, our shareholders generally will recognize gain or loss equal to the difference between (1) the sum of the amount of cash and the fair market value (at the time of distribution) of property, if any, distributed to them, and (2) their tax basis for their common shares of the Company. Liquidating distributions pursuant to the plan of dissolution may occur at various times and in more than one tax year. Any loss generally will be recognized by a shareholder only when the shareholder receives our final liquidating distribution to shareholders, and then only if the aggregate value of all liquidating distributions with respect to a share is less than the shareholder's tax basis for that share. Shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of our dissolution and liquidation pursuant to the plan of dissolution.

We expect to close our transfer books if the plan of distribution is approved and implemented, which may prevent our shareholders from liquidating their holdings in our shares.

           The plan of distribution provides that we may close our share transfer books at any time after we file our articles of dissolution. Upon the closing of our transfer books, share certificates evidencing our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law, and we will not issue any new stock certificates, other than replacement certificates. Accordingly, if the plan of dissolution is approved and implemented, shareholders may not be able to liquidate their investment in the Company or otherwise receive value for their shares other than through receipt of liquidating distributions pursuant to the plan of dissolution. No assurance can be given that our shareholders will receive notice of the date our transfer books closed in sufficient time, if at all, to effect a sale of their shares of our common stock.

Our shareholders could approve the asset sale but vote against the plan of dissolution.

           After the asset sale, we will have no business, operations or assets with which to generate revenue, and will have retained only those employees required to wind up our business and affairs. We do not intend to invest in another operating business or otherwise invest the proceeds other than in money market funds or similar short-term investments. If the plan of dissolution is not approved, we will proceed with the sale of substantially all of our assets, pay all of our liabilities, and, as a result of the plan of dissolution not being approved, use some of the cash received from the asset sale to pay ongoing operating expenses instead of distributing it to our shareholders pursuant to the plan of dissolution, which would decrease the distribution to be made to our shareholders. If the plan of dissolution is not approved, we may make a second attempt to solicit a vote of the shareholders to approve the plan of dissolution.

           At this time, our board of directors has considered numerous options and has determined that it is in the best interests of our shareholders to dissolve the Company and return the net cash to our shareholders. The board of directors, however, retains the right to consider other alternatives should a more attractive opportunity arise before or after the effective date. If shareholders do not approve the plan of dissolution, we expect that our cash resources will continue to diminish and would likely adversely affect our financial condition and the value of your common shares. Such a result would increase the risk that you would lose all of your investment. Moreover, any alternative selected by the board of directors may have unanticipated negative consequences.

If we fail to retain the services of certain key personnel, the plan of dissolution may not succeed.

           The success of the plan of dissolution depends in large part upon our ability to retain the services of Bernay Box, our Chairman and Chief Executive Officer and Murrey Wanstrath, our Chief Financial Officer. We expect them to remain as employees to assist in our liquidation. Failure to retain these personnel could harm the implementation of the plan of dissolution. If we fail to retain the services of these personnel, we will need to hire others to oversee our liquidation and dissolution, which could involve additional compensation expenses, if such other personnel are available at all.

The board of directors may abandon the asset sale and suspend implementation of the plan of dissolution even if they are approved by the shareholders.

           Even if the shareholders approve the asset sale and the plan of dissolution at the special meeting, if for any reason, the board of directors determines that such action would be in our best interests and the best interests of the shareholders, the board of directors may, in its sole discretion and without requiring advance shareholder approval, abandon the asset sale and terminate the purchase agreement and suspend the plan of dissolution or revoke the articles of dissolution of the Company, to the extent permitted by the IBCA. A revocation of the dissolution would result in the shareholders not receiving any liquidating distributions pursuant to the plan of dissolution.

If our shareholders do not approve the plan of dissolution, our stock price may be adversely affected.

           If our shareholders do not approve the plan of dissolution, our stock price may be adversely affected due to market perception about our ability to restart and operate successfully or to successfully pursue other strategic alternatives.

Risks Related to our Business

We face substantial competition and rapid change from other industry participants and competitors, including other securities and financial services firms, which could harm our financial performance if we fail to compete.

           We encounter aggressive competition from numerous competitors in most areas of our business. Many of our competitors have longer operating histories and greater resources than we do and offer a wider range of brokerage and brokerage related products and services. Many also have greater name recognition, greater market acceptance and larger customer bases. These competitors may conduct extensive promotional activities and offer better terms, lower prices and/or different products and services than we do. In addition, new competitors may emerge at any time. The competitiveness of our operations may be threatened by new technologies or market trends which could lead to reduced financial results. In addition, the market for securities and financial services and the related infrastructure products and services is rapidly evolving and highly competitive. Competitors may be able to respond more quickly to new or changing opportunities, technologies and client requirements and may be able to implement significant technology enhancements or offerings, undertake more extensive promotional activities, offer more attractive terms to clients and adopt more aggressive pricing policies than ours, based on our limited resources. If we fail to compete effectively our revenue could decrease and our operating results could be materially harmed.

Our procedures may not be sufficient to properly monitor our correspondents or clearing partners or protect us from liability for their acts under current laws and regulations.

           Any intentional failure, negligence or unintentional errors in properly performing our clearing functions or any mishandling of funds and securities held by us on behalf of our correspondents and their clients could lead to censures, fines or other sanctions by applicable authorities, cease and desist orders or suspension or disqualification of employees or officers as well as actions in tort brought by parties who are financially harmed by those failures or mishandlings. The growth of our business and expansion of our client base may place a significant strain on our management and operations. While many of our systems and processes are designed to accommodate additional growth without redesign or replacement, we may nevertheless need to make significant investments in additional hardware and software to accommodate growth or such enhancement, change or addition may not be timely enough. If we fail to implement or adapt proper procedures we may be subject to liability or loss of revenues that could result in substantial costs to us and distract our management from our business.

We operate in a highly regulated industry and compliance failures could adversely affect our business.

           We operate under extensive regulation which increases our cost of doing business and is a limiting factor on the operations and development of our business. Our business and operations are subject to regulation by the SEC, FINRA, the CFTC, the NFA and other SROs, and state securities commissions. We also may be subject to regulation by securities regulatory authorities in other foreign countries where our customers are located. The securities industry in the United States covers all aspects of the securities business, including:

•	sales and marketing methods,
•	use and safekeeping of customers' funds and securities,
•	trade practices,
•	capital structure,
•	record-keeping,
•	financing of customers' purchases, and
•	conduct of directors, officers and employees.

           Failure to comply with any of the laws, rules or regulations applicable to us, even inadvertently, could lead to adverse consequences including investigation, censure, fine, the issuance of cease-and-desist orders, other penalties from regulatory agencies, criminal penalties, civil lawsuits, or the suspension or disqualification of Terra Nova, or the suspension or disqualification of our directors, officers or employees. Any of these consequences could adversely affect our business.

Downturns or disruptions in the securities markets could reduce trade volumes and margin borrowing and increase our dependence on our more active customers.

           Like other financial services firms we are affected directly by national and global economic, political and market conditions, broad trends in business and finance, distributions to the securities markets and changes in volume and price levels of securities and futures transactions. Historically, securities trading volume in the United States has fluctuated considerably. We expect our revenues to be adversely affected by periods of low trading volume. Decreases in trade volume may be more significant for us with respect to our less active customers, increasing our dependence on our more active trading customers. Decreases in volumes, as well as securities prices, are also typically associated with a decrease in margin borrowing. Because we generate revenue from interest charged on margin borrowing by our customers such decreases result in a reduction of revenue. When transaction volume is low our operating results may suffer in part because some of our overhead costs may remain relatively fixed.

Market conditions and short-term interest rates remaining low would negatively impact our revenues and profitability.

           The profitability of our margin lending activities depends to a great extent on the difference between interest income earned on margin loans and investments of client cash and the interest expense paid on client cash balances and borrowings. If short-term interest rates remain low we generally expect to receive less interest income on client cash deposits held in reserve and on margin debit balances and potentially a smaller gross interest spread causing our net interest income to decline. Short-term interest rates are highly sensitive to factors that are beyond our control including general economic conditions and the policies of various governmental and regulatory authorities.

           Our level of business activity depends upon a healthy and active market for the purchase and sale of securities. Bear markets, flat market trends, or market interruptions generally decrease the overall market, trading volumes and investor activity. We find that during these times both gross commissions, total trades, and overall volume can increase or decrease substantially.

We have off-balance sheet risk associated with our broker-dealers and our margin lending business which subjects us to credit risks.

           We provide margin loans to investors, therefore, we are subject to risks inherent in extending credit. Our credit risks include the risk that margin requirements may be inadequate and the value of the collateral we hold could fall below the amount of an investor's indebtedness especially when the market is rapidly declining. During periods of fast market movement, as the securities markets have recently experienced, and in cases where leverage or collateral is concentrated and market movements occur, the risks associated with margin credit and leverage increase. During such times, customers who utilize margin credit or leverage and who have collateralized their obligations with securities may find that securities have a rapidly depreciating value and may not be sufficient to cover their obligations in the event of liquidation. Agreements with margin account investors permit us to liquidate their securities with or without prior notice in the event that the amount of margin collateral becomes insufficient or might be considered questionable. Despite those agreements we may be unable to liquidate the clients' securities. In connection with securities activities, we also execute client transactions involving the sale of securities not yet purchased, known as "short sales," all of which are transacted on a margin basis subject to federal, self-regulatory organization and individual exchange regulations and its clearing broker's internal policies. In all cases, such transactions may expose us to significant off-balance sheet credit risk in the event client collateral is not sufficient to fully cover losses that clients may incur.

           We provide guarantees to clearing organization and exchanges under standard membership agreements, which require members to guarantee the performance of other members. Under the agreements, if another member becomes unable to satisfy its obligations to the clearing organization and exchanges other members would be required to meet shortfalls. Our liability under these arrangements is not quantifiable and may exceed the cash and securities we have posted as collateral.

We have exposure to liquidity risk.

           We fund customer margin loans with customer credit balances. A reduction of funds available from client credit balances may require us to seek other potentially more expensive forms of financing such as borrowings on lines of credit.

Economic conditions and other securities industry risks could adversely affect our business.

           Substantially all of our revenues are derived from our securities brokerage business. Like other securities brokerage businesses we are directly affected by economic and political conditions, broad trends in business and finance and changes in volume and price levels of securities transactions. Events in global financial markets over the past year, including failures and government bailouts of large financial services companies resulted in substantial market volatility. Any sustained downturn in general economic conditions or U.S. equity markets could result in reduced client trading volume and net revenues. Severe market fluctuations or weak economic conditions could reduce our trading volume and net revenues and have a material adverse effect on our profitability.

Changes in legislation or rules or regulations could negatively impact our business and financial results.

           The regulatory environment in which we operate may change. These changes may affect our ability to conduct our business or reduce our profitability. Our activities may be affected not only by legislation or regulations of general applicability, but also by industry-specific legislation or regulations. Our brokerage customers may also be affected by changes in rules and regulations that could negatively impact us. The SEC, other U.S. governmental authorities, FINRA, the NFA or other SROs may adopt new or revised regulations which affect our business. Changes in the interpretation or enforcement of existing laws and rules by those entities may also affect our business.

            Recently, firms in the financial services industry have been operating in a difficult regulatory environment. Legislators and regulators have proposed an unprecedented amount of new legislation, rule changes or changes in the interpretation or enforcement of existing federal, state and self-regulatory organization rules and regulations impacting our industry. Recent market disruptions have led to numerous proposals for changes in the regulation of the financial services industry, including significant additional regulation. The adoption of any such new legislation, rule changes or enforcement standards could directly affect or change both our operation and financial condition. Our financial condition could also be affected by rules and regulations that impact the business and financial communities generally, including changes to the laws governing fiduciary duties, conflicts of interest, taxation, electronic commerce, client privacy and security of client data.

           In addition, we use the Internet as the distribution channel to provide services to our customers. We must comply with a variety of federal and state laws affecting the content of materials distributed over the Internet, as well as regulations and other laws restricting the collection, use and disclosure of personal information that we may obtain in the course of providing our online services. Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could increase our cost of doing business, decrease the demand for our products and services, or otherwise harm our business. A number of regulatory agencies have recently adopted regulations regarding customer privacy and the use of customer information by service providers. Additional laws and regulations relating to the Internet may be adopted in the future, including regulations regarding the pricing, privacy, taxation, content and quality of products and services delivered over the Internet. Compliance with future laws and regulations, or existing laws as they may be interpreted in the future, could be expensive, time consuming, or impractical.

We are subject to litigation and regulatory investigations and proceedings and may not always be successful in defending against such claims and proceedings.

           The financial services industry faces substantial litigation and regulatory risks. We are subject to arbitration claims and lawsuits in the ordinary course of our business. We also are the subject of inquiries, investigations and proceedings by regulatory and other governmental agencies. Actions brought against us may result in settlements, awards, injunctions, fines, penalties and other results adverse to us. Predicting the outcome of such matters is inherently difficult, particularly when claimants seek substantial or unspecified damages or when investigations or legal proceedings are at an early stage. A substantial judgment, settlement, fine or penalty could be material to our operating results or cash flows for a particular period, depending on our results for that period, or could cause us significant reputational harm, which could harm our business prospects. In market downturns, the volume of legal claims and amount of damages sought in litigation and regulatory proceedings against financial services companies have historically increased. The volume of claims and amount of damages claimed in litigation and the volume of regulatory matters have been increasing and remain high.

If we lose the services of any of our key personnel our business may be unable to attract qualified replacements.

           Our success is heavily dependent on the performance of our executive officers and managers. Our growth and future success will depend, in large part, on the continued contributions of these key individuals as well as our ability to motivate and retain our personnel. Loss of any of our key personnel could result in severe hardship in our ability to execute our business plan. We believe that our future success will depend in part on our ability to recruit and retain highly skilled management, sales and marketing, and technical personnel. Competition in recruiting personnel in the industry is intense.

Operational changes may disrupt our operations.

           We continually evaluate our products, services and corporate strategy. We have in the past undertaken, and will in the future undertake, operational changes and/or product, technology and marketing strategy modifications, including without limitation, our current plan to exit our clearing operations. These operational changes increase the risk that objectives will not be met due to the allocation of valuable limited resources to implement changes. Further, due to the uncertain nature of any of these undertakings, these efforts may not be successful and we may not realize any benefit from these efforts.

Legal and regulatory compliance continues to become more complex and costly.

           We are subject to a high degree of legal and regulatory requirements. The cost and complexity of meeting these requirements continues to increase.

           We have implemented and continue to implement formal compliance procedures to respond to regulatory requirements and changes. Our future operating results will depend on our ability:

•	to improve our systems for operations, financial controls, communication and information management; and
•	to refine our compliance procedures and enhance our compliance oversight, and to recruit, train, manage and retain our employees.

           Increases in costs associated with these efforts would cause our operating margins to decline from current levels.

We rely on intellectual property and proprietary rights to protect the products that we have developed as well as those of third-party vendors.

           The success of our business depends, in part, on obtaining intellectual property protection for our products, defending our intellectual property once obtained, preserving our trade secrets and the protection of our third party vendors. To protect our intellectual property rights, we rely on a combination of trademark laws, copyright laws, patent laws, trade secret protection, confidentiality agreements and other contractual arrangements with our affiliates, clients, and third-party vendors. The protective steps we have taken may be inadequate to deter misappropriation of our proprietary information. Even if we are able to defend our intellectual property, there may be little recognition of our brand and trademark in the marketplace. We may also be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Failure to protect our intellectual property adequately could harm our brand and affect our ability to compete effectively. Further, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could adversely affect our business, financial condition and operating results.

           Also, protection may not be available for our intellectual property. We currently do not own any patents and we cannot verify with certainty the intellectual property owned by our third-party vendors. There can be no assurance that we will be able to secure significant protection for any or our intellectual property. In addition, we cannot assure you that we are or will be aware of all patents containing claims that may pose risk of infringement by our products and services. Any intellectual property claims, with or without merit, could be time-consuming, expensive to litigate or settle and could divert management resources and attention. Successful challenges against us could require us to modify or change or discontinue use of the portions of our products or services that are found to be infringing or violating the rights of others or to obtain licenses from third parties. Such claims could result in awards of substantial damages which could have a significant adverse impact on our results of operations. In addition, intellectual property litigation or claims could force us to:
•	cease licensing, incorporating or using any of our products or those of our third-party vendors that incorporate the challenged intellectual property, which would adversely affect our financial operating results;
•	obtain a license from the holder of the infringed intellectual property right which may not be available on reasonable terms, if at all; or
•	redesign our products, which would be costly and time-consuming, and divert the attention of limited technical and management resources.

Our risk management policies and procedures may not be effective and may leave us exposed to unidentified or unexpected risks.

           Our policies, procedures and practices used to identify, monitor and control a variety of risks may fail to be effective. As a result, we face the risk of losses, including losses resulting from firm errors, customer defaults, market movements, fraud and money-laundering. Our risk management methods rely on a combination of technical and human controls and supervision that are subject to error and failure. Some of our methods of managing risk are based on internally developed controls and observed historical market behavior, and also involve reliance on industry standard practices. These methods may not adequately prevent future losses, particularly as they relate to extreme market movements, which may be significantly greater than the historical measures indicate. These methods also may not adequately prevent losses due to technical errors if our testing and quality control practices are not effective in preventing technical software or hardware failures.

The loss of or change in our third-party vendors may adversely affect our business.

           We rely on a number of third parties for various services. These include the services of market makers and exchanges to execute customer orders and other third parties for back-office services and other information necessary to run our business, including transaction summaries, data feeds for compliance and risk management, execution reports and trade confirmations. We also rely on third-party vendors for our trading platforms. Also, third-party content providers provide us with all of the financial information, market news, charts, option and stock quotes, research reports and other fundamental data that we offer to customers. Furthermore, we have offsite third-party data center operations that are critical to our business.

           We cannot assure you that any of these providers will be able to continue to provide these services in an efficient, cost-effective manner or that they will be able to adequately expand their services to meet our needs. An interruption in or the cessation of service by any third-party service provider as a result of systems failures, capacity constraints, unanticipated trading market closures or for any other reason, and our inability to make alternative arrangements in a smooth and timely manner, if at all, may impact our ability to process trades and have other material adverse effect on our business, financial condition and operating results.

Introduction of new operating systems or the inability to retain third-party technologies may disrupt our operations and cause significant fluctuations in our financial results.

           Although we believe that the target operating systems and products are and will be widely offered and utilized by businesses in the corporate market, no assurances can be given that this will continue and in the future we might be forced to migrate to other computing technologies that we do not currently support. Moreover, if our products and technology are not compatible with new developments from these companies, our business, results of operations and financial condition could be materially and adversely affected as a result of the expenses we incur to make our products compatible.

We may be unsuccessful in utilizing new marketing and/or new distribution channels which may decrease our ability to implement our business plan.

           We have pursued, and may continue to invest in both new and proven marketing channels that historically have been cost effective for advertising and marketing which include strategic alliances with complementary businesses and internet marketing. In an effort to diversify our sources of revenue and expand our client bases new or existing marketing channels may increase costs and delay or divert management's attention. In addition, we rely upon the internet for marketing and the distribution of our products and services. This form of marketing may not be successful in the future.

Systems failures and delays could harm our business.

           We receive and process trade orders through a variety of electronic channels. Our online trading services and our products are heavily dependent on the integrity of the systems supporting them. Our systems and operations, including our web servers and those of our third party service providers, are vulnerable to damage or interruption from human error, sabotage, encryption failures, break-ins, intentional acts of vandalism, earthquakes, terrorist attacks, floods, fires, power loss, telecommunications failures, computer viruses, computer denial of service attacks or other attempts to harm our systems and operations, and similar events. Our disaster recovery planning cannot account for all potential eventualities. In addition, extraordinary trading volumes could cause our computer systems to operate at an unacceptably low speed or even fail. While we have invested significant amounts to upgrade the reliability and scalability of our systems there can be no assurance that our systems will be sufficient to handle such extraordinary trading volumes.

           Systems failures or delays may occur in the future and could cause, among other things, unanticipated disruptions in service to our clients, slower system response time resulting in transactions not being processed as quickly as our clients desire, decreased levels of customer service and customer satisfaction and harm to our reputation. If any of these events were to occur, we could suffer:

•	a loss of clients;
•	increased operating expenses;
•	financial losses; and
•	litigation or other customer claims and regulatory sanctions or additional regulatory burdens.

          Our business also depends on the continued reliability of the internet infrastructure. This includes maintenance of a reliable network backbone with the necessary speed, data capacity and security for providing reliable internet services. Internet infrastructure may be unable to support the demands placed on it if the number of internet users continues to increase or if existing or future internet users access the internet more often or increase their bandwidth requirements. In addition, viruses, worms and similar programs may harm the performance of the internet. We have in the past experienced outages and other delays as a result of internet failure.

Additional cash resources may be needed in the future but may not be available.

           While we have limited but adequate cash resources now we may have additional cash and liquidity needs in the future that are difficult to meet. Additional financing sources may include debt and/or equity financing though there is no guarantee that adequate amounts of debt or equity financing will be available if needed on acceptable terms. Any future issuance of stock may have a negative impact on the stock price.

Failure to comply with net capital requirements could adversely affect our business.

           The SEC, FINRA, CFTC, NFA and other SROs have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers. Our operating broker-dealer subsidiary, Terra Nova, is required to comply with these net capital requirements. If we fail to maintain the required net capital, the SEC or CFTC could fine us or even suspend or revoke our registration, or the applicable SRO could sanction us, including by limiting our growth or expelling us from membership. Any of these actions could have a material adverse effect on our business. If such net capital rules are changed or expanded, or if there is an unusually large charge against net capital, trading operations that require the use of capital could be restricted. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our then present levels of business, which could have a material adverse effect on our business, financial condition, results of operations and projections. As a holding company we access the earnings of our broker-dealer subsidiary through receipt of capital. Net capital requirements may limit our ability to access those earnings.

Procedures and requirements of the Patriot Act may expose us to significant costs or penalties.

           As participants in the financial services industry our subsidiaries are subject to laws and regulations, including the U.S. Patriot Act of 2001, that require that they know their clients and monitor transactions for suspicious financial activities. The cost of complying with the Patriot Act and related laws and regulations is significant. We face the risk that our policies, procedures, technology and personnel directed toward complying with the U.S. Patriot Act are insufficient and that we could be subject to significant criminal and civil penalties due to noncompliance. Such penalties could have a material adverse effect on our business, financial condition and operating results. As an online broker with clients worldwide we may face particular difficulties in identifying our clients and monitoring their activities.

Our controls and procedures may not prevent or detect all errors or acts of fraud.

           Our management, including our Chief Executive Officer and Chief Financial Officer, believes that any disclosure controls and procedures or internal controls and procedures, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. Further, the design of a control system must consider the benefits of controls relative to their costs. Inherent limitations within a control system include the realities that judgments in decision making can be faulty and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by an unauthorized override of the controls. The design of any system of controls also is based in part upon certain assumptions about the likelihood of future events and we cannot assure you that any design will succeed in achieving its stated goals under all potential future conditions. Accordingly, because of the inherent limitations in a cost effective control system misstatements due to error or fraud may occur and may not be prevented or detected.

Failure to maintain an effective system of internal control over financial reporting may have an adverse effect on our stock price.

           We have in the past, and may in the future, discover areas of our internal control over financial reporting which may require improvement. If we are unable to assert that our internal control over financial reporting is effective in any future period we could lose investor confidence in the accuracy and completeness of our financial reports which could have an adverse effect on our stock price.

Our self-clearing operations for securities expose us to liability for errors in clearing functions.

           Clearing and execution services include the confirmation, receipt, settlement and delivery functions involved in securities transactions. Clearing brokers also assume direct responsibility for the possession and control of client securities and other assets and the clearance of client securities transactions. However, clearing brokers also must rely on third-party clearing organizations such as DTCC and OCC in settling client securities transactions. Self-clearing securities firms are subject to substantially more regulatory control and examination than introducing brokers that rely on others to perform clearing functions. Errors in performing clearing functions, including clerical and other errors related to the handling of funds and securities held by us on behalf of our clients could lead to losses and liability in related lawsuits brought by clients and others.

We are dependent on third-party clearing agents for executing and processing our futures transactions and any failures by them or difficulties in our third-party relationships could materially harm our business.

           We are dependent on certain third-party clearing agents for the orderly processing of futures and options on futures transactions. Our clearing agreements with our clearing firms may be terminated by any of the parties upon prior written notice. Breaches or termination of these agreements or the clearing firms' agreements with their third-party suppliers could harm our business. Termination of our relationship with our clearing firms could expose us to certain capital reserve requirements and other complex regulatory requirements imposed by federal and state securities laws, and additional system modifications, which could have a material adverse effect on our business. Moreover, we have agreed to indemnify and hold harmless our clearing firms from certain liabilities or claims, including claims arising from the transactions of our clients, and may incur significant costs as a result.

Losses due to employee or customer fraud could have an adverse effect on our business.

           We are exposed to potential losses resulting from fraud and other misconduct by employees, clients or third-parties. Employees may bind us to transactions that exceed authorized limits or present unacceptable risks, hide from us unauthorized or unsuccessful activities or improperly use confidential information. Third-parties may engage in fraudulent activities, including fraudulent access to legitimate customer accounts, the use of a false identity to open an account, or the use of forged or counterfeit checks for payment. Such types of fraud may be difficult to prevent or detect and we may not be able to recover the losses caused by such activities. Any such losses could have a material adverse effect on our business, financial condition and operating results.

There is increasing globalization with associated risks.

           We are receiving increasing inquiries from foreign nationals who wish to trade financial instruments in the United States. To the extent that we may become increasingly reliant on foreign investors for revenue we face risks that foreign economic downturns may disrupt that revenue and also that servicing foreign clients may involve costly additional regulatory requirements.

Servicing customers outside the United States involves special challenges that we may not be able to meet, which could negatively impact our financial results.

           Since our services are available over the Internet in foreign countries and we have customers residing in foreign countries, foreign jurisdictions may claim that we are required to qualify to do business in their country. We may be required to comply with the laws and regulations of each country in which we conduct business, including laws and regulations currently in place or which may be enacted related to Internet services available to their citizens from service providers located elsewhere. Any failure to develop effective compliance and reporting systems could result in regulatory penalties in the applicable jurisdiction, which could have a material adverse effect on our business, financial condition and operating results.

Risks Related to the Offering

The future sale of shares of our common stock may negatively impact our stock price.

           Our stock is thinly traded. If our shareholders sell substantial amounts of our common stock the market price of our common stock could fall. A reduction in ownership by one of our large shareholders could cause the market price of our common stock to fall.

The price of our stock can fluctuate significantly.

           The market price of our shares has been volatile in the past and may continue to experience substantial volatility. We expect our common shares to continue to be subject to fluctuations. As described above, the current market price of our common shares may reflect a market assumption that the asset sale will occur. Accordingly, our share prices may experience volatility resulting from perceptions regarding our ability to complete the asset sale. In addition, a failure to complete the asset sale could result in a negative perception by the market of us generally and a resulting decline in the market price of our common shares. Other factors that could cause fluctuation in the share price may include, among other things:

•	actual or anticipated variations in quarterly operating results;
•	changes in our relationships with our strategic partners;
•	the sale of shares by our significant stockholders;
•	announcements of technological advances by us or our competitors;
•	conditions or trends in our industry, including demand for our products and services, technological advances and governmental regulations;
•	litigation involving or affecting us; and
•	additions or departures of our key personnel.

           Broad market and industry factors could also adversely affect the market price of our common shares, regardless of our actual operating performance. The realization of any of these risks and other factors beyond our control could cause the market price of our common shares to decline significantly.

Our quarterly financial results are subject to significant fluctuations which could cause our stock price to decrease.

           We have been subject to substantial fluctuations in quarterly net revenues and operating results and these fluctuations may recur in the future. We have previously experienced shortfalls in revenue and earnings from levels expected by investors which have had an immediate and significant adverse effect on the trading price of our common stock and this may recur in the future. Fluctuations may be caused by a number of factors, including:

•	the timing and volume of new customer accounts, trade volumes and software subscription fees;
•	the timing and amount of our expenses;
•	the introduction of competitive products by existing or new competitors;
•	reduced demand for any given product;
•	strategic alliances that fail to meet expectations; and
•	the market's transition between operating systems.

          These factors increase the chances that our results could diverge from the expectations of investors and analysts. If so, the market price of our stock would potentially decrease. Please see our accompanying financial statements.

Our stock has traded historically at low values and has received little interest from the investment community.

          For the past three years our shares have traded at prices below $3.00 per share (as adjusted for the one-for-ten reverse stock split we completed in August 2007) and our highest closing price during the two year period ending December 31, 2009 was $1.62 per share. In August 2002, we were delisted from the NASDAQ SmallCap Market because of our failure to maintain minimum continued listing requirements.

          Holders of our common stock may not be able to sell their shares when desired if a liquid trading market does not develop or for their purchase price or more per share even if a liquid trading market develops.

          Our stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is a market with generally less liquidity and fewer buyers and sellers than the NASDAQ or other stock exchanges. Even if a liquid market develops for our stock there is no assurance that it can be maintained. This may affect the investors ability to sell shares on short notice and the sale of a large number of shares at one time could temporarily depress the market price of our stock. For these and other reasons our stock should not be viewed as a short-term investment.

Shares listed on our registration statement on Form SB-2 (File no. 333-136194) were sold during a period utilizing the registration statement on Form SB-2 when it was not effective. Any purchaser of these shares may have rescission rights that could require us to repurchase their shares.

          Our registration statement on Form SB-2 (File no. 333-136194) was declared effective by the SEC on February 13, 2007 but was no longer effective as of November 13, 2007 because the registration statement was not properly updated with our current audited financial information. It has since been properly updated and a Post-Effective Amendment No. 2 to the registration statement was declared effective on February 10, 2010. Any shares offered and sold utilizing that registration statement and the related prospectus after November 13, 2007, but before the Post-Effective Amendment No. 2 was declared effective on February 10, 2010, would not comply with Section 10(a)(3) and Sections 5(b)(1) and 5(b)(2) of the Act and may be subject to rescission. We believe that 9,200 of our shares were sold pursuant to the registration statement on Form SB-2 after November 13, 2007 and before February 10, 2010 and it is possible that there were an additional 32,872 of our shares that could have also been sold during that period. In order to address this issue, if the identity of any purchasers of such shares is ascertained, we will make a rescission offer to the purchasers of these shares. If any such rescission offer is accepted we could be required to make a payment(s) to the purchaser(s) of these shares at the price of the shares on the date of the transaction plus any applicable statutory interest. Federal securities laws do not provide that a rescission offer will terminate a purchaser's right to rescind a sale of stock that was not registered as required or was not otherwise exempt from such registration requirements. If any or all of the potential offerees reject the rescission offer we may continue to be liable under federal and state securities laws for such sales of shares pursuant to the registration statement on Form SB-2 since November 13, 2007 plus any statutory interest we may be required to pay. In addition, regulators could impose monetary fines or other sanctions as provided under federal or state securities laws.

Substantial sales of our shares may have an adverse impact on the trading price of our shares.

          Shareholders may decide that they do not want to continue holding shares in us and may sell their shares. We cannot predict whether shareholders will resell large numbers of our shares in the public market. If our shareholders sell large numbers of our shares over a short period of time, or if investors anticipate large sales of our shares over a short period of time, this could adversely affect the trading price of our shares.

Our shareholders may experience significant dilution if future equity offerings are used to fund operations or acquire complementary businesses or as a result of option and warrant exercises.

          Our amended and restated articles of incorporation authorize the issuance of up to 150,000,000 shares of common stock and up to 5,000,000 shares of preferred stock. There are 25,054,508 common shares outstanding and no preferred shares outstanding as of July 1, 2010. Additionally, we have issued options and warrants to purchase our common stock. There are an additional approximately 17.5 million shares available for purchase under outstanding warrants and options. We may seek to raise additional capital to meet our financial needs through the sale of equity or other securities, acquire complementary businesses through the issuance of equity or other securities or have stock options exercised. Our Board of Directors has the power to issue substantial additional common shares and preferred shares without shareholder approval. Potential investors should be aware that any such share issuance may result in reduction of the book value or market price, if any, of the outstanding common shares. If we issue any additional common shares or preferred shares such issuance will reduce the proportionate ownership and voting power of all shareholders. Further, any new issuance of shares may result in a change in control of us. However, under the purchase agreement we are prohibited from issuing any such additional shares.

The requirements of being a public company may strain our resources, divert management's attention and affect our ability to attract and retain qualified board members.

          As a public company, we are subject to the reporting requirements of the Exchange Act, and the Sarbanes-Oxley Act of 2002, (the "Sarbanes-Oxley Act"), and the other rules and regulations of the SEC. The requirements of these rules and regulations create additional legal and financial compliance costs, make some activities more difficult, time-consuming or costly and may also place undue strain on our systems and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal controls for financial reporting. In order to maintain and improve the effectiveness of our internal control over financial reporting, significant resources and management oversight will be required. As a result, management's attention may be diverted from other business concerns which could have a material adverse effect on our business, financial condition and results of operations.

          These rules and regulations could also make it more difficult for us to attract and retain qualified independent members of our Board of Directors. Additionally, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. We may be required to accept reduced coverage or incur substantially higher costs to obtain coverage.

If we fail to remain current on our reporting requirements we could be removed from the OTCBB, which would limit the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

          If we fail to remain current on our reporting requirements under the Exchange Act we could be removed from the OTCBB. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market. In the past we have on occasion extended the date required for filing annual and quarterly reports and have been late on one or more filings.

Some provisions of our articles of incorporation and bylaws may discourage takeovers and serve to entrench management.

          Our articles of incorporation and bylaws contain some anti-takeover provisions that may discourage or make more difficult a tender offer, change in control or takeover attempt that is opposed by our Board of Directors. In particular, our articles of incorporation and/or bylaws:

•	require shareholders to give us advance notice to nominate candidates for election to our Board of Directors;
•	permit our Board of Directors to issue, without shareholder approval, preferred stock with such terms as the board may determine; and
•	require the vote of the holders of at least two-thirds of the voting shares for shareholder amendments to certain provisions of our articles of incorporation and bylaws.

          These provisions of our articles of incorporation and bylaws, and Illinois law, could discourage potential acquisition proposals and could delay or prevent a change in control of us, even though a majority of our shareholders may consider such proposals, if effected, desirable. These provisions could also make it more difficult for third parties to remove and replace the members of our Board of Directors. Moreover, these provisions could diminish the opportunities for shareholders to participate in some tender offers, including tender offers at prices above the then-current market value of our shares and may also inhibit increases in the trading price of our shares that could result from takeover attempts or speculation.

USE OF PROCEEDS

          We will not receive any proceeds from the sale of the common stock offered by this Prospectus. The selling shareholders will receive all of the proceeds.

DETERMINATION OF OFFERING PRICE

          The Selling Stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, or at privately negotiated prices. Please refer to "Plan of Distribution."

SELLING SHAREHOLDERS

          We registered 11,500,000 shares of our common stock under the Prior Registration Statement, pursuant to a registration rights agreement that requires us to register up to fifty percent of our outstanding common stock beneficially owned by the selling stockholders. These shares were beneficially acquired by the selling shareholders pursuant to private placement offerings of our Series E Preferred Stock completed on May 19, 2006. We agreed to register certain shares of our common stock in connection with the private placement pursuant to a registration rights agreement. At the September 28, 2006 shareholder meeting the shareholders approved an amendment to increase our authorized shares to 800,000,000, which amendment was filed on October 16, 2006, resulting in the automatic conversion of the Series E Preferred Stock into common stock. Certain of the shares of common stock beneficially owned by each of the selling shareholders are being registered to permit public secondary trading of these shares, and the selling shareholders may offer these shares for resale from time to time. See "Plan of Distribution." The registration rights agreement covering the Series E Preferred Stock requires us to register a number of shares up to one-half of our outstanding shares. Some of the shares registered under the Prior Registration Statement were sold under the Prior Registration Statement. This Post-Effective Amendment No. 3 registers the shares registered under the Prior Registration Statement that the selling shareholders did not sell under the Prior Registration Statement.

          The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock for selling shareholders as of June 1, 2010 and the number of shares that may be offered pursuant to this Prospectus. The shares in the table are reflective of the one-for-ten reverse stock split that occurred in August 2007. Except as may be identified in the footnotes to the table, none of the selling shareholders has, or within the past three years has had, any position, office or material relationship with us or any of our predecessors or affiliates. The table has been prepared based upon information in our records or furnished to us by or on behalf of the selling shareholders.

          The selling shareholders may decide to sell all, some, or none of the shares of common stock listed below. We cannot provide you with any estimate of the number of shares of common stock that any of the selling shareholders will hold in the future.

          None of the selling shareholders is a registered broker-dealer. Footnote 5 following the table discloses certain affiliates of registered broker-dealers. Each of such persons has represented to the Company that they purchased the securities to be resold in the ordinary course of business, and at the time of the purchase, the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

           For purposes of this table, beneficial ownership is determined in accordance with the rules of the SEC, and includes voting power and investment power with respect to such shares. All percentages are approximate.

          As explained below under "Plan of Distribution," we have agreed to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this Prospectus.

	Shares Beneficially Owned Prior to Offering (1)
	Common Shares other than Series E	Common Stock converted from Series E	Common	Shares Subject to	Beneficial Ownership	Number of Shares Offered	Owned After the Offering
Affiliates of broker-dealers	Preferred	Preferred	Shares	Warrants	Percentage	Hereby	Number	Percent(3)

Mary Patricia Kane (5)	-	135,667	135,667	67,833	0.81%	66,864	136,636	0.54%

Mary Patricia Kane IRA (5)	-	35,000	35,000	17,500	0.21%	17,250	35,250	0.14%

Michael G. Nolan (5)	10,000	26,667	36,667	13,334	2.4%	13,143	36,858	0.11%

Jerald G. Kallas (5)	2,502	333,333	335,835	166,667	2.3%	164,286	338,216	1.34%

Dewey M. Moore (5)	290,506	166,667	457,172	83,333	2.15%	82,143	458,363	1.82%

Dewey M. Moore, Jr. & Jennifer S. Moore JTWROS (5)	128,729	80,000	208,729	40,000	0.99%	39,429	209,300	0.83%

Other selling shareholders
Anna L Gillilan & Roderic W Gillilan (7)	-	18,000	18,000	9,000	0.11%	8,871	18,129	0.07%

Arabella Group, LLC (8)	-	66,667	66,667	33,333	0.40%	32,857	67,143	0.27%

Bay Pond Investors (Bermuda) LP (6)	-	284,639	284,639	143,333	1.71%	141,286	286,686	1.15%

Bay Pond Partners, LP (6)	-	911,305	911,305	456,667	5.37%	450,143	917,829	3.61%

Bill F. Sims	-	20,000	20,000	10,000	0.12%	9,857	20,143	0.08%

Bill F. Sims, Jr.	-	42,999	42,999	41,667	0.34%	737	83,929	0.33%

Bonanza Master Fund, Ltd. Liquidating Trust (2)	1,120,005	7,573,068	8,693,073	4,706,541	37.00%	3,732,440	9,667,174	22.64%

Brian S. Gilmore	-	16,667	16,667	8,333	0.10%	8,214	16,786	0.07%

Bushido Capital Master Fund, LP (10)	-	221,833	221,833	166,667	1.54%	52,786	335,714	1.33%

Charles & Liz Dawson	6,667	4,000	10,667	2,000	0.05%	1,971	10,695	0.04%

Charles T. Chrietzberg, Jr.	7,000	40,000	47,000	20,000	0.27%	19,714	47,286	0.19%

Claude Wayne Hudson IRA Rollover (7)	-	16,000	16,000	8,000	0.10%	7,886	16,114	0.06%

Commissum Financial Services (11)	-	500,000	500,000	250,000	2.96%	246,429	503,571	1.99%

Corsair Capital Partners, L.P. (12)	-	295,763	295,763	286,000	2.30%	5,677	576,086	2.27%

D Allen & D Allen Ttee, Allen Family Trust U/A DTD 02/04/2003 (7)	-	16,667	16,667	8,333	0.10%	8,214	16,786	0.07%

	Common Shares other than Series E	Common Stock converted from Series E	Common	Shares Subject to	Beneficial Ownership	Number of Shares Offered	Owned After the Offering
	Preferred	Preferred	Shares	Warrants	Percentage	Hereby	Number	Percent(3)

D Armstrong & J Armstrong Ttee, Armstrong Family Trust Investment Account (7)	-	34,000	34,000	17,000	0.20%	16,757	34,243	0.14%

D Landa & D Landa Ttee Landa Family Trust U/A DTD 08/23/2003 (7)	-	36,667	36,667	18,333	0.22%	18,071	36,929	0.15%

D Stalker & M Stalker Ttee Stalker Family Tr U/A DTD 10/02/1990 (7)	-	13,333	13,333	6,667	0.08%	6,571	13,429	0.05%

Dale E. Moore	19,296	20,000	39,296	10,000	0.20%	9,857	39,439	0.16%

Dan A Hanson & Durene C Hanson Ttee Hanson Family Trust (7)	-	18,000	18,000	9,000	0.11%	8,871	18,129	0.07%

Edmund H. Melhado	-	20,000	20,000	10,000	0.12%	9,857	20,143	0.08%

Edward J Fotsch & Debra T Fotsch (7)	-	28,667	28,667	14,333	0.17%	14,129	28,871	0.12%

Edward Paul & Sally Anne Aaronson (7)	-	13,333	13,333	6,667	0.08%	6,571	13,429	0.05%

Finwell & Co. (6)	-	197,971	197,971	100,000	1.18%	98,571	199,400	0.80%

Finwell & Co. (6)	-	197,971	197,971	100,000	1.18%	98,571	199,400	0.80%

Forest Hill Select Fund, LP (14)	-	883,010	883,010	723,333	3.52%	149,343	1,457,000	5.24%

G Hanson & G Hanson Ttee Residual Trust Created under Last Will of Bernice M Hanson (7)	-	25,333	25,333	12,667	0.15%	12,486	25,514	0.10%

Gamma Opportunity Capital Partners, LP Class A (16)	-	88,157	88,157	83,333	0.68%	3,635	167,857	0.67%

Gregory J Loos & Stephanie P Loos (7)	-	13,333	13,333	6,667	0.08%	6,571	13,429	0.05%

Hare & Co (6)	-	462,272	462,272	233,333	2.75%	230,000	465,605	1.86%

Howell Family LP (17)	34,000	33,333	67,333	16,667	0.34%	16,429	67,571	0.27%

J Caird Investors (Bermuda) LP (6)	-	664,638	664,638	333,333	3.93%	328,571	669,400	2.64%

J Caird Partners, LP (6)	-	597,971	597,971	300,000	3.54%	295,714	602,257	2.38%

Jacob & Sherry Landry	-	133,333	133,333	66,667	0.80%	65,714	134,286	0.53%

James F Loos & Sherry Loos Ttee James F Loos, DDS, Pft Shg Plan (7)	-	32,667	32,667	16,333	0.20%	16,100	32,900	0.13%

John and Michelle Kane	-	110,867	110,867	58,333	0.67%	51,700	117,500	0.47%

John M. Porter	-	133,333	133,333	66,667	0.80%	65,714	134,286	0.53%

Joshua Teuber	-	33,333	33,333	16,667	0.20%	16,429	33,571	0.13%

	Common Shares other than Series E	Common Stock converted from Series E	Common	Shares Subject to	Beneficial Ownership	Number of Shares Offered	Owned After the Offering
	Preferred	Preferred	Shares	Warrants	Percentage	Hereby	Number	Percent(3)

Keith E Moe	-	200,000	200,000	100,000	1.19%	98,571	201,429	0.80%

Kent D Fergusson Roth IRA (7)	-	41,333	41,333	20,667	0.25%	20,371	41,629	0.17%

L. Zachary Landry	-	466,667	466,667	233,333	2.77%	230,000	470,000	1.86%

Louis G Bennett, Jr Ttee Louis G Bennett Jr Tr U/A DTD 06/11/1997 (7)	-	18,667	18,667	9,333	0.11%	9,200	18,800	0.08%

Marc Kaufman	45,730	10,000	55,730	5,000	0.24%	4,929	55,801	0.22%

Martin J Cohen	8,000	10,000	18,000	5,000	0.09%	4,929	18,071	0.07%

Mattox L Purvis Jr (7)	-	33,333	33,333	16,667	0.20%	16,429	33,571	0.13%

Michael W. Jordan	75,976	33,333	109,309	16,667	0.50%	16,429	109,547	0.44%

Nite Capital LP (18)	-	98,285	98,285	83,333	0.72%	13,761	167,857	0.67%

Norland Holdings, LTD. (19)	-	16,667	16,667	8,333	0.10%	8,214	16,786	0.07%

Northern California Bancorp, Inc. (23)	-	60,000	60,000	30,000	0.36%	29,571	60,429	0.24%

PAR Investment Partners, L.P. (20)	78,450	2,000,000	2,078,450	1,000,000	8.30%	985,714	1,092,736	4.20%

Patrice O'Brien (7)	-	40,667	40,667	20,333	0.24%	20,043	40,957	0.16%

Peter D Kunoth Charles Schwab & Co Cust Kunoth Con Part PSP (7)	-	25,333	25,333	12,667	0.15%	12,486	25,514	0.10%

R E Schlesinger & S Schlesinger Ttee Schlesinger Family Tr (7)	-	28,667	28,667	14,333	0.17%	14,129	28,871	0.12%

Raging Capital Fund LP (21)	-	133,333	133,333	66,667	0.80%	65,714	134,286	0.53%

Raymond G Thagard Ttee Raymond G Thagard Living Trust U/A DTD 07/25/1985 (7)	-	16,667	16,667	8,333	0.10%	8,214	16,786	0.07%

Richard K. Rainbolt (4)	34,323	20,000	54,323	10,000	0.26%	9,857	54,466	0.22%

Richard McCall Ttee Richard E McCall & Naomi Grace McCall Credit Shelter TR DTD 05/15/1975 (7)	-	17,333	17,333	8,667	0.10%	8,543	17,457	0.07%

Richard Meltebeke (7)	-	19,333	19,333	9,667	0.12%	9,529	19,471	0.08%

Robert L Raffety & Priscilla L Raffety (7)	-	22,667	22,667	11,333	0.14%	11,171	22,829	0.09%

Robert Strougo	13,583	10,000	23,583	5,000	0.11%	4,929	23,655	0.09%

Rush Financial Technologies, Inc. Revocable Trust (15)	-	168,072	168,072	88,800	1.02%	77,646	178,869	0.71%

	Common Shares other than Series E	Common Stock converted from Series E	Common	Shares Subject to	Beneficial Ownership	Number of Shares Offered	Owned After the Offering
	Preferred	Preferred	Shares	Warrants	Percentage	Hereby	Number	Percent(3)

Sharon D Skipworth (7)	-	13,333	13,333	6,667	0.08%	6,571	13,429	0.05%

Sharron Y. Kuzma (4)	5,000	13,333	18,333	6,667	0.10%	6,571	18,429	0.07%

Steven L. Sims	-	7,333	7,333	3,667	0.04%	3,614	7,386	0.03%

Susan Platt (7)	-	13,333	13,333	6,667	0.08%	6,571	13,429	0.05%

T. Scott Brooks (4)	1,500	7,333	8,833	3,667	0.05%	3,614	8,886	0.04%

Tahoe Capital LLC (13)	-	100,000	100,000	50,000	0.60%	49,286	100,714	0.40%

Terry D Rost & Kathy Rost Ttee Franchise Group Inc Defined Benefit Plan & Tr (7)	-	22,000	22,000	11,000	0.13%	10,843	22,157	0.09%

The Frost National Bank, FBO BFS US Special Opportunities Trust PLC, Trust No. W00118000 (9)	-	500,000	500,000	250,000	2.96%	246,429	503,571	1.99%

The Frost National Bank, FBO Renaissance US Growth Investment Trust PLC, Trust No. W00740100 (9)	-	500,000	500,000	250,000	2.96%	246,429	503,571	1.99%

Tony Felts	-	10,000	10,000	5,000	0.06%	4,929	10,071	0.04%

Trinity Resources LTD (22)	20,000	26,667	46,667	13,333	0.24%	13,143	46,857	0.19%

William O Knight (7)	-	14,667	14,667	7,333	0.09%	7,229	14,771	0.06%
					Total	8,942,037

(1)	Beneficial ownership has been determined subject to the Rules of the SEC, but in this column, only actual outstanding shares of common stock are listed that are known to us.

(2)	Bonanza Master Fund, Ltd. Liquidating Trust is a trust formed under the laws of the Cayman Islands. The Company has been informed that voting and dispositive powers are held by Bernay Box, the Chairman of the Company's Board and Chief Executive Officer. The Company does not believe that 3,786,534 of the warrants held by Bonanza Master Fund, Ltd. Liquidating Trust shown under "Shares Subject to Warrants" are currently exercisable.

(3)	Percentage beneficially owned after the offering.

(4)	Sharron Kuzma is a former executive officer. Scott Brooks is a former executive officer and a director. Richard Rainbolt is a former executive officer.

(5)	Dewey M. Moore, Jr. was an affiliate of RushTrade Securities, Inc., a broker-dealer, until August 1, 2006. Michael Nolan and Mary Patricia Kane are former affiliates of Terra Nova, a broker-dealer and subsidiary of the Company. Ms. Kane, ceased being Chief Operating Officer and Chief Financial Officer as of November 19, 2007, and Michael Nolan ceased being Chief Executive Officer of the Company as of December 1, 2009 and ceased being a director of the Company as of December 15, 2009. Jerald Kallas is a Managing Director of the Company.

(6)	The Company has been informed that voting and dispositive powers are held by Julie A. Jenkins, Vice President and counsel, Wellington Management Company, LLP.

(7)	The Company has been informed that voting and dispositive powers are held by Michael C. Stalker, Owner, MCS Financial Advisors.

(8)	The Company has been informed that voting and dispositive powers are held by Zachary Landry, Managing Director.

(9)	The Company has been informed that voting and dispositive powers are held by Russell Cleveland, President, Renn Capital Group, Inc.

(10)	The Company has been informed that voting and dispositive powers are held by Christopher Rossman, Managing Director.

(11)	The Company has been informed that voting and dispositive powers are held by Tom Ihrke, General Partner.

(12)	The Company has been informed that voting and dispositive powers are held by Jay Petschak, Managing Member.

(13)	The Company has been informed that voting and dispositive powers are held by Daniel Taifer.

(14)	The Company has been informed that voting and dispositive powers are held by Mark Lee, Manager. The Company does not believe that the warrants held by Forest Hill Select Fund, LP shown under "Shares Subject to Warrants" are currently exercisable.

(15)	The Company has been informed that voting and dispositive powers are held by Stephen J. Wilensky, Trustee.

(16)	The Company has been informed that voting and dispositive powers are held by Jonathan P. Knight, President/Director.

(17)	The Company has been informed that voting and dispositive powers are held by Charles D. Howell, Trustee.

(18)	The Company has been informed that voting and dispositive powers are held by Keith Goodman, Manager.

(19)	The Company has been informed that voting and dispositive powers are held by William B. Wachtel, President.

(20)	The Company has been informed that voting and dispositive powers are held by Gina DiMento, Chief Legal Officer and Vice President. The Company does not believe that the warrants held by PAR Investment Partners, L.P. shown under "Shares Subject to Warrants" are currently exercisable.

(21)	The Company has been informed that voting and dispositive powers are held by William C. Martin, Chairman.

(22)	The Company has been informed that voting and dispositive powers are held by Jim Hildenbrand, President.

(23)	The Company has been informed that voting and dispositive powers are held by Bruce N. Warner, Executive Vice President.

PLAN OF DISTRIBUTION

           The shares may be sold from time to time by the selling shareholders or by pledges, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market or on any stock exchange on which the common stock of the Company may be listed at the time of sale or otherwise at prices and terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following:
•	ordinary brokerage transactions and transaction in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately-negotiated transactions;
•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any of the above-listed methods of sale; and
•	any other method permitted pursuant to applicable law.
•	selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

           Terra Nova is not participating in the distribution of the shares. Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. In the event anyone other than those listed, e.g., pledges, assignees, donees, etc. intends to use the Prospectus to sell the shares we will file a post-effective amendment to that effect. Such post-effective amendment will list any pledgee, assignee, donee, etc. and any agent, broker, dealer, etc. and disclose the applicable compensation arrangements.

           We have agreed to pay for costs and expenses incident to the issuance, offer, sale and delivery of the shares of common stock offered by the selling shareholders, including all expenses and fees of preparing, filing and printing the registration statement of which this Prospectus is a part and related exhibits, amendments and supplements and mailing of such items. We will not pay sales or brokerage commissions or discounts with respect to sales of the shares offered by the selling shareholders.

           Any broker-dealers or agents that are involved in selling the shares are "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. To the best of our knowledge, no selling shareholder is a registered broker-dealer; however, some selling shareholders may be registered persons.

           We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholders, but excluding brokerage commissions or underwriter discounts. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities under the Securities Act.

           Regulation M promulgated by the SEC prohibits the selling shareholders and their affiliates from, directly or indirectly, bidding for, purchasing, or attempting to induce any person to bid for or purchase, the Company's common stock at any time during the distribution of the stock covered by this Prospectus.

LEGAL PROCEEDINGS

          On May 26, 2010, Terra Nova received a Wells Letter from FINRA stating that FINRA had made a preliminary determination to recommend disciplinary action against Terra Nova for alleged rules violations relating to OATS reporting during the period from January 1, 2006 through December 31, 2007. FINRA alleges that during this period of time Terra Nova failed to include the Routing Firm MPID filed in New Order Type Reports for orders received from other member firms. Terra Nova has filed a response.

           On March 9, 2010, Terra Nova received a Wells Letter from FINRA stating that FINRA had made a preliminary determination to recommend disciplinary action against Terra Nova for alleged rules violations relating to short sales during the period from October 1, 2007 through December 31, 2007. FINRA alleges that during this period of time Terra Nova accepted short sale orders without proper arrangements to borrow the securities. FINRA also alleges that Terra Nova's supervisory procedures for short sales were deficient as they relate locating securities for short sales. Terra Nova has filed a response.

           In December, 2009, Terra Nova received a Wells Letter from NYSE Regulation ("NYSE") stating that NYSE was formally investigating whether Terra Nova had violated NYSE rules by failing to maintain adequate policies or procedures relating to four separate matters. The first relates to an incident on September 30, 2008 in which a large volume of erroneous trades were placed through an automated trading program by a Terra Nova client. NYSE alleges Terra Nova's processes should have prevented such erroneous orders from reaching the market. The second involves a matter relating to whether Terra Nova maintained adequate policies and procedures to ensure proper marking, execution and handling of short sale orders. The third matter involves the maintenance of adequate policies and procedures to restrict wash sales and pre-arranged trades. The fourth matter involves maintaining adequate policies and procedures to prevent possibly manipulative order cancellations made by a customer. Terra Nova has submitted a written response to NYSE and is prepared to vigorously defend this matter. NYSE has proposed to settle all matters for a fine of $800,000. Discussions on settlement are continuing.

           On April 29, 2009, the Company was notified that it had been joined as a defendant in FINRA Arbitration Number 09-02166, the case of Andali Investments v. Southwest Securities, Tradestation Securities, Terra Nova and Carlos Manuel Garcia in which the plaintiff seeks to recover $500,000. The complaint alleges that Terra Nova allowed the transfer of $60,443 from Andali's account without proper authorization. The Claimant sought to recover a total of $500,000 from the several defendants. Terra Nova and the Claimant settled this matter pursuant to a Settlement Release Agreement dated June 4, 2010 under which Terra Nova paid a settlement amount, which amount had been previously accrued for resolution of this matter.

           It is Terra Nova's practice to reserve amounts for resolution of litigation and regulatory claims, including some or all of the foregoing matters. However, there can be no assurances that the amounts reserved will be adequate either individually or in the aggregate to resolve the matters presently at issue.

           In addition to the foregoing, many aspects of the Company's business involve substantial risk of liability and from time to time the Company may become involved in additional lawsuits, arbitrations, claims and other legal proceedings. There is a relatively high incidence of litigation involving the securities brokerage industry as compared to certain other industries. The Company also is subject to periodic regulatory audits, inquiries and inspections. In this regard, the Company has been notified by regulatory authorities of various ongoing investigations. The Company has to date responded to such investigations as required. However, the Company is unable to predict the outcome of these matters.

DIVIDEND POLICY AND MARKET DATA

Dividends

           We have never declared or paid cash dividends on our common stock. Under the terms of the purchase agreement, we are restricted from declaring or paying any dividends prior to closing the asset sale.

Market Information

           Our common shares are quoted on the OTC Bulletin Board under the symbol "TNFG." The table below shows, for the periods indicated, the high and low bid quotations for our common shares. The quotations reflect inter-dealer prices, without retail markups, markdowns or commissions and may not necessarily reflect actual transactions.

2010	High	Low	2009	High	Low	2008	High	Low
First Quarter	$0.90	$0.50	First Quarter	$0.90	$0.50	First Quarter	$1.62	$1.10
Second Quarter	$0.95	$0.43	Second Quarter	$0.78	$0.55	Second Quarter	$1.50	$0.85
			Third Quarter	$0.95	$0.47	Third Quarter	$1.35	$0.85
			Fourth Quarter	$0.83	$0.47	Fourth Quarter	$1.20	$0.62

           The closing price of the common shares as quoted on the OTC Bulletin Board on June 15, 2010, the last trading day prior to the public announcement of the execution of the purchase agreement, was $0.65 per common share. On July 12, 2010, the closing price for the common shares as quoted on the OTC Bulletin Board was $0.90 per common share.

Common Stock Holders

           As of June, 30, 2010 there were approximately 192 holders of stock registered with our transfer agent, Computershare Trust Company, N.A. but the majority of the of the 25,054,508 shares issued and outstanding are held in street name. Based on information previously provided by depositories and brokers we believe there are more than 1,300 beneficial owners of our common stock.

BUSINESS AND PROPERTIES

Summary of Recent Events

          On June 16, 2010, we entered into a purchase agreement with Lightspeed, pursuant to which Lightspeed will acquire all of the membership interests of Terra Nova and other assets of related to the business of Terra Nova, which we refer to the asset sale. We will receive $27.6 million in cash, $22.6 million of which is payable at the closing of the asset sale, and $5 million of which will be evidenced by an unsecured promissory note due no later than six months after closing. The promissory note will accrue interest at 8% per annum. Assets excluded from the transaction include the Company's cash, cash-equivalents, our subsidiary QuantNova, which subsidiary's operations have ceased, and certain other non-operating assets.

          In June 2010 we ceased operations at QuantNova. It no longer has any employees and we have terminated our office lease. We have begun the process to dissolve the subsidiary under Romanian law. In February 2010, Tradient Technologies, Inc., a wholly owned subsidiary, ceased operations and has since been dissolved. QNT, LLC, an inactive subsidiary, also was dissolved in February 2010.

          Commencing in July, 2010 we began the process to exit our self-clearing operations. After analyzing the potential risks and benefits, we have determined to eliminate Terra Nova's self-clearing operations. We determined that the benefits of being a self-clearing firm do not outweigh the costs of maintaining the significant capital required to support the self-clearing operations. We expect the elimination of the self-clearing operations to provide a two-fold benefit to the Company. First, the self-clearing operation requires significant overhead, and we expect that we will be able to make significant overhead reductions once the process is completed. Second, the capital required to be maintained by Terra Nova for its self-clearing operations will be released once the self-clearing operations are ended and can then be used for other purposes. We believe that in the current interest rate environment the returns on that capital are not sufficient to warrant the continuation of Terra Nova's self-clearing operations. Terra Nova currently utilizes third party clearing relationships for larger and more complex trading customers. We expect to be out of our self-clearing operations by the fourth quarter of 2010.

          Due to the economic climate and after a thorough review of the Company's operations we initiated a program in November 2009 to refocus the Company on its core customer base and to align financial resources appropriately. As part of this effort we closed our subsidiary Tradient Technologies, Inc. ("Tradient") on February 1, 2010. Tradient operated proprietary trading platforms offered to customers as an alternative to other third party platforms. We determined that the capital required to operate Tradient could be better deployed in our other operations. The clients who were using Tradient platforms were given a choice of one of the third party platforms we currently offer. The initiatives resulted in the elimination of 23% of our full time workforce.

          There have been several significant changes to our executive management. Our former Chief Executive Officer, Michael Nolan, left the Company as of December 1, 2009, and Bernay Box, our Chairman, was appointed Chief Executive Officer. Also, our Chief Technology Officer, Cristian Doloc, left the Company as of January 28, 2010 and our Managing Director of Sales, Gerald G. Kallas, resigned effective February 26, 2010.

Overview

          Terra Nova Financial Group, Inc. (collectively, the "Company," "firm," "we," "us," or "our") is a holding company of businesses providing a range of stock trading products and services to professional stock traders, such as hedge funds and day traders. Our principal executive office address and main telephone number are: 100 South Wacker Drive, Suite 1550, Chicago, IL 60606 and (312) 827-3600.

          We have one primary subsidiary: Terra Nova Financial, LLC, a broker-dealer registered with the Securities and Exchange Commission and a member of Financial Industry Regulatory Authority, provides execution, clearing and prime brokerage services to professional traders, hedge funds and money managers.

          Terra Nova Financial Group, Inc. trades under the stock symbol "TNFG" and is quoted on the OTC Bulletin Board.

          The Company was founded as Rushmore Capital Corporation in 1990 as a traditional financial services company and started doing business in March 1991. In October 1997, we changed our name to Rushmore Financial Group, Inc. We first sold stock in the Company to the public in 1997. This initial public offering was listed on the NASDAQ SmallCap Market. In 2002, our stock began trading on the OTC Bulletin Board after being delisted from the NASDAQ SmallCap Market. We changed our name again in 2004 to Rush Financial Technologies, Inc. In May 2006, we acquired Terra Nova Financial, LLC, which is now our subsidiary. After this purchase, we changed our name to Terra Nova Financial Group, Inc. This happened in October 2006.

          On June 20, 2008 we changed our state of incorporation from Texas to Illinois. Other than the change in the state of incorporation there were no other changes in the business, such as physical location, management, assets, liabilities or our net worth. Our common stock continues to trade on the OTC Bulletin Board under ticker symbol "TNFG" and there has been no change in our CUSIP number.

Pending Asset Sale with Lightspeed and Proposed Plan of Dissolution

          On June 16, 2010, we entered into the purchase agreement with Lightspeed. Pursuant to the purchase agreement, Lightspeed will acquire substantially all of our assets relating to our brokerage business, including without limitation, the membership interests of Terra Nova, for $27.6 million. $22.6 million is to be paid at closing and $5 million is to be paid pursuant to an unsecured promissory note no later than six months from closing of the asset sale. Assets excluded from the transaction include our cash, cash-equivalents, our subsidiary QuantNova, and certain other non-operating assets.

           In connection with the contemplated funding of the purchase price, Lightspeed has entered into a Series A Preferred Stock Purchase Agreement, or the SPA, with LLR Equity Partners III, L.P. and LLR Equity Partners Parallel III, L.P., which we refer to collectively as LLR, under which LLR has agreed to pay $30 million for shares of preferred stock of Lightspeed simultaneously with the closing of the asset sale. Lightspeed anticipates using those proceeds to fund the purchase price of the asset sale. The SPA is subject to the simultaneous closing of the asset sale. Lightspeed's obligation to close the asset sale under the purchase agreement is not contingent upon the availability of this, or any other, financing.

          In addition to customary closing conditions, the asset sale is subject to the approval of our shareholders and certain regulators, including FINRA. The affirmative vote of the holders of two-thirds of our outstanding shares is required to approve the asset sale.

          We made customary representations, warranties and covenants in the purchase agreement, including, among others, covenants to conduct our business in the ordinary course during the interim period between the execution of the purchase agreement and the consummation of the asset sale. The representations and warranties do not survive the consummation of the asset sale.

          The purchase agreement contains certain termination rights for both us and Lightspeed. Upon termination of the purchase agreement by us to pursue a superior proposal, we may be obligated to pay a termination fee of $1,100,000 to Lightspeed.

          The foregoing description of the purchase agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the purchase agreement, which is filed as Exhibit 2.1 to our Current Report on Form 8-K dated June 16, 2010. The purchase agreement has been provided to provide investors with information regarding its terms. It is not intended to provide any other factual information about us or Lightspeed. The purchase agreement contains representations and warranties made by and to the parties to the purchase agreement as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the purchase agreement and are subject to qualifications and limitations agreed by the respective parties in connection with negotiating the terms of the purchase agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for the purpose of allocating risk between the respective parties rather than establishing matters as facts. For the foregoing reasons, no person should rely on the representations and warranties as statements of factual information at the time they were made or otherwise.

          If the asset sale is consummated, we will have no remaining operating assets and, subject to the approval of our shareholders, expect to wind up our business and effect a liquidation and dissolution.

          On July 2, 2010, our board of directors approved a plan of dissolution. In order for the plan of dissolution to become effective, the holders of two-thirds of our issued and outstanding common shares must vote in favor of both the asset sale and the plan of dissolution, and the asset sale must be completed. If these conditions are satisfied, the plan provides that we are to file articles of dissolution with the Illinois Secretary of State. Our dissolution will become effective upon the filing of articles of dissolution with the Illinois Secretary of State.

          The date we file our articles of dissolution with the Illinois Secretary of State is the effective date of our dissolution, and we are not permitted under the IBCA to engage in any business activities other than for the purpose of winding up our business and affairs. In accordance with the plan of dissolution, we intend or are required to take the following actions:

•	We plan to terminate our staff except for no more than about five employees who are to oversee the winding up process.
•	We are required to marshal our assets, which are expected to consist principally of cash, cash equivalents and non-operating assets such as insurance policies and tax receivables and claims. We are in the process of dissolving our Romanian subsidiary, SC QuantNova Research SRL, and do not expect to receive any significant cash proceeds from its dissolution.
•	We plan to begin discharging undisputed accounts payable and other obligations.
•	We plan to set a record date for an initial liquidating distribution, which is expected to be within 90 days after our articles of dissolution are filed.
•	We plan to announce the closing of our transfer register on the record date for the initial liquidating distribution so that we can request reporting relief from the SEC. The SEC typically conditions approval of reporting relief on, among other factors, the cessation or diminishment of trading in a registrant's shares.
•	Following the initial liquidating distribution, we will request relief from our SEC reporting obligations. If relief is granted, we expect to be able to limit our public reporting obligations to current reports on Form 8-K describing material developments in our execution of the plan of dissolution.
•	We are required to send notice to claimants within 60 days after dissolution in accordance with the process established under the IBCA to bar known claims. We will examine any claims and seek to discharge or settle any claims we determine to be proper, all on the terms as our management determines to be appropriate in the exercise of its business judgment.
•	If we reject any claims, we will monitor whether the claimant brings suit against us or our directors, officers, employees and agents within 90 days after we have rejected the claim. If so, we will be prepared to, and will defend or settle any lawsuits.
•	Upon completion of the process to bar known claims and receipt of the final payment under the promissory note, we will calculate dissolution costs to date and estimate the costs of settling any remaining liabilities, paying overhead costs through the date of the expected final liquidating distribution and preparing and filing final tax returns and SEC reports.
•	If possible, we intend to make a final liquidating distribution at that time.
•	If we are not able to make a final liquidating distribution at that time, we intend to retain the funds we believe will be required to discharge our remaining obligations and continue the process of winding up our affairs as expeditiously as possible. We may make one or more interim liquidating distributions during this period.
•	The plan of distribution permits us to form a liquidating trust if needed to complete the process of settling our affairs, but we do not anticipate that it will be necessary to do so.

          If the board of directors deems it to be in our best interests, then, unless prohibited under the IBCA, the board may, without shareholder approval, (1) decline to file the articles of dissolution with the Illinois Secretary of State following the satisfaction of the required conditions under the plan of dissolution, (2) revoke the Company's dissolution, or (3) suspend implementation of all or part of the plan of dissolution, so long as it then seeks shareholder ratification of the action by filing a proxy statement within 60 days.

          The liquidating distributions to shareholders pursuant to the plan of dissolution will be deemed to be made in full payment in exchange for all of our issued and outstanding common shares. As a condition to receipt of any liquidating distributions, our board of directors may require our shareholders to surrender to us their share certificates or furnish us with an affidavit and indemnity as to any lost, stolen or destroyed certificate and, if required by our board, a surety bond. We may hold the surrendered certificates for the benefit of the shareholders until we make the final liquidating distribution, at which time the certificates will be cancelled.

          If we require you to surrender your stock certificates, we will send you a letter of transmittal or other written instructions regarding surrender. Any distributions otherwise payable to shareholders who have not surrendered their stock certificates, if requested to do so, may be held in trust for the shareholders, without interest, pending their surrender of the certificates, and subject to laws of escheat for unclaimed property.

          The foregoing description of the plan of dissolution does not purport to be complete and is qualified in its entirety by reference to the complete text of the plan of dissolution, which is filed as Annex B to our Proxy Statement on Schedule 14A filed with the SEC on July 6, 2010.

Terra Nova Financial, LLC

          Terra Nova is a specialized financial services firm focused on supporting trading professionals. We seek to attract professional traders, hedge funds and money managers by providing value in execution, clearing and prime brokerage services. This recognition originated with the firm's role (from 1996 to 1998) as the sponsoring broker-dealer for the innovative Archipelago ECN (now part of the NYSE Euronext). Terra Nova was founded in 1994 and is headquartered in Chicago, Illinois with a sales office in New York, New York. Primary sources of revenue for Terra Nova include commissions, account fees and interest.

          Terra Nova is registered with the following exchanges, registered clearing agencies, and regulatory organizations:

Regulatory and Self-Regulatory Organizations:
•	U.S. Securities and Exchange Commission ("SEC") as a broker-dealer
•	Financial Industry Regulatory Authority, Inc. ("FINRA") as a broker-dealer
•	National Futures Association ("NFA") as a futures commission merchant
•	Commodity Futures Trading Commission ("CFTC") as a futures commission merchant

Registered Clearing Agencies:
•	The Depository Trust & Clearing Corporation ("DTCC")
•	National Securities Clearing Corporation
•	The Options Clearing Corporation ("OCC")

U.S. Equity Exchanges:
•	ISE Stock Exchange
•	National Stock Exchange
•	NYSE Arca Equities
•	NYSE Amex Equities
•	NYSE Euronext
•	NASDAQ Stock Market
•	NASDAQ OMX BX
•	BATS Exchange, Inc.
•	EDGX Exchange, Inc.
•	EDGA Exchange, Inc.

U.S. Option Exchanges:
•	Boston Options Exchange
•	NYSE Arca Options
•	NYSE Amex Options
•	NASDAQ OMX PHLX
•	International Securities Exchange

Investor Protection:
•	Securities Investor Protection Corporation ("SIPC")

Targeted Markets and Clients

          Terra Nova is a broker-dealer in a highly competitive marketplace that includes a number of much larger competitors based on revenue as well as a large number of competitors of roughly similar size based on revenue. Terra Nova seeks to compete by targeting highly active traders, such as small and mid-sized hedge funds, who appreciate Terra Nova's value proposition and customer service.

          Terra Nova serves a diverse client base of professional traders, established and emerging hedge funds, money managers, correspondent introducing brokers, registered representatives, registered investment advisors, trade advisors, and international institutions located in the United States and in certain foreign countries.

          Terra Nova also serves the direct access brokerage industry and the high-volume, self-directed, independent professional trader. As the number of online traders and investors increases and the online trading landscape continues to move toward self-directed trading we believe that there will be an expanding market for direct access routing technology and sophisticated trading analytics systems. We intend to continue to grow our share of this market. A high-growth segment we seek to capture includes sponsored access and high frequency traders.

Advanced Execution Services

          Terra Nova provides unbiased trade executions on an agency-only basis. Terra Nova offers solutions for direct access trading in multiple domestic and global markets across many product classes including equities, options, ETFs, futures and futures options, fixed income securities and mutual funds. Terra Nova has a 24-hour trading desk staffed with licensed brokers that is available to all clients. Terra Nova offers a range of powerful trading platforms offered by third parties and suited to different trading styles. Terra Nova currently offers advanced solutions that provide flexibility in the way clients can connect to liquidity engines, quote servers and markets, including API services, Terra Nova FIX, and sponsored access on national exchanges.

Trading Platforms

          RealTick

          Developed by Townsend Analytics, Ltd., RealTick® is a global, broker neutral, multi-asset trading platform that is licensed by Terra Nova. RealTick's flexibility and customizability suits almost every trading style and delivers sophisticated trading tools; access to global brokers, exchanges, ECNs and other liquidity pools; real-time data including full market depth; streaming news, analytics and risk management tools-all fully integrated into one platform. RealTick is supported by Townsend Analytics, Ltd. global data centers and a redundant network for excellent stability and resiliency. RealTick offers Terra Nova clients the ability to self-direct orders to multiple domestic and international exchanges for equities, options, and futures.

          Sterling Trader Pro

          Developed by Sterling Trader, Inc., Sterling Trader® Pro is licensed by Terra Nova and is a full-featured Level II direct access trading platform designed for professionals who work with the rapidly moving electronic markets. It includes advanced pinpoint accuracy for order routing and management and real-time profit/loss capabilities and risk management controls making it particularly suitable for trading groups.

          InstaQuote

          Developed by Banc of America Securities LLC Direct Access, InstaQuote® is licensed by Terra Nova and is a high-speed execution management trading platform for trading equities, options and futures on major U.S. exchanges and ECNs. InstaQuote supports complex options trading and integrated algorithmic trading strategies including sophisticated order routing.

Routing Solutions

          Terra Nova is involved in what we believe to be the next generation of direct market access ("DMA") routing. Terra Nova's Smart Routes provide high-speed, seamless, one-click direct market access to major liquidity sources, known as dark, grey or lit, for equities, ETFs and options to achieve fast execution at optimal pricing. Terra Nova Smart Routes are designed for speed, capacity and stability while constantly monitoring real-time market metrics for best performance. Terra Nova Smart Routes also offer algorithmic execution strategies including VWAP, TWAP, Step and Target strategies. Terra Nova Smart Routes are believed to offer advantages over standard exchange routes including access to liquidity sources that other routes do not offer.

Clearing Services

          Terra Nova is a self-clearing firm providing customized solutions including execution, clearing, account custody, portfolio analysis, risk management, web based portfolio analysis, stock loan, real time data reporting and more. Our clearing systems are designed to be scalable in order to accommodate increased transactional volume and allow for integration with third-party vendors providing stability and reliability. As a self-clearing firm Terra Nova has the ability to create customized solutions for integration into a client's business model and deliver smart order routing with execution from a single interface.

          Terra Nova self-clears a significant percentage of its transactions through its own proprietary clearing software with DTCC and OCC directly. This provides Terra Nova with additional control over transactional business and increased margins in regard to commissions and assets. All futures transactions are cleared on a fully disclosed basis through an established futures commission merchant, R.J. O'Brien & Associates. A small portion of equities and options transactions are cleared through Bank of America Merrill Lynch and Penson Financial Services, Inc. These relationships help provide Terra Nova's clients with a global reach of products and services.

          Terra Nova's clearing systems provide a broad range of securities processing infrastructure and capability. The systems provide for order matching, transaction settlement, trade reconciliation, trade reporting, margin lending, securities custody, securities lending/borrowing, advanced reporting, customer account maintenance and a variety of other capabilities. The clearing platform is fully integrated with Terra Nova's accounting systems as well as with the technology and order-entry systems and third-party trading platform providers.

          In July of 2010, we began the process to exit our self-clearing services. We expect to be out of our self-clearing operations by the fourth quarter of 2010.

Prime Brokerage Services

          Terra Nova provides prime brokerage services delivered with goals of both individual attention and sophisticated financial technology. Terra Nova is known in the industry for our self-clearing and back office operations; agency-only executions (no proprietary trading desk); and, we believe, cost-effective, customized approach.

          Prime brokerage services include an introducing broker relationship through Bank of America Merrill Lynch; sophisticated trading platforms with customizable algorithmic capabilities and API services; incubation services including partnerships with service providers; a dynamic risk management infrastructure tool allowing real time analysis of portfolio risk and exposure; access to a broad array of fully customizable reporting and independent institutional research; and an outsourced trade desk. Terra Nova also offers deliver versus payment ("DVP") capabilities, soft-dollar arrangements, and commission sharing agreements.

Portfolio Margining

          Terra Nova, through its introducing broker relationship with Penson Financial Services, Inc., offers portfolio margining, which has the effect of aligning the amount of margin funds required to be held in a qualified client's account with the risk of the portfolio as a whole. This can offer margin relief over the 50% Regulation T margin requirement for each equity security position in a portfolio allowing qualified client the benefit of increased day trade and overnight leverage.

Client Service

          Terra Nova's service model is intended to set us apart from our competitors. Our people are expected to be problem-solvers with quick and helpful solutions to assist in making clients' trading experience smooth and successful.

          A dedicated approach to customer service is a key part of our service offering. We strive to provide attentive service to our clients throughout their experience with our firm, from opening an account, training to use our third party trading platforms, to trade execution and reporting. Terra Nova clients have access to our customer service team and our 24-hour trading desk-a group of licensed brokers who we train to provide resolution on the initial call inquiry and to take a proactive approach to servicing the client. Email and online chat are also provided as convenient alternative ways to communicate with our representatives.

Employees

          We had reductions in workforce in January 2009, December 2009 and February 2010. As of December 31, 2009 we had a total of seventy-four full-time employees including eight full-time employees in Bucharest, Romania. As of June 28, 2010, we have fifty-five full-time employees and no employees in Romania. A majority of our employees are located in Chicago, Illinois. We have approximately twenty employees in technology and development related positions, approximately ten in business development and customer support and the remaining employees in compliance, administration, finance and brokerage operations. As of December 31, 2008 we had a total of ninety-four full-time employees including six full-time employees and two contract employees in Bucharest, Romania for software development.

Broker-Dealer Regulation

Overview

          Terra Nova is subject to extensive securities and futures industry regulation under both federal and state laws as a broker-dealer with respect to its equities and equity options business and as futures commission merchant with respect to its futures business. In general, broker-dealers that conduct retail business are required to register with the SEC and to be members of FINRA. Terra Nova is registered as a broker-dealer in every U.S. State and the District of Columbia and is subject to regulation under the laws of those jurisdictions. Terra Nova is registered through the NFA as a futures commission merchant.

          As a registered broker-dealer and a member of FINRA Terra Nova is subject to the requirements of the Exchange Act, the rules and regulations promulgated under the Exchange Act relating to broker-dealers, and to the membership and Conduct Rules of FINRA. These regulations establish, among other things, categories of persons that must be registered, standards of conduct for dealing with customers and minimum net capital requirements. These laws, rules and regulations affect all facets of Terra Nova's securities business, including trading practices, risk disclosure, marketing activities and record-keeping practices. Terra Nova is also subject to regulation under various state laws including registration requirements.

          Terra Nova also provides futures brokerage services and is subject to regulation by the CFTC, NFA and other SROs, such as the futures exchanges. The regulation of futures transactions in the United States is an extensive and rapidly changing area of law and is subject to modification by government and judicial action. Terra Nova is also subject to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the Patriot Act.

          In December 2009 we filed a broker-dealer withdrawal for Market Wise Securities, LLC since the broker-dealer was inactive and held no customer accounts.

Net Capital Rule

          Terra Nova is subject to the U.S. Securities and Exchange Commission Uniform Net Capital Rule ("Rule 15c3-1") under the Securities Exchange Act of 1934 which requires the maintenance of minimum net capital. Terra Nova calculates its net capital using the ''alternative method,'' which requires the maintenance of minimum net capital, as defined by the rules, equal to the greater of (i) $1,500,000 or (ii) 2.0% of aggregate debit items.

          Terra Nova is also subject to the CFTC financial requirement ("Regulation 1.17") under the Commodity Exchange Act, administered by the CFTC and the NFA, which also requires us to maintain minimum net capital. Terra Nova is a futures commission merchant and is required to maintain minimum net capital the sum of 8% of the total risk margin requirements for all positions carried in customer accounts, as defined in Regulation 1.17 and 4% of the total risk margin requirements for all positions carried in non-customer accounts with a minimum adjusted net capital of $500,000. At December 31, 2009, we had net capital of $10.4 million which is $8.9 million in excess of our required minimum net capital of $1.5 million.

          Excess net capital of one broker-dealer subsidiary may not be used to offset a net capital deficiency of another broker-dealer subsidiary. Net capital and the related net capital requirement may fluctuate on a daily basis.

Website

          Our website, www.TNFG.com, includes information on all our available trading platforms, prime brokerage and clearing services, fees and client services. The website provides access to educational resources and webinars including information on options trading and functionality to open an account. We also provide a sign-up for free trading platform trial accounts so that clients can experience the trading platforms we offer. A log-in to our Client Center provides access to additional tools including portfolio reporting. The Investor Relations section of the website includes our regulatory filings such as Annual Report on Form 10-K, Quarterly filing of 10-Q and Proxy and applicable committee charters, corporate governance guidelines, code of business conduct and ethics along with information about our transfer agent and other information about us.

Availability of Information

          Investors may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 9:00 a.m. to 5:00 p.m. Eastern Time. Copies of such materials also can be obtained at the SEC website, www.sec.gov or by mail from the Public Reference Room of the SEC, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public, free of charge, on our Company website, www.TNFG.com, as soon as reasonably practicable after we electronically file such material with, or furnishes to, the SEC.

Properties

          We have a seven year, three month lease which expires August 2012 on our corporate headquarters located in Chicago, Illinois. We also lease data center space at a co-location facility located in Chicago, Illinois. The lease expires in August 2011 and the data center is used for our primary data storage consisting of servers and communication equipment and trade data feeds. We terminated a co-location facility lease in December 2009 which was on a month-to-month arrangement.

          In addition, we have an office located in New York, New York which has a five year lease expiring in March 2012.

          The following summarizes the information relating to our facilities. We believe our facilities are adequate to meet our requirements at the current level of business activity.

Location	Space (sq. ft.)	Usage

Chicago, Illinois	15,500 square feet	Corporate Headquarters
New York, New York	2,169 square feet	Office Space

          The Brokerage Services segment operates primarily out of the Chicago.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Summary of Recent Events

          On June 16, 2010, we entered into a purchase agreement, with Lightspeed, pursuant to which Lightspeed will acquire all of the membership interests of Terra Nova and other assets of related to the business of Terra Nova. We will receive approximately $27.6 million in cash, $22.6 million of which is payable at the closing of the asset sale, and $5 million of which will be evidenced by an unsecured promissory note due no later than six months after closing. The promissory note will accrue interest at 8% per annum. Assets excluded from the transaction include the Company's cash, cash-equivalents, our subsidiary SC QuantNova Research SRL, which subsidiary's operations have ceased, and certain other non-operating assets.

          In June 2010 we ceased operations at QuantNova. It no longer has any employees and we have terminated our office lease. We have begun the process to dissolve the subsidiary under Romanian law.

          Commencing in July, 2010 we began the process to exit our self-clearing operations, which we expect will occur in the fourth quarter of 2010.

          Due to the economic climate and after a thorough review of the Company's operations we initiated a program in November 2009 to refocus the Company on its core customer base and to align financial resources appropriately. As part of this effort we closed our subsidiary Tradient Technologies, Inc. ("Tradient") on February 1, 2010. Tradient operated proprietary trading platforms offered to customers as an alternative to other third party platforms. We determined that the capital required to operate Tradient could be better deployed in our other operations. The clients who were using Tradient platforms were given a choice of one of the third party platforms we currently offer. The initiatives resulted in the elimination of 23% of our full time workforce.

          There have been several significant changes to our executive management. Our former Chief Executive Officer, Michael Nolan, left the Company as of December 1, 2009, and Bernay Box, our Chairman, was appointed Chief Executive Officer. Also, our Chief Technology Officer, Cristian Doloc, left the Company as of January 28, 2010 and our Managing Director of Sales, Gerald G. Kallas, resigned effective February 26, 2010.

Overview

          The Company is a holding company of businesses providing a range of stock trading products and services to professional stock traders, such as hedge funds and day traders. Our principal executive office address and main telephone number are: 100 South Wacker Drive, Suite 1550, Chicago, IL 60606 and (312) 827-3600.

          We have one primary subsidiary: Terra Nova Financial, LLC, a broker-dealer registered with the Securities and Exchange Commission and a member of Financial Industry Regulatory Authority, provides execution, clearing and prime brokerage services to professional traders, hedge funds and money managers. Our other subsidiary, SC QuantNova Research SRL, based in Bucharest, Romania, provided software development, architecture and engineering for back office clearing systems no longer has any operations and we are in the process of dissolving it.

           Terra Nova Financial Group, Inc. trades under the stock symbol "TNFG" and is quoted on the OTC Bulletin Board.

          Professional traders, hedge funds, money managers and others come to Terra Nova for what we believe to be good value in execution, clearing and prime brokerage services. The firm offers highly active traders what we believe are effective solutions for direct access trading in domestic and global markets across many product classes including equities, options, ETFs, commodity futures and options, fixed income securities and mutual funds. Clients can make unbiased executions on an agency-only basis through Terra Nova's 24-hour trading desk staffed with licensed brokers or through any of a range of different trading platforms suited to different trading styles. The firm also provides customizable, turn-key clearing solutions for broker-dealers and introducing brokers; and prime brokerage services well suited for small and mid-sized hedge funds. Terra Nova is located in Chicago, Illinois. During the first quarter of 2010, primary sources of revenue for Terra Nova include 90% from commissions and fees and 5% from net interest income. During the first quarter of 2009, the primary sources of revenue for Terra Nova included 94% from commissions and fees and 6% from net interest income.

          The overall slowdown in trading volumes that began in 2008 and continued into the first quarter of 2010 have been mitigated by cost containment strategies. The Company will continue to review headcount and other business operations throughout 2010. Since federal funds declined to a range of 0% to 0.25% in December 2008 we continue to see a reduction in net interest income resulting from low federal funds rates, which is our base rate to determine client debit and credit rates and earnings on our reserve deposits. Terra Nova relies on net interest income as significant revenue source and, as a result, the decrease in federal funds rate impacts our profitability. We are attempting to incorporate cost saving measures to offset declining revenues while also seeking ways to increase revenues.

Critical Accounting Policies

          The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, which require the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the condensed consolidated financial statements, and revenues and expenses during the periods reported. Actual results could differ from those estimates. The following are believed to be the critical accounting policies which could have the most significant effect on reported results and require the most difficult, subjective or complex judgments by management.

Impairment of Long-Lived Assets

          Long-lived assets, consisting primarily of definite lived intangible assets, property and equipment and capitalized software development costs are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets held and used is generally measured by a comparison of the carrying amount the asset to undiscounted future net cash flows expected to be generated by that asset. If it is determined that the carrying amount of an asset may not be recoverable an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value is the estimated value at which the asset could be bought or sold in a transaction between willing parties.

Income Taxes

          Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized on a more likely than not basis. Income tax expense or benefit is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Revenue Recognition

          Commission and fees: Commission revenue on trading products including equities, options, futures and futures options, ETFs, fixed income and mutual funds transactions are recorded on a settlement date basis.

          Net interest income: Interest income is primarily generated by charges to clients on margin balances and revenue from client cash held and invested by Terra Nova as a clearing firm offset by interest paid to clients on their credit balances. Interest income and interest expense on brokerage accounts are recorded on an accrual basis as earned or incurred.

          Software fees: Software fees are charges for the use of the Company's proprietary trading platforms and are recognized on a monthly basis as services are provided to clients.

          Other revenue: Other revenue consists of account and transaction fees and is recorded on a settlement date basis as transactions occur.

Three Months ended March 31, 2010 and 2009

Results of Operations

          The following table below represents net revenues and total expenses from the condensed consolidated statements of operations for the three months ended March 31, 2010 and 2009. The financial information below is derived from the condensed consolidated financial statements and related notes for the three months ended March 31, 2010 included in this Prospectus.

	Three Months Ended March 31,
	2010	2009
Commissions and fees	$3,748,750	$6,676,420

Interest income	225,902	420,276
Interest expense on brokerage accounts	-	284
Net interest income	225,902	419,992

Other revenues	172,245	44,275

Net revenues	4,146,897	7,140,687

Commissions and clearing	1,383,127	2,693,278
Compensation and benefits	1,794,620	2,034,785
Software and market data	527,713	946,718
Advertising and promotional	20,156	87,013
Professional fees	527,957	686,579
Communications and information technology	295,979	196,622
Depreciation and amortization	529,078	489,150
Other general and administrative expenses	617,311	468,385

Total expenses	5,695,941	7,602,530

Loss from continuing operations before income taxes	(1,549,044)	(461,843)

Income tax benefit	-	(180,000)

Net loss from continuing operations	(1,549,044)	(281,843)

Discontinued operations
Loss from discontinued operations of Tradient	(19,786)	(77,966)
Income tax benefit	-	(30,000)
Loss from discontinued operations	(19,786)	(47,966)

Net loss	$(1,568,830)	$(329,809)

          Our clients mainly trade in the United States equity, futures and options markets. There is a direct correlation between the volume of our clients' trading activity and our profitability. We cannot predict future trading volumes in the United States equity, futures and options markets but if client trading activity increases we expect that it would have a positive impact on our profitability. If client trading activity declines we also expect that it would have a negative impact on our profitability.

          In the first quarter of 2010, low stock market volatility led to reduced trading by our clients resulting in lower stock, option and futures transactions compared to the same time period in 2009. Total trades executed declined 418,000 to 673,000 for the three months ended March 31, 2010 compared to three months ended March 31, 2009. Total equity trades decreased 193,000 to 565,000 for the three months ended March 31, 2010 compared to the three months ended March 31, 2009. Total option trades decreased 201,000 to 77,000 for the three months ended March 31, 2010 compared to the three months ended March 31, 2009. Total equity shares and futures and option contracts declined 87 million to 1.14 billion for the three months ended March 31, 2010 compared to three months ended March 31, 2009.

           Our net interest income decreased $194,000 for the three months ended March 31, 2010 compared to March 31, 2009 primarily due to the persistently low federal funds interest rate. We monitor the federal funds rate daily and adjust our client's credit and debit interest rates accordingly to maintain an acceptable spread. During 2009 through the first quarter of 2010 the federal funds rate has stayed consistently within a range of 0% to .25%. Our interest rate spread has narrowed considerably from our historical interest rate spread and will continue to be constricted until we see an increase in the federal funds rate.

          Our results for the quarter ended March 31, 2010 reflect the following important factors:

•	Net loss from continuing operations for the quarter ended March 31, 2010 of $1,549,044 includes the following non-cash expenses among other non-cash items:
º	Depreciation expense on property and equipment of $113,508
º	Amortization expense on capitalized software of $73,032
º	Amortization expense on intangible assets of $342,538
º	Share-based compensation of $17,620
•	Posted average revenue per employee of approximately $69,200 based on sixty-one full-time employees as of March 31, 2010 compared to $83,000 based on eighty-nine full-time employees as of March 31, 2009.
•	Net interest income was down $194,000 to $226,000 for the three months ended March 31, 2010 compared to $420,000 for the three months ended March 31, 2009.

Revenues

Commissions and fees

          Our commissions and fees revenue is dependent on the overall trading activity in the United States equity, futures and option markets by our clients. Commission revenue consists of executing NYSE and NASDAQ listed securities and OTC securities transactions along with exchange listed option transactions, futures and futures options, ETFs, fixed income and mutual funds. Commission revenue is recorded on a settlement date basis. Fee revenue is generated from clients accessing stock exchanges and various account maintenance fees.

          Our commissions and fees decreased from $6.7 million in the first quarter of 2009 to $3.7 million in the first quarter of 2010-a decrease of 43.9% due primarily to lower trading activity. For the first quarter of 2010 compared to the first quarter of 2009 the firm showed a decrease in equity commissions of 48.1%, decrease in option commissions of 26.2%, and a decline in futures commissions of 51.3%. The total shares, futures and option contracts traded declined 87 million to 1.14 billion in the first quarter of 2010 compared to the first quarter of 2009.

          The total trades executed were down 418,000 to 673,000 during the first quarter of 2010 compared to the first quarter of 2009. Total equity trades were down 193,000 to 565,000 for the quarter March 31, 2010 compared to the quarter ended March 31, 2009. Option trades executed during the first quarter in 2010 declined by 201,000 to 77,000 compared to the first quarter of 2009.

Net interest income

          As a self-clearing broker-dealer we receive interest income on client credit and debit balances through interest bearing accounts, U.S. government securities and correspondent clearing interest sharing arrangements. Interest income decreased from $420,000 for three months ended March 31, 2009 to $226,000 for three months ended March 31, 2010-a decrease of 46.2%. Interest income was impacted by a decline in federal fund rates from the same period in the prior year. The interest earned on segregated cash balances was also impacted by the historically low federal funds rate which is our base rate to determine client debit and credit rates and earnings on our reserve deposits.

          During 2009 and through March 2010 the Federal Reserve did not materially change the federal funds rate which remains in a range of 0% to .25%. All client credit and margin debit rates are based off the federal funds rate. We also borrow securities resulting from clients who have short securities and we receive interest on cash we have deposited with broker-dealers as collateral in return for borrowing the securities.

          Interest expense on brokerage accounts was zero for both the three months ended March 31, 2010 and 2009 as we do not credit client's interest for credit cash balances due to the low federal funds rate. As a self-clearing broker-dealer we pay interest to clients on cash credit balances as well as interest to banks for short-term client related loans.

Expenses

Commissions and clearing

          A percentage of commissions that we earn are paid to registered representatives and multiple clearing correspondent arrangements with other broker-dealers. We have access to multiple Electronic Communication Networks ("ECNs") and other execution venues and we pay a fee (or rebate payment for order flow) to these venues for executing equity and option transactions on or through their systems. We are a member of multiple exchange and regulatory organizations and are paid or rebated fees when executing transactions through them. These exchange and regulatory costs are typically based on the number and size of transactions executed. Futures are cleared through an established futures commission merchant and we pay clearance fees associated with those futures transactions. Lastly, included in commissions and clearing are soft dollar and sales commission expenses.

          Our commissions and clearing expense decreased from $2.7 million for three months ended March 31, 2009 to $1.4 million for three months ended March 31, 2010-a decrease of 48.6%. The decrease is attributable to lower ECN transaction fees as well as reduced payments to registered representatives.

Compensation and benefits

          Compensation and benefits consists mainly of wages, payroll taxes, employee benefits, and discretionary bonuses, along with non-cash share-based compensation expense. Compensation and benefits decreased $240,000 to $1.8 million for the three months ended March 31, 2010 compared to three months ended March 31, 2009. The decrease is attributable to a reduction in headcount and decline in compensation. The number of our full-time employees was sixty-one as of March 31, 2010 and eighty-nine as of March 31, 2009. The number of full-time employees includes our foreign subsidiary, QuantNova, which had seven full-time employees at March 31, 2010 and seven full-time employees and one contract employee at March 31, 2009.

Software and market data

          The software and market data expense consists of payments to multiple third party trading platform providers for data and trading platform access for our clients and is a variable cost based on the number of clients, licenses and order routing execution. The remaining fees include payments to vendors for access to market data including option and equity prices and news information. Our software and market data expenses decreased $419,000 from $947,000 for three months ended March 31, 2009 to $528,000 for three months ended March 31, 2010- a decrease of 44%.

          The decline in software and market data expense for the first quarter ended March 31, 2010 compared to the same quarter in 2009 was due to decreased costs associated with a reduction in a third party vendor's software and order routing execution fees along with reduced payments for exchange data relating to our Tradient proprietary trading platform.

Advertising and promotional

          Advertising and promotional expenses include trade shows, targeted marketing in financial publications, online advertising, and various sales force marketing related expenses. Advertising and promotional expenses decreased from $87,000 for the three months ended March 31, 2009 to $20,000 for three months ended March 31, 2010-a decrease of 76.8%.

Professional fees

          Professional fees relate to legal and consulting fees incurred for such things as our defense against litigation, compliance with Sarbanes-Oxley requirements, shareholders meeting, multiple regulatory filings, tax and audit expenses and regulatory compliance. Professional fees decreased from $687,000 for the three months ended March 31, 2009 to $528,000 for the three months ended March 31, 2010-a decreased of 23.1%. The legal expenses are largely associated with multiple securities filings and various litigation defense costs. Consulting expenses included multiple technology consultants used for ongoing technology support.

Communications and information technology

          Our communications and information technology expenses increased from $197,000 for the three months ended March 31, 2009 to $296,000 for the three months ended March 31, 2010-an increase of 51%. We incur expenses associated with multiple vendors providing communications and network connectivity. The increase for the three months ended March 31, 2010 compared to three months ended three months ended March 31, 2009 is mainly due to hardware expenses.

Depreciation and amortization

          Depreciation and amortization expenses increased from $489,000 for the three months ended March 31, 2009 to $529,000 for the three months ended March 31, 2010-an increase of 8.2%. Intangible assets were comprised of the acquired customer list and trade name of Terra Nova in connection with the acquisition of Terra Nova in the amounts of $4.7 million and $1.8 million, respectively.

Other general and administrative expenses

          Our general and administrative expenses increased from $468,000 for the three months ended March 31, 2009 to $617,000 for the three months ended March 31, 2010-an increase of 31.8%. General and administrative expenses include certain clearing related expenses, office rent, shareholder relations, travel and entertainment, franchise taxes, director compensation, employee severance and other miscellaneous expenses that we incur. The expenses for the quarter ended March 31, 2010 include a $100,000 in severance expenses while in the first quarter of 2009 we had $75,000 in additional franchise taxes which were offset with gains due to reversal of liabilities for which the statue of limitations expired totaling approximately $78,000.

Income tax benefit

          The Company recorded no income tax benefit for the three months ended March 31, 2010 compared to a deferred income tax benefit of $210,000 for the same period in 2009. The 2009 deferred income tax benefit is a result of the increase in the Company's net deferred tax asst by $210,000. For the first quarter of 2010, the Company has not increased its net deferred tax asset as any increases are not believed to be more likely than not realizable.

          At March 31, 2010 and December 31, 2009, the Company had income tax receivables totaling $738,285 which are comprised of an overpayment in estimated federal and state tax payments for 2008 of approximately $400,000, State of Illinois refunds from amendments from filing on a unitary basis of approximately $190,000, and State of Illinois refund receivables from amendments to prior quarter' returns of approximately $150,000.

Liquidity and Capital Resources

Cash and cash equivalents

          As reflected on the accompanying condensed consolidated statements of cash flows, cash and cash equivalents increased $776,000 to $2.6 million at March 31, 2010 compared to December 31, 2009. Cash provided by operating activities was $824,000 for three months ended March 31, 2010 which included net loss of $1.6 million. Adjustments to reconcile net loss to net cash provided by operating activities for three months ended in 2010 included depreciation and amortization totaling $529,000. Changes in cash segregated in compliance with federal regulations and receivables and payables from brokerage customers increased cash flow from operations by $9.6 million. Liquidity needs relating to client trading and margin borrowing activities are met through cash balances in client brokerage accounts which totaled approximately $133.6 million as of March 31, 2010.

          Cash used in investing activities for the quarter ended March 31, 2010 was $48,000 due to the purchases of property and equipment.

          Cash and cash equivalents on the statement of consolidated balance sheets consists primarily of cash held in liquid commercial bank accounts or clearing organization accounts paying a "money market" rate of interest. We also have a sweep account which deposits excess operating bank balances overnight into a money market account. We review all money market funds in which it invests to ensure, to the extent possible, that our funds are not at risk.

Net capital requirement

          Our broker-dealer subsidiary is subject to capital and other requirements of the SEC, FINRA, and CFTC. In addition to mandatory capital requirements (See Note 9 - Regulatory Requirements to our financial statements for the three months ended March 31, 2010 included in this Prospectus), as a self-clearing broker-dealer, Terra Nova is required to deposit funds with clearing organizations, such as DTCC and OCC, which may be large in relation to Terra Nova's total liquid assets and may vary significantly based on client trading activity. Currently, the Company believes it has sufficient capital to meet all such capital requirements. These capital requirements are subject to change from time to time. Unforeseen increases in regulatory capital requirements may impact the Company's growth and operational plans depending on the amount of the increase.

Cash segregated in compliance with federal regulations

          Cash segregated in compliance with federal regulations was $133.6 million at March 31, 2010 versus $136 million at December 31, 2009. Such funds have been segregated in special reserve accounts for the exclusive benefit of customers under Rule 15c3-3 of the Exchange Act and other regulations. We are required to determine the amount required to be deposited weekly, as of the close of the last business day of the week, and if necessary, to deposit additional funds by the opening of banking business on the next business day.

          Due to the banking crisis that began in 2008 we now maintain special reserve accounts for the exclusive benefit of customers under Rule 15c3-3 of the Exchange Act with multiple qualified banking institutions to mitigate credit risk. We have taken measures to diversify the banks in which it maintains customer and corporate accounts and monitors their bank performance ratios on a regular basis to help mitigate insolvency risk. All banks in which we maintain customer and corporate deposits are "Well Capitalized" in accordance with the FDIC's Regulatory "Prompt Corrective Action" risk capital rating system. In the special reserve accounts we invest in a combination of qualified securities including short-term U.S. government securities, reverse repurchase agreements collateralized by U.S. government securities, qualified trust products, and interest bearing cash accounts. These changes are in full compliance with all regulatory requirements while providing customer protection of their funds held us.

Lines of credit

          Terra Nova maintains credit lines secured by customer securities to facilitate its self-clearing broker-dealer operations. The rate on the lines of credits are determined daily by the banks and are based on the daily rate at which banking institutions are able to borrow from each other plus a predetermined spread. Management believes that cash balances in client brokerage accounts and operating earnings will continue to be the primary source of liquidity for us in the future. At March 31, 2010 and December 31, 2009, we did not have any outstanding balances drawn on the credit lines.

Liquidity

          To the extent that business or transactional opportunities are presented we may need to raise additional capital or issue additional equity. Current alternatives include, but are not limited to subordinated debt, term loans, and collateralized bank loans with multiple banking institutions; however, the current credit environment makes it difficult to raise capital through these means. The tighter credit market has made it more difficult for us to obtain capital for short-term financing of our self-clearing operations and customer margin lending. Management believes that cash balances in client brokerage accounts and operating earnings will continue to be our primary source of liquidity for the Company in the future.

          We expect that our current cash, cash equivalents balances, our credit amounts available through our credit lines, along with our cash flows from operations will be sufficient to meet our working capital and other capital requirements for the foreseeable future.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Results of Operations

          The following table below represents net revenues and total expenses from the consolidated statements of operations for the year ended December 31, 2009 compared to the year ended December 31, 2008 including a presentation of percentage of net revenues. The financial information below is derived from the consolidated financial statements and related notes for the years ended December 31, 2009 and 2008 included in this Prospectus.

	Years Ended December 31,
	2009	% Net Revenues	2008	% Net Revenues
Commissions and fees	$24,799,276	89.9%	$31,578,276	85.1%

Interest income	1,473,405	5.3%	5,314,233	14.3%
Interest expense on brokerage accounts	-	0.0%	1,075,883	2.9%
Net interest income	1,473,405	5.3%	4,238,350	11.4%

Software fees, net	929,471	3.4%	852,133	2.3%
Other revenues	397,353	1.4%	426,792	1.2%
Net revenues	27,599,505	100.0%	37,095,551	100.0%

Commissions and clearing	9,578,920	34.7%	11,090,405	29.9%
Compensation and benefits	8,657,365	31.4%	8,537,649	23.0%
Software and market data	3,251,404	11.8%	5,797,055	15.6%
Advertising and promotional	604,828	2.2%	629,126	1.7%
Professional fees	2,901,713	10.5%	2,815,477	7.6%
Communications and information technology	952,682	3.5%	864,638	2.3%
Depreciation and amortization	2,306,639	8.4%	2,307,628	6.2%
Bad debt expense	-	0.0%	3,604,685	9.7%
Loss on impairment of goodwill	7,501,408	27.2%	-	0.0%
Loss on impairment of capitalized software development costs	1,410,414	5.1%	-	0.0%
Loss on impairment of property and equipment	173,599	0.6%	-	0.0%
Other general and administrative expenses	3,208,760	11.6%	1,362,875	3.7%
Total expenses	40,547,732	146.9%	37,009,538	99.8%

Net income (loss) before income taxes	(12,948,227)	-46.9%	86,013	0.2%

Income tax expense (benefit)	262,979	1.0%	(277,734)	-0.7%

Net income (loss)	$(13,211,206)	-47.9%	$363,747	1.0%

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

          The stock and commodities markets for much of 2009 were less volatile than what was experienced in 2008. The upward directional stock market, represented by the S&P 500 index and the Dow Jones Industrial Average index, started in March 2009 and continued for the remainder of the year.

          In 2009, low stock market volatility correlated into reduced trading by our clients resulting in lower stock, option and futures transactions. Total tickets were down 2.3 million to 4.0 million in 2009 from 2008. Total equities ticket volume was down 1.8 million to 2.9 million for the year ended December 31, 2009 compared to the year ended December 31, 2008. Total option ticket volume was down 372,000 to 1.0 million for the year ended December 31, 2009 compared to the year ended December 31, 2008. Total shares or contracts traded were down 2.9 billion to 5.6 billion in 2009 from 2008. The decline in overall ticket volume was offset by higher average commission rate per trade in 2009 compared to 2008.

          Our net interest income decreased $2.8 million in 2009 compared to 2008 primarily due to the persistently low federal funds interest rate. We monitor the federal funds rate daily and adjust our client's credit and debit interest rates accordingly to maintain an acceptable spread. During 2009 the federal funds rate has stayed consistent with a range of 0% to .25% and therefore we continue to be hindered by the persistently low interest rate environment. Our interest rate spread has narrowed considerably from our historical interest rate spread and will continue until we see an increase in the federal funds rate. In addition, we have also experienced a decline in both credit and debit client cash balances which also caused a decline in overall net interest income.

          In September 2008 we experienced two incidents that had a material impact on our profitability and Terra Nova's capital for the year ended December 31, 2008. As further discussed in Note 10 to the accompanying consolidated financial statements we experienced two instances where clients conducted unusual trades that resulted in our having $3.6 million in bad debts losses. We have instituted preventative measures intended to avoid recurrence of the events which caused such losses in the future. Despite these losses Terra Nova continued to exceed all regulatory capital requirements.

           Our results for the year ended December 31, 2009 reflect the following important factors:

•	Net loss for the year ended December 31, 2009 of $13,211,206 includes the following non-cash expenses among other non-cash items:
º	Depreciation expense on property and equipment of $390,886
º	Amortization expense on capitalized software of $545,603
º	Amortization expense on intangible assets of $1,370,150
º	Share-based compensation of $127,418
º	Loss on impairment of capitalized software development costs of $1,410,414
º	Goodwill impairment of $7,501,408
º	Loss on impairment of property and equipment of $173,599
•	Posted average revenue per employee of approximately $373,000 based on seventy-four full-time employees as of December 31, 2009 compared to $395,000 based on ninety-four full-time employees as of December 31, 2008.
•	Net interest income was down $2.8 million to $1.5 million for the year ended December 31, 2009 compared to $4.2 million for the same period in 2008.
•	Repurchased 428,434 shares under the common stock repurchase program during 2009 for approximately $272,000 reducing outstanding shares to approximately 25 million. We have repurchased approximately 1.5 million shares in 2008 and 2009.

Revenues

Commissions and fees

           Our commissions and fees revenue is dependent on the overall trading activity in the United States equity, futures and option markets by our clients. Commission revenue consist of executing NYSE and NASDAQ listed securities and OTC securities transactions along with exchange listed option transactions, futures and futures options, ETFs, fixed income and mutual funds. Commission revenue is recorded on a settlement date basis. Fee revenue is generated from clients accessing stock exchanges and various account maintenance fees.

           Our commissions and fees decreased from $31.6 million in 2008 to $24.8 million 2009-a decrease of 21.5% due primarily to lower trading activity offset by an increase in the average commission rate. For 2009 compared to 2008 the firm showed a decrease in equity commissions of 28.7%, a 2.3% increase in option commissions, and a 57.1% decline in futures commissions.

           The total shares or contracts traded were down 2.9 billion to 5.6 billion in 2009 from 2008. Total equities share volume was down 2.9 billion shares to 5.5 billion shares traded for the year ended December 31, 2009 compared to the year ended December 31, 2008. Option contracts executed in 2009 increased by 2.8 million to 11.3 million compared to 2008. The total tickets traded were down 2.3 million to 4 million in 2009 from 2008. Total equities tickets were down 1.8 million to 2.9 million for the year December 31, 2009 compared to the year ended December 31, 2008. Option tickets executed in 2009 declined by 372,000 option tickets to 1 million option tickets compared to 2008.

Net interest income

           As a self-clearing broker-dealer we receive interest income on client credit and debit balances through interest bearing accounts, U.S. government securities and correspondent clearing interest sharing arrangements. Interest income decreased from $5.3 million in 2008 to $1.5 million in 2009-a decrease of 72.3%. Interest income was impacted both by a decline in client debit and credit cash balances and lower federal fund rates from the year earlier. The interest earned on segregated cash balances was also impacted by the historically low federal funds rate which is our base rate to determine client debit and credit rates and earnings on our reserve deposits.

           During 2009 the Federal Reserve did not change the federal funds rate which remains in a range of 0% to 0.25%. During 2008 the Federal Reserve Open Market Committee lowered the federal funds 400 basis points. All client credit and margin debit rates are based off the federal funds rate. We also borrow securities resulting from clients who have short securities and we receive interest on cash we have deposited with broker-dealers as collateral in return for borrowing the securities.

           Interest expense on brokerage accounts was $1.1 million in 2008 compared to zero during 2009-a decrease of 100%. As a self-clearing broker-dealer we pay interest to clients on cash credit balances as well as interest to banks for short-term client related loans.

Software fees, net

           Our software fees are generated from software subscription fees and exchange charges from our Tradient proprietary trading platforms. Software fees increased 9.1% to $929,000 in 2009. Despite a net decrease in the number of Tradient users we experienced a net increase in fees due to fewer users qualifying for software rebates in 2009. The software rebate is based on users achieving certain trading levels each month. Additionally, a strategic relationship was terminated in January 2009 that accounted for a majority of the decline in users as well as the change in software rebates earned. With the closing of Tradient in February 2010 we will not anticipate generating any such software fees in the future.

Expenses

Commissions and clearing

           A percentage of commissions that we earn are paid to registered representatives and multiple clearing correspondent arrangements with other broker-dealers. We have access to multiple Electronic Communication Networks ("ECNs") and other execution venues and we pay a fee (or rebate payment for order flow) to these venues for executing equity and option transactions on or through their systems. We are a member of multiple exchange and regulatory organizations and are paid fees when executing transactions through them. These exchange and regulatory costs are typically based on the number and size of transactions executed. Futures are cleared through an established futures commission merchant and we pay execution fees associated with those futures transactions. Lastly, included in commissions and clearing are soft dollar and sales commission expenses.

           Our commissions and clearing expense decreased from $11 million in 2008 to $9.6 million in 2009-a decrease of 13.6%. The decrease is attributable to lower ECN fees, option transaction fees and soft dollar payments. This was offset by an increase in commissions paid to registered representatives.

Compensation and benefits

           Compensation and benefits consists mainly of wages, payroll taxes, employee benefits, and discretionary bonuses, along with non-cash share-based compensation expense. Compensation and benefits increased $120,000 to $8.7 million in 2009. The increase is attributable to less capitalized salaries for software development in 2009 partially offset by a decline in incentive compensation. The amount of employee wages and benefits capitalized as software development costs was $723,000 in 2008 compared to $117,000 in 2009. The number of our full-time employees was seventy-four as of December 31, 2009 and ninety-four full-time employees as of December 31, 2008. We had a reduction in workforce in January 2009 and December 2009. In February 2010 we had a further reduction in workforce after which we have sixty-five full-time employees. The number of full-time employees includes our foreign subsidiary QuantNova which had eight full-time employees at December 31, 2009 and six full-time employees and two contract employees at December 31, 2008.

Software and market data

           The software and market data expense consists of payments to multiple third party trading platform providers for data and trading platform access for our clients and is a variable cost based on the number of clients, licenses and order routing execution. The remaining fees include payments to vendors for access to market data including option and equity prices and news information. Our software and market data expenses decreased $2.5 million from $5.8 million in 2008 to $3.3 million in 2009- a decrease of 43.9%.

           The majority of the decrease in software and market data expense in 2009 compared to 2008 was due to decreased costs associated with a reduction in a third party vendor's software and order routing execution fees. During the second half of 2008 and to a lesser extent in 2009 we had many of our clients convert to our Tradient proprietary trading platforms to balance costs and fulfill client trading platform needs.

           Tradient produced proprietary trading platforms which are alternatives to third party provided offerings. We have determined that the capital required to operate Tradient proprietary trading platforms is better deployed in our other operations and so we closed Tradient effective February 1, 2010.

Advertising and promotional

           Advertising and promotional expenses include trade shows, targeted marketing in financial publications, online advertising, and various sales force marketing related expenses. Advertising and promotional expenses decreased from $629,000 during 2008 to $605,000 in 2009-a decrease of 3.9%.

Professional fees

           Professional fees relate to legal and consulting fees incurred for such things as our defense against litigation, compliance with Sarbanes-Oxley requirements, shareholders meeting, multiple regulatory filings, tax and audit expenses and regulatory compliance. Professional fees increased from $2.8 million in 2008 to $2.9 million in 2009-an increase of 3.1%. In 2009 and 2008, professional fees include approximately $300,000 for audit fees, $1.3 million in litigation and legal expenses, and $1.1 million in information, technology and administrative consulting. The legal expenses are largely associated with multiple securities filings and various litigation defense costs. Consulting expenses included multiple technology consultants used for the brokerage industry options symbology initiative along with ongoing technology support.

Communications and information technology

           Our communications and information technology expenses increased from $864,000 in 2008 to $953,000 in 2009-an increase of 10.2%. We incur expenses associated with multiple vendors providing communications and network connectivity. The increase in 2009 compared to 2008 is mainly due to rent expense on two co-location facilities. In 2009, we consolidated our two data centers into one co-location facility. In December 2009, a month-to-month lease was terminated for one of the co-location facilities and the remaining co-location facility lease was renewed for two years. We consolidated our data centers to better meet the needs of the organization and reduce costs. The remaining co-location facility is a larger space and has better telecommunications and network infrastructure. We also will recognize rent savings.

Depreciation and amortization

           Depreciation and amortization expenses remained the same at $2.3 million in 2009 and 2008. Intangible assets were comprised of the acquired customer list and trade name of Terra Nova in connection with the acquisition of Terra Nova in the amounts of $4.7 million and $1.8 million, respectively. During the first quarter of 2008 the estimated life of the customer list was reduced from ten years to five years based on a determination that the turnover rate of the original clients from May 2006 was higher than was originally estimated which generates amortization expense of $1.4 million in each of the years ended December 31, 2009 and 2008. In 2006, we obtained significant software systems and processes which encompass the proprietary back office clearing system valued at $1.5 million and assigned a useful life of ten years based on the significance, functionality, and longevity expected. Based on future cash flows expected to be generated by this asset, determined using estimates, judgments and assumptions that management believes are appropriate, we determined that this asset no longer had any value and therefore recorded an impairment charge to write off the asset at December 31, 2009. This write down will result in an annual decline of depreciation and amortization expense of approximately $150,000. In addition, the February 2010 closing of our wholly-owned subsidiary Tradient will result in an annual decline of depreciation and amortization expenses of approximately $310,000.

Bad debt expense

           Bad debt expense was $3.6 million in 2008 compared to none in 2009. In 2008, the Company experienced two instances where two separate clients performed trades that exposed the Company to significant credit risk and resulted in material losses to the Company during the month of September 2008. Each instance was unique and the Company implemented preventative measures and internal risk management policies to avoid recurrence of the events which caused such losses in the future. Each of the two instances of customer trading losses is further described herein.

Goodwill impairment

           We recorded an impairment charge for our entire amount of goodwill, $7.5 million, on December 31, 2009. No goodwill impairment was identified in 2008. As required by current accounting rules we complete an annual (or more often if circumstances require) impairment test for our goodwill and the test performed on December 31, 2009 indicated that goodwill was fully impaired.

Capitalized software development costs impairment

           We recorded an impairment charge for certain capitalized development costs related to software systems and processes which encompass the proprietary back office clearing system and software related to Tradient's proprietary trading platform with a carrying value of $477,386 were not recoverable. Accordingly, the Company recorded impairment losses on capitalized software development costs of $1,410,414 during the year ended December 31, 2009.

Other general and administrative expenses

           Our general and administrative expenses increased from $1.4 million in 2008 to $3.2 million in 2009. General and administrative expenses include certain clearing related expenses, office rent, shareholder relations, travel and entertainment, franchise taxes, director compensation, employee severance and other miscellaneous expenses that we incur. The expenses in 2009 include a $204,000 loss from settlement with a third party clearing firm, $617,000 related to settlement of arbitration and accruals for regulatory matters and $285,000 of severance expense. These expenses were offset by gains in 2008 which were significantly lower due to a reversal of liabilities for which the statute of limitations expired totaling approximately $843,000 and a $334,000 gain on the sale of a seat on the Boston Stock Exchange.

Income tax expense (benefit)

           We recorded an income tax expense in 2009 of $262,979 compared to an income tax benefit in 2008 of $277,734. The 2009 income tax expense consisted of $22,021 current income tax benefit and $285,000 deferred income tax expense. The 2009 current income tax benefit is due to a refund from overpayment of prior year taxes. The 2009 deferred income tax expense is a result of the increase in the Company's valuation allowance on its net deferred tax asset by $285,000 in order reduce the carrying value of the net deferred tax asset to an amount that was more-likely-than-not realizable. The income tax benefit in 2008 of $277,734 consisted of $62,865 current income tax benefit and $214,869 deferred income tax benefit. The 2008 income tax benefit includes a benefit of $196,475 resulting from amendment to prior filed state tax returns in order to file on a unitary basis in the State of Illinois and a benefit of $144,580 as a result of overpayment of state taxes in prior years offset by a federal tax expense of $208,224 for additional federal taxes due for 2007.

            At December 31, 2009, the Company had income tax receivable totaling $738,285 which is comprised of an overpayment in estimated federal and state tax payments for 2008 of approximately $400,000, State of Illinois refunds from amendments from filing on a unitary basis of approximately $196,000 and State of Illinois refund receivables from amendments to prior years' returns of approximately $150,000. At December 31, 2008, we had an income tax receivables balance of $1,446,264 which represents an overpayment in estimated federal and state tax payments for 2009 of $1.1 million, $196,000 State of Illinois refunds from amendments to filing on a unitary basis, and $123,000 State of Illinois for outstanding refunds receivable from prior years' returns.

Liquidity and Capital Resources

Cash and cash equivalents

           As reflected on the accompanying consolidated statements of cash flows, cash and cash equivalents declined $6 million to $1.9 million at December 31, 2009 compared to December 31, 2008. Cash used in operating activities was $5.2 million in 2009 which included net loss of $13.2 million. Adjustments to reconcile net loss to net cash used in operating activities in 2009 included depreciation and amortization totaling $2.3 million, goodwill impairment of $7.5 million and $1.6 million from the impairment write-off of certain capitalized software development costs and property and equipment. Changes in cash segregated in compliance with federal regulations, receivables from customers and non-customers, and payables to customers and non-customers increased cash flow from operations by $5.1 million. Liquidity needs relating to client trading and margin borrowing activities are met through cash balances in client brokerage accounts which totaled approximately $159.8 million as of December 31, 2009.

           Cash and cash equivalents are unchanged at $7.9 million at December 31, 2008. Cash flow from operations was $13.9 million for the twelve months ended December 31, 2008 which included net income of $363,747. Adjustments to reconcile net income to net cash provided by income included depreciation and amortization totaling $2.3 million and stock-based compensation of $143,000. This was offset by gains totaling $1.5 million including: reversal of liabilities for which the statute of limitations expired totaling approximately $843,000; $325,000 on the sale of a seat on the Boston Stock Exchange; reduction in deferred income taxes of $214,869; and $140,000 legal accrual reversal due to an anticipated fine which was not levied. Combined customer segregated cash, related customer receivable balances, and customer related payable balances increased cash flow from operations by $2.9 million. Our liquidity needs is met through cash balances in client brokerage accounts which were approximately $152 million at December 31, 2008.

           Cash used in investing activities for year ended December 31, 2009 was $532,000 due to the purchases of property and equipment of $389,000 and capitalization of software development costs of $143,000.

           Cash flow used in investing activities for year ended December 31, 2008 was $908,000 due to the purchase of property and equipment of $504,000 and $738,000 of capitalized software development costs offset by the proceeds from the sale of an exchange seat of $334,000.

           Cash used in financing activities for the year ended December 31, 2009 was $272,000 due to the purchases of treasury stock.

           Cash flow used in financing activities during the year ended December 31, 2008 was $13 million due to a net payment on our line of credit of $10.8 million, $1.3 million for the common stock repurchase program, payment of preferred dividends of $50,063, and redemption of the all outstanding preferred stock for $781,100.

           Cash and cash equivalents on the statement of consolidated balance sheets consists primarily of cash held in liquid commercial bank accounts or clearing organization accounts paying a "money market" rate of interest. We also have a sweep account which deposits excess operating bank balances overnight into a money market account. We review all money market funds in which it invests to ensure, to the extent possible, that our funds are not at risk.

Net capital requirement

           Our broker-dealer subsidiary is subject to capital and other requirements of the SEC, FINRA, and CFTC. In addition to mandatory capital requirements (See Note 13 - Regulatory Requirements to our financial statements for the year ended December 31, 2009 included in this Prospectus), as a self-clearing broker-dealer, Terra Nova is required to deposit funds with clearing organizations, such as DTCC and OCC, which may be large in relation to Terra Nova's total liquid assets and may vary significantly based on client trading activity. Currently, the Company believes it has sufficient capital to meet all such capital requirements. These capital requirements are subject to change from time to time. Unforeseen increases in regulatory capital requirements may impact the Company's growth and operational plans depending on the amount of the increase.

Cash segregated in compliance with federal regulations

           Cash segregated in compliance with federal regulations was $136 million at December 31, 2009 versus $141.2 million at December 31, 2008. Such funds have been segregated in special reserve accounts for the exclusive benefit of customers under Rule 15c3-3 of the Securities Exchange Act of 1934, as amended and other regulations. We are required to determine the amount required to be deposited weekly, as of the close of the last business day of the week, and if necessary, to deposit additional funds by the opening of banking business on the next business day.

          Due to the continuing banking crisis that began in 2008 we now maintain special reserve accounts for the exclusive benefit of customers under Rule 15c3-3 of the Securities Exchange Act of 1934 with multiple qualified banking institutions to mitigate credit risk. We have taken measures to diversify the banks in which it maintains customer and corporate accounts and monitors their bank performance ratios on a regular basis to help mitigate insolvency risk. All banks in which we maintain customer and corporate deposits are "Well Capitalized" in accordance with the FDIC's Regulatory "Prompt Corrective Action" risk capital rating system. In the special reserve accounts we invest in a combination of qualified securities including short-term U.S. government securities, reverse repurchase agreements collateralized by U.S. government securities, qualified trust products, and interest bearing cash accounts. These changes are in full compliance with all regulatory requirements while providing customer protection of their funds held us.

Lines of credit

          Terra Nova maintains credit lines secured by customer securities to facilitate its self-clearing broker-dealer operations. The rate on the line of credits are determined daily by the banks and are based on the daily rate at which banking institutions are able to borrow from each other plus a predetermined spread. Management believes that cash balances in client brokerage accounts and operating earnings will continue to be the primary source of liquidity for us in the future. In the fourth quarter of 2009 we added a credit line secured by customer securities with a qualified banking institution which will also be used to meet daily cash flow needs along with a third credit line used for processing ACH credit and debit transactions. At December 31, 2009 and December 31, 2008, we did not have any outstanding balances drawn on the credit lines.

Liquidity

          To the extent that business or transactional opportunities are presented we may need to raise additional capital or issue additional equity. Current alternatives include, but are not limited to subordinated debt, term loans, and collateralized bank loans with multiple banking institutions; however, the current credit environment makes it difficult to raise capital through these means. The tighter credit market has made it more difficult for us to obtain capital for short-term financing of our self-clearing operations and customer margin lending. Management believes that cash balances in client brokerage accounts and operating earnings will continue to be our primary source of liquidity for the Company in the future.

          We expect that our current cash, cash equivalents balances, our credit amounts available through our credit lines, along with our cash flows from operations will be sufficient to meet our working capital and other capital requirements for the foreseeable future.

Off-Balance Sheet Arrangements

          In the ordinary course of business, there are certain contingencies which are not reflected in the financial statements. These activities may expose us to credit risk in the event broker-dealer clients are unable to fulfill their contractual obligations. Many client accounts are margin accounts in which we, in effect, loans money to clients. In margin transactions, we may be obligated for client losses when credit is extended to clients directly that is not fully collateralized by cash and securities in the clients' accounts. In connection with securities activities, Terra Nova executes client transactions involving the sale of securities not yet purchased ("short sales"), all of which are transacted on a margin basis subject to federal, self-regulatory organizations, individual exchange regulations and Terra Nova's internal risk management policies. In all cases, such transactions may expose us to significant off-balance sheet credit risk in the event that client collateral is not sufficient to fully cover losses that clients may incur. In the event that clients fail to satisfy their obligations Terra Nova would be required to purchase or sell financial instruments at prevailing market prices to fulfill the clients' obligations.

          Terra Nova seeks to control the risks associated with its clients' activities by requiring clients to maintain collateral in their margin accounts in compliance with various regulatory requirements and internal risk management requirements. Terra Nova monitors required margin levels on an intra-day basis and, pursuant to such guidelines, requires the clients to deposit additional collateral or to reduce positions when necessary.

          Terra Nova provides guarantees to clearing organizations and exchanges under their standard membership agreements which require members to guarantee the performance of other members. Under these agreements, if a member becomes unable to satisfy its obligations to the clearing organization and exchanges other members may be called upon to meet such shortfalls. Our liability under these arrangements is not quantifiable and may exceed the cash and securities it has posted as collateral. However, management believes the possibility of being required to make payments under these arrangements is remote. Accordingly, no liability has been recorded for these potential events.

          We are subject to various forms of credit risk and those risks could have a material adverse effect on our financial situation.

DIRECTORS

          The Board is currently comprised of four directors: Messrs. Bernay Box, Charles B. Brewer, Russell N. Crawford, and Stephen B. Watson. Our former director Gayle C. Tinsley ceased serving as director upon his death on June 25, 2010.

Directors of the Company

          Bernay C. Box, age 48, has served as a director and as Chairman of the Board since June 2006, and has served as Chief Executive Officer since December 1, 2009. Mr. Box is the founder and has been during the past five years the managing partner of Bonanza Capital, Ltd. (which we sometimes refer to as the Investment Manager), a private investment partnership he founded in 1999. Based in Dallas, Texas, the Investment Manager is a small-cap investment fund managing money for high net worth and institutional clients. Mr. Box is also the CEO and President of Bonanza Fund Management, Inc. ("BFM"). In addition, since May 2009 Mr. Box has been a member of the Board of Directors for Points International Ltd., a Canadian public company that trades on the Toronto Stock Exchange and is quoted on the OTC Bulletin Board, and currently serves as Chairman of the Board. He also serves as a member of the Human Resources and Corporate Governance Committee for that company. Mr. Box has over 20 years of investment experience and is a graduate of Baylor University.

          Mr. Box has been selected for the Board due to his intimate knowledge of the Company, having led a PIPE transaction in 2006 that resulted in the Company taking its present form. In addition, Mr. Box represents the Company's largest shareholder and has many years of experience investing in and guiding small companies to help them grow. Mr. Box also possesses Board experience.

          Charles B. Brewer, age 61, has served as a director since January 2004. Mr. Brewer serves as President and Chief Executive Officer of Senior Quality Lifestyle Corporation, a non-profit corporation that operates upscale retirement and assisted living communities in Dallas, Houston and Barton Creek, Texas. Mr. Brewer serves on the board and as chairman of each of the non-profit boards for these communities and for new communities under construction in Fort Worth and Corpus Christi. Mr. Brewer is an attorney and has served as a director of a number of publicly traded companies. He has been principally employed for the last 18 years in restructuring financially troubled companies on behalf of various creditor groups. In the past five years, Mr. Brewer has served as an executive officer, and/or chief executive officer and as a director at Capital Gaming Corporation and American Eco Corporation, and was employed during periods when each of those companies sought to reorganize under Chapter 11 of the United States Bankruptcy Code. Mr. Brewer holds B.A. and J.D. degrees from Southern Methodist University.

          Mr. Brewer brings legal expertise to the Board and has served as CEO and general counsel for other publicly traded companies. He also has experience in corporate governance. His business experience in helping develop and grow smaller companies with limited financial resources is another attribute valued by the Board.

          Russell N. Crawford, age 62, has served as a director since June 2005. Mr. Crawford is Chief Operating Officer of Electrical Distributors, LLC which does business primarily in Texas. Electrical Distributors, LLC is a wholesale electrical supplier and is privately held. Mr. Crawford was formerly General Manager of Diverse Construction, a general contracting firm. Prior to Diverse Construction, Mr. Crawford was Principal of Crawford Consulting Services, a consultancy focusing on the construction industry. From 2001 to 2004, Mr. Crawford served as Vice President and Chief Marketing Officer of Mills Electrical Contractors, a division of Integrated Electrical Services, Inc., in Dallas, Texas. His long career in the electrical services industry has included, among other executive and management positions, the founding and serving as President of Crawford Electric Supply Company in Dallas, Texas from 1986 to 1997. Mr. Crawford holds a B.S. degree in Biology and Chemistry from Stephen F. Austin State University.

          Mr. Crawford is a valued Board member due to his lengthy history of serving as a senior business executive, which allows him to quickly review and appraise the efforts of the Company's management and provide direction to them. This background also makes him conversant with current trends in executive compensation. Further, his technical background allows him to understand the telecommunications and software issues the Company faces in connection with its trading business.

          Stephen B. Watson, age 62, has served as a director since January 2004. Mr. Watson is the Managing Director of Stanton Chase International's Dallas, Texas office. Stanton Chase International is an executive search firm. Mr. Watson previously served as the International Chairman of Stanton Chase International since November 2004. Prior to Stanton Chase International, Mr. Watson was a managing director at Russell Reynolds Associates, a senior partner at Heidrick & Struggles and the technology practice leader and board member of Ray & Berndtson. Mr. Watson previously served as Chairman, President and CEO of Micronyx, a leading supplier of security products, spent 9 years at Tandem Computers where he was regional director and over 13 years at Burroughs Corporation, where he held various management positions. Mr. Watson received his B.S. degree in electrical engineering from the University of Wisconsin, and his M.B.A. from Southern Methodist University.

          Mr. Watson has been selected for Board membership due to his extensive knowledge of executive staffing and compensation. In addition, he has great technical knowledge that allows him to quickly understand the sophisticated information technology requirements of the Company. Mr. Watson not only has advanced education in business management, but has served at the highest levels of management, allowing him to quickly and cogently assess the business issues and opportunities that present themselves to the Company.

Independence of Directors

          The Board has affirmatively determined that each of the directors, except Mr. Box, has no relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is an "independent director" as defined in the rules of The NASDAQ Stock Market. With respect to the determination of the independence of our directors, the Board has adopted independence standards that mirror exactly the criteria specified by the applicable laws and regulations of the SEC and the NASDAQ Stock Market rules. The applicable standards for independence for the Board are contained in our Governance Principles which are posted on our website at www.TNFG.com. In determining the independence of our directors, the Board considers whether there were any transactions or relationships between directors, their organizational affiliations or any member of their immediate family, on the one hand, and us, our subsidiaries, our affiliates and our executive management, on the other hand (including those discussed under "Certain Relationships and Related Transactions" below). The purpose of this review is to determine whether any such relationships or transactions exists that were inconsistent with a determination that the director is independent.

          Each member of our Audit Committee, Compensation and Management Development Committee, and Nominating and Corporate Governance Committee are independent directors as defined in the applicable rules and regulations of The NASDAQ Stock Market and the SEC.

Compensation of the Board

          Since December 2007, the amount payable to directors for serving on the Board is an annual fee of $15,000. In addition, non-employee directors are entitled to receive a fee of $1,250 for each Board and committee meeting attended. Directors who are appointed at a date other than the Annual Meeting will be entitled to receive a pro rata portion of the annual director compensation. Mr. Box waived his right to receive any compensation for serving on the Board for 2008 and 2009 and has indicated his intention to waive his right to receive any compensation for serving on the Board in 2010.

Director Compensation for Fiscal Year 2009

          The following table sets forth the compensation paid to each of our directors who is not also a named executive officer for the year ended December 31, 2009.

Director	Fees Earned or Paid in Cash ($)	Total ($)
Gayle C. Tinsley (1)	28,750	28,750

Charles B. Brewer	35,000	35,000

Russell N. Crawford	43,750	43,750

Stephen B. Watson	36,250	36,250

(1) Former director.

Set forth below is the total number of stock option and incentive warrant awards outstanding for each non-employee director as of December 31, 2009. All such awards are fully vested.

Director	Number of Stock Options Outstanding as of December 31, 2009	Number of Warrants Outstanding as of December 31, 2009
Gayle C. Tinsley (1)	2,000	100,000

Charles B. Brewer	2,000	75,000

Russell N. Crawford	1,000	75,000

Stephen B. Watson	2,000	75,000

(1) Former director.

Policies on Business Conduct and Ethics

          The Company has a Code of Business Conduct and Ethics, which was last revised as of March 2008. The Code, which applies to all our directors, officers, consultants and employees, is available on our website at www.TNFG.com. Any amendment to, or waiver of, any provisions of the Company's Code of Business Conduct and Ethics for executive officers and directors will be promptly disclosed on our website in accordance with applicable laws and regulations.

MANAGEMENT

           The following provides information regarding each of the Company's executive officers as of the date of this Prospectus.

          Bernay C. Box has served as a director and as Chairman of the Board since June 2006, and has served as Chief Executive Officer since December 1, 2009. Mr. Box is the founder and has been during the past five years the managing partner of Bonanza Capital, Ltd. (which we sometimes refer to in this Prospectus as the Investment Manager), a private investment partnership he founded in 1999. Based in Dallas, Texas, the Investment Manager is a small-cap investment fund managing money for high net worth and institutional clients. Mr. Box is also the CEO and President of BFM. In addition, since May 2009 Mr. Box has been a member of the Board of Directors for Points International Ltd., a Canadian public company that trades on the Toronto Stock Exchange and is quoted on the OTC Bulletin Board, and currently serves as Chairman of the Board. He also serves as a member of the Human Resources and Corporate Governance Committee for that company. Mr. Box has over 20 years of investment experience and is a graduate of Baylor University. Mr. Box is 48 years old.

          Raymond Burley joined the Company in August 2005. He was named President and Chief Operating Officer of Terra Nova Financial, LLC as of December 1, 2009. Mr. Burley has more than 20 years of experience in the financial services and brokerage industries, including roles as COO of full-service investment management and brokerage firm Romano Brothers & Company and CFO of options market maker Cutler Group, LP. He holds a Bachelor of Arts degree from Western Illinois University and has earned FINRA Series 7, 24 and 27 accreditations. Mr. Burley is 43 years old.

          Murrey Wanstrath has served as the Company's Chief Financial Officer since April 15, 2009. He previously also served as a director from June 2006 through May 14, 2009. Mr. Wanstrath previously acted as the Company's interim Chief Financial Officer, Secretary and Treasurer from November 19, 2007 until May, 2008 pursuant to a Services Agreement entered into by the Company and BFM. He subsequently provided financial consulting services to the Company under an Agreement entered into by the Company and DIAL Capital, LLC, Mr. Wanstrath being the President of DIAL Capital, LLC. Mr. Wanstrath was previously Managing Director with the Investment Manager from November 2005 through August 2008. Mr. Wanstrath was an investment banker with Stonegate Securities from December 2004 through October 2005, as well as a senior equity analyst for Hibernia Southcoast Capital from October 2001 through May 2004. Mr. Wanstrath also worked as a manager in the transaction services group for Ernst & Young from January 1999 through October 2001, and from May through December of 2004. Mr. Wanstrath, CPA, has earned the Chartered Financial Analyst designation, and graduated from the University of Arkansas in Fayetteville with a Bachelor of Business Administration in Accounting. Mr. Wanstrath is 36 years old.

EXECUTIVE COMPENSATION

Summary Compensation Table For Years Ended December 31, 2009 and December 31, 2008

          The following table sets forth the compensation for the services in all capacities to us or our subsidiary companies or their predecessors for the years ended December 31, 2009 and December 31, 2008 of (a) our former Chief Executive Officer and our current Chief Executive Officer during the fiscal year ended December 31, 2009 and (b) the two most highly compensated executive officers, other than our Chief Executive Officer, employed by us as of December 31, 2009, referred to as the "named executive officers" in this Prospectus.

Name and Principal Position	Year	Salary(1) ($)	Bonus ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Bernay Box
(Chief Executive Officer
as of December 1, 2009)	2009	--	--	--	--	--

Michael G. Nolan (4)	2009	$206,250	--	$33,502	$175,847	$415,599
(former Chief Executive Officer)	2008	$230,519	$150,000	--	$6,951	$387,470

Murrey Wanstrath (5)	2009	$127,542	--	$50,253	$18,798	$196,593
(Chief Financial Officer)	2008	--	--	--	$21,250	$21,250

Cristian Doloc (6)	2009	$200,000	--	$28,477	$6,048	$234,525
(former Chief Technology Officer)	2008	$204,616	$45,000	--	$6,951	$256,567

(1)	The compensation included in the table above for Messrs. Nolan and Doloc includes compensation for their services to both us and subsidiaries.

(2)	Represents the aggregate grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718. See Note 14 to our consolidated financial statements for the twelve months ended December 31, 2009 included in this Prospectus for the assumptions used to value these awards.

(3)	The amounts shown in this column consist of the following components:

Name	Year	Company 401k Match (a) ($)	Director Fees(b)	Life Insurance Premiums Paid by Company ($)	Severance Payments ($)	Total ($)

Murrey Wanstrath	2009	--	$18,750	$48	--	$18,798
	2008	--	$21,250	--	--	$21,250

Michael G. Nolan	2009	$3,938	--	$48	$171,861	$175,847
	2008	$6,900	--	$51	--	$6,951

Cristian Doloc	2009	$2,000	--	$48	--	$6,048
	2008	$6,900	--	$51	--	$6,951

(a)	Represents matching contributions to the 401k account under the Company's defined contribution 401k plan of each named executive officer. See the description of the plan in "Retirement Plans" below for more information.

(b)	Represents director fees received for serving as a director through May 14, 2009. Mr. Wanstrath received only the listed fees, and no equity awards or other incentive awards for service as a director in 2008 or 2009.

(4)	Mr. Nolan's employment as Chief Executive Officer became effective in August 2006 and ended as of December 1, 2009.

(5)	Mr. Wanstrath became Chief Financial Officer on April 15, 2009. He served as a director from June 2006 through May 14, 2009. Fees he received for serving as director in 2008 and 2009 are listed in "All Other Compensation." The table does not reflect certain payments made by the Company to BFM in 2008 pursuant to a services agreement, effective as of November 19, 2007, which the Company entered with BFM. BFM agreed to provide the services of Mr. Wanstrath, one of its employees, to act as our interim Chief Financial Officer, Secretary and Treasurer, which was effective until May 23, 2008. The Company paid BFM the amount of $4,330 per week for such services. See "Certain Relationships And Related Transactions."

(6)	Mr. Doloc ceased serving as our Chief Technology Officer on January 28, 2010.

          All of our executives, other than our current Chief Executive Officer, Bernay Box, who does not receive compensation for his services, operate under a compensation structure whereby they are entitled to an initial base salary and a discretionary annual target bonus, which may be paid in cash, stock or a combination of both, the amount of which depends on the degree to which the Company achieves certain financial targets (such as growth of revenues), certain operational metrics and the successful implementation of various initiatives, and such other criteria as may be approved by our Board. There were no bonuses granted in 2009 to any of our named executive officers.

          Our 2005 Long-Term Incentive Plan was originally approved by our shareholders in June 2005 and was subsequently amended in May 2007 to consolidate the Long-Term Incentive Plan with other prior stock-based plans in order to streamline the time and costs associated with administrating such prior plans. The Long-Term Incentive Plan provides that key employees, consultants and non-employee directors of the Company may be granted (i) incentive and non-qualified options to acquire shares of the Company's common stock, (ii) performance based awards, (iii) shares of restricted common stock, (iv) stock appreciation rights and (v) "phantom" stock awards. As of December 31, 2009 4,278,862 stock options were authorized for issuance under the Long-Term Incentive Plan and 3,286,088 were available for grants under the plan.

          The Company adopted the 2006 Warrant Incentive Plan in May 2006 to provide for the grant of warrants to encourage certain employees and directors of the Company to acquire a proprietary interest in the Company and to share in the future success of the Company's business, to attract and retain outstanding management personnel and directors and to promote a close identity of interests between the Company's employees and directors and the Company's stockholders. As of December 31, 2009 3,500,000 warrants were authorized for issuance under the Warrant Incentive Plan and 472,500 were available for grant under the plan.

          The compensation of our former Chief Executive Officer, Mr. Nolan, was determined by the Board. Mr. Nolan ceased acting as our Chief Executive Officer as of December 1, 2009, and resigned as a director on December 22, 2009. The Company entered into an Agreement with Mr. Nolan pursuant to which he is to receive nine months of base salary commencing on December 15, 2009, payable semi-monthly. The Company also agreed to pay any of Mr. Nolan's COBRA payments through September 15, 2010. The Agreement also contains confidentiality and non-solicitation provisions. The Board has delegated authority to our management regarding matters related to the compensation of the Company's other employees. The Board periodically reviews certain matters regarding compensation in accordance with the terms of the charter of the Compensation Committee. The material terms of certain option grants are set forth in the notes to the "Outstanding Equity Awards at Fiscal Year-End" table below. Bernay Box, our Chairman and Chief Executive Officer is not currently receiving compensation for serving as our Chief Executive Officer.

           The following table sets forth the outstanding equity awards held by each of our named executive officers as of December 31, 2009:

Outstanding Equity Awards at Fiscal Year-End 2009

           The following table sets forth information regarding outstanding equity awards for each named executive officer as of the end of fiscal year 2009.

Option Awards (1)

	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date
Bernay Box	--	--	--	--

Murrey Wanstrath	--	150,000(2)	$.80	08/3/2014

Michael G. Nolan	50,000	--	$2.50	06/15/2010
(former Chief Executive Officer)	156,274	--	$1.53	06/15/2010
	360,000	--	$2.50	08/04/2011

Cristian Doloc	75,000	75,000 (3)	$1.65	09/07/2012 (4)
(former Chief Technology Officer)		85,000 (5)	$0.80	08/03/2014

(1)	Includes incentive warrants issued and options granted to the named executive officers.

(2)	Options issued August 3, 2009. Such options vest in three equal installments on August 3, 2010, August 3, 2011, and August 3, 2012.

(3)	Options to purchase 150,000 shares of common stock at an exercise price of $1.65 per share were granted on September 7, 2007. 25% of such options vested and became exercisable on September 7, 2008, 25% vested and became exercisable on September 7, 2009 and the remaining 50% of such options were to vest and become exercisable on September 7, 2010. Due to Mr. Doloc's termination on January 28, 2010, the 75,000 options listed in this column will not vest.

(4)	Due to Mr. Doloc's termination in January 2010, the options will now expire on July 28, 2010.

(5)	Options to purchase 85,000 shares of common stock at an exercise price of $0.80 per share granted on August 3, 2009. Such options were to vest in three equal installments on August 3, 2010, August 3, 2011, and August 3, 2012. Due to Mr. Doloc's termination on January 28, 2010, such options will not vest.

Employee Benefit Plan

          The Company provides retirement benefits through a defined contribution 401k plan ("401k Plan"). All employees are eligible to enroll in the 401k Plan after they reach the age of twenty-one and complete one month of employment with the Company. The Company makes a matching contribution each pay period. Employee salary deferrals up to 6% of the employee's compensation each payroll period are matched at 50%. The Company match is subject to the following vesting schedule: 20% vested after two years and an additional 20% each subsequent year, with full vesting achieved after six years of employment. The Company's matching contributions for 2009 and 2008 were approximately $143,000 and $148,000, respectively.

Risk Considerations in our Compensation Program

          We structure the compensation of management, other than our current Chief Executive Officer who does not receive compensation for his services, to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a steady income so executives do not feel pressured to focus exclusively on short term gains, or annual stock price performance which may be to the detriment of long term appreciation and other business metrics. The variable (cash bonus and equity awards) portions of compensation are designed to reward both individual performance and overall corporate performance. For individual performance, bonuses are qualitatively determined in the sole discretion of the Compensation Committee. Equity awards, however, receive their value based on overall Company performance. We believe that the variable components of compensation are sufficient to motivate executives to produce superior short and long terms corporate results while the fixed element is also sufficient that executives are not encouraged to take unnecessary or excessive risks in doing so.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

          Since January 1, 2008, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the years ended December 31, 2009 and 2008 and in which any current director, executive officer, holder of more than 5% of our common stock, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest, other than in connection with the transactions described below.

          On February 14, 2008, the Company entered into a Services Agreement, effective as of November 19, 2007, with BFM pursuant to which BFM agreed to provide the services of Murrey Wanstrath to act as the Company's interim Chief Financial Officer, Secretary and Treasurer. Mr. Wanstrath was an employee of BFM, as well as a then current director of the Company, and had been serving as our interim Chief Financial Officer since Ms. Kane's departure in November 2007. Mr. Box, Chairman of the Board of the Company, is the President of BFM, which is the general partner of Bonanza Capital, Ltd., the investment manager of Bonanza Master Fund, Ltd. Bonanza Master Fund, Ltd. was a shareholder of the Company at such time. The shareholdings of Bonanza Master Fund, Ltd. have since been transferred to an affiliate, Bonanza Mater Fund, Ltd. Liquidating Trust. Pursuant to the agreement, BFM agreed to make Mr. Wanstrath available to serve as the Company's interim Chief Financial Officer, Secretary and Treasurer. During the term of the agreement, Terra Nova paid BFM the amount of $4,330 per week and reimbursed BFM for Mr. Wanstrath's reasonable travel and temporary housing costs incurred in connection with providing his services to the Company. On May 23, 2008, Terra Nova sent to BFM notice that Terra Nova intended to terminate, effective the close of business on May 23, 2008, that certain Services Agreement dated February 14, 2008 between BFM and Terra Nova. Terra Nova terminated the Services Agreement in May 2008 in connection with its determination to engage Mr. Walsh to serve as interim Chief Financial Officer, Treasurer and Secretary. As a result, Mr. Wanstrath was not a nominee for the Board at the Company's 2009 annual shareholder's meeting and is no longer a director. Mr. Wanstrath subsequently became our Chief Financial Officer on April 15, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following tables set forth information, as of July 1, 2010 unless otherwise specified, concerning:

•	beneficial ownership of our common stock by (1) Bonanza Master Fund, Ltd. Liquidating Trust, (2) Wellington Management Company, LLP, referred to as "Wellington Management", (3) PAR Investment Partners, L.P., (4) Forest Hill Capital, L.L.C., referred to as "Forest Hill", and (5) Charles M. Almond, Trustee for the Almond Family 2001 Trust, which are the only known beneficial owners of 5% or more of our common stock; and

•	beneficial ownership of our common stock by (1) all of our current directors, (2) those executive officers, referred to as the "named executive officers" in the Summary Compensation Table included in this Prospectus, and (3) all of our current directors and executive officers together as a group.

          The number of shares beneficially owned by each entity, person, current director, director nominee or named executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the right to acquire within 60 days after the date of this table, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse or dependent children within his or her household, with respect to the shares set forth in the following table. Unless otherwise indicated, the address for all current executive officers and directors is c/o Terra Nova Financial Group, Inc., 100 South Wacker Drive, Suite 1550, Chicago, Illinois 60606.

We have relied upon the filings made with the SEC by the beneficial owners named in this table.

Equity Ownership of Certain Beneficial Owners
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Approximate Percent of Class

Bonanza Master Fund, Ltd. Liquidating Trust 300 Crescent Court, Suite 250 Dallas, TX 75201	9,613,081 (1)	37.0%

Wellington Management Company, LLP 75 State Street Boston, Massachusetts 02109	3,209,535 (2)	12.8%

PAR Investment Partners, L.P. One International Place, Suite 2400 Boston, Massachusetts 02110	2,078,450 (3)	8.3%

Forest Hill Capital, L.L.C. 100 Morgan Keegan Drive, Suite 430 Little Rock, Arkansas 72202	1,959,536 (4)	7.8%

Charles M. Almond Trustee for the Almond Family 2001 Trust P.O. Box 2100 Mill Valley, California 94941	1,300,000 (5)	5.2%

(1)	Bonanza Master Fund, Ltd. Liquidating Trust is a trust formed under the laws of the Cayman Islands. The Company has been informed that the voting and dispositive powers are held by Bernay Box, the Chairman of our board of directors and our Chief Executive Officer. Does not include warrants to purchase 3,786,534 common shares held by Bonanza Master Fund, Ltd. Liquidating Trust, which the Company believes are not currently exercisable. Includes warrants to purchase 920,007 of our common shares, which are currently exercisable. Mr. Box may be deemed a beneficial owner of the securities held by Bonanza Master Fund, Ltd. Liquidating Trust by virtue of his role as the trustee of the Bonanza Master Fund, Ltd. Liquidating Trust. On June 16, 2010, in connection with the contemplated asset sale, the Bonanza Master Fund, Ltd. Liquidating Trust entered into a Voting Agreement with Lightspeed Financial, Inc. and the Company, pursuant to which it agreed to vote its shares in favor of the asset sale and purchase agreement. Lightspeed Financial, Inc., therefore, may be deemed to be beneficial owner and have shared voting control of the common shares listed as owned by the Bonanza Master Fund, Ltd. Liquidating Trust with respect to such issues. Under the Voting Agreement, Bonanza Master Fund, Ltd. Liquidating Trust appointed each of Stephen Ehrlich, Chief Executive Officer of Lightspeed, and Jason Lyons, Chief Financial Officer of Lightspeed, in their capacity as officers of Lightspeed, as its proxy to vote on such issues. The Voting Agreement terminates upon the earlier to occur of (i) termination of the purchase agreement, and (ii) the closing of the asset sale.

(2)	According to a Schedule 13G/A filed with the SEC on February 12, 2010, Wellington Management currently shares power to vote or direct the vote of 2,742,868 shares of our common shares owned of record by clients of Wellington Management and shares power to dispose or direct the disposition of 3,209,535 of our common shares owned of record by clients of Wellington Management.

(3)	According to a Form 4 filed with the SEC on June 25, 2010 by PAR Investment Partners, L.P. ("PIP"), PAR Group, L.P. ("PAR Group") and PAR Capital Management, Inc. ("PAR Capital"), PIP, PAR Group and Par Capital beneficially own 3,078,450 shares of our common stock. The number of shares indicated as beneficially owned by each of PIP, PAR Group and PAR Capital in the Form 4 includes shares underlying warrants as being currently exercisable to purchase 1,000,000 shares of common stock at an exercise price of $3.00 per share. The Company does not believe that the warrants described in the Schedule Form 4 are currently exercisable. The shares and the warrants are directly held by PIP. The Company has been informed that voting and dispositive powers are held by Gina DiMento, General Counsel and CCO.

(4)	According to a Form 4 filed with the SEC on March 5, 2010 on behalf of Forest Hill Capital, L.L.C. ("Forest Hill"), an investment adviser, and Mark Lee, the principal of Forest Hill, Forest Hill and Mr. Lee beneficially own 1,959,536 of our common shares. According to a Schedule 13G filed with the SEC on September 20, 2007 on behalf of Forest Hill and Mark Lee, Forest Hill has sole power to vote and dispose of the 1,959,536 of our common shares beneficially owned by it. As the manager of Forest Hill, Mr. Lee may direct the vote and disposition of the 1,959,536 common shares beneficially owned by Forest Hill. According to the Form 4, these shares are held by Forest Hill indirectly through the accounts of (1) Forest Hill Select Fund, L.P., of which Forest Hill is the general partner, and (2) Forest Hill Select Offshore Fund, Ltd, to which Forest Hill acts as investment advisor. According to the Form 4, each of Forest Hill and Mark Lee disclaim such beneficial ownership.

(5)	This information was obtained from a Form 13D filed with the SEC on March 9, 2010 on behalf of Charles Almond, Trustee for the Almond Family 2001 Trust. According to the Form 13D, Charles Almond, as trustee for the Almond Family 2001 Trust, has sole power to vote or direct the vote of and to dispose or direct the disposition of the 1,300,000 shares of our common shares beneficially owned by it.

Equity Ownership of Directors and Management
Name	Number of Shares Beneficially Owned	Approximate Percent of Class

Russell N. Crawford	80,396 (1)	*
Charles B. Brewer	80,881 (2)	*
Stephen B. Watson	81,732 (3)	*
Michael Nolan (former Chief Executive Officer)	410,001(4)	1.6%
Cristian M. Doloc (former Chief Technology Officer)	75,000 (5)	*
Murrey Wanstrath	50,000 (6)	*
Bernay Box	9,613,081 (7)	37.0%
All Current Officers and Directors as a group (6 persons)	9,997,590 (8)	38.0%

*Percentage of shares beneficially owned does not exceed 1% of the outstanding common shares.

(1)	Includes shares underlying currently exercisable warrants to purchase 75,000 of our common shares, which are exercisable at an exercise price of $2.50 per share.
(2)	Includes shares underlying currently exercisable (A) warrants to purchase 75,000 of our common shares, which are exercisable at an exercise price of $2.50 per share and (B) options to purchase 1,000 shares of our common shares, which are exercisable at an exercise price of $3.80 per share.
(3)	Includes shares underlying currently exercisable (A) warrants to purchase 75,000 of our common shares, which are exercisable at an exercise price of $2.50 per share and (B) options to purchase 1,000 shares of our common shares, which are exercisable at an exercise price of $3.80 per share.
(4)	Effective December 1, 2009, Mr. Nolan ceased being our Chief Executive Officer and as of December 22, 2009 resigned as a director. Includes shares underlying 373,334 currently exercisable options and warrants.
(5)	Effective January 28, 2010, Mr. Doloc ceased being our Chief Technology Officer. Includes shares underlying currently exercisable options to purchase 75,000 of our common shares, which are exercisable at an exercise price of $1.65 per share.
(6)	Includes shares underlying options to purchase 50,000 common shares that become exercisable on August 3, 2010 at an exercise price of $0.80.
(7)	See note (1) to the foregoing table.
(8)	Includes 1,288,507 options and warrants.

DESCRIPTION OF SECURITIES

          The securities to be registered consist of shares of the Registrant's Common Stock, $0.01 par value (the "Common Stock"). The Registrant is authorized to issue 150,000,000 shares of Common Stock and is also authorized to issue 5,000,000 shares of preferred stock, $10.00 par value. No preferred stock is currently outstanding.

          The Common Stock may be divided into additional classes. The terms of a class, including all rights and preferences, shall be as specified in the resolution or resolutions adopted by the board of directors of the Registrant (the "Board of Directors") designating such class.

          Except as otherwise provided in any resolution or resolutions adopted by the Board of Directors providing for the issuance of a class of Common Stock, the Common Stock shall (a) have the exclusive voting power of the Registrant; (b) entitle the holders thereof to one vote per share at all meetings of the stockholders of the Registrant; (c) entitle the holders to share ratably, without preference over any other shares of the Registrant in all assets of the Registrant in the event of any dissolution, liquidation or winding up of the Registrant; and (d) entitle the record holders thereof on such record dates as are determined, from time to time, by the Board of Directors to receive such dividends, if any, if, as and when declared by the Board of Directors.

          The Common Stock does not have cumulative voting rights. Shareholders do not have any preemptive rights to purchase shares of the Registrant. When a quorum is present at a meeting of shareholders, the vote of the holders of a majority of all the shares present, whether in person or by proxy, shall be required for the election of any director.

Possible Anti-Takeover Provisions

          The Registrant's Bylaws and Articles of Incorporation (the "Articles") provide that special meetings of shareholders may be called by shareholders only if the holders of at least 66 2/3% of the Common Stock join in such action. The Bylaws and the Articles also provide that shareholders desiring to nominate a person for election to the Board of Directors must submit their nominations to the Registrant at least 60 days in advance of the date on which the last annual shareholders' meeting was held, and provide that the number of directors to be elected (within the minimum-maximum range of 3 to 7 set forth in the Articles and Bylaws) shall be determined by the Board of Directors or by the holders of at least 66 2/3% of the Common Stock. While these provisions of the Articles and Bylaws have been established to provide a more cost-efficient method of calling special meetings of shareholders and a more orderly and complete presentation and consideration of shareholder nominations, they could have the effect of discouraging certain shareholder actions or opposition to candidates selected by the Board of Directors and provide incumbent management a greater opportunity to oppose shareholder nominees or hostile actions by shareholders. The affirmative vote of holders of at least 66 2/3% of the Common Stock is necessary to amend, alter or adopt any provision inconsistent with, or to repeal any of these provisions.

LEGAL MATTERS

           The validity of the securities offered hereby will be passed upon for us by the law firm of Barnes & Thornburg LLP of Chicago, Illinois.

CHANGE IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
None.

EXPERTS

          The consolidated financial statements of Terra Nova Financial Group, Inc. at December 31, 2009, and for the year then ended, appearing in this Prospectus have been audited by BKD, LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

          The consolidated financial statements of Terra Nova Financial Group, Inc. at December 31, 2008, and for the year then ended, appearing in this Prospectus have been audited by KBA Group LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and is included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

           We have filed Post-Effective Amendment No. 3 on Form S-1 with the SEC under the Securities Act of 1933. This Prospectus is part of the registration statement, but the registration statement also contains or incorporates by reference additional information and exhibits. We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, under which we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such material also can be obtained at the SEC's website, www.sec.gov, or by mail from the public reference room of the SEC, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public, free of charge, on our corporate website, www.TNFG.com. Our common stock is quoted on the OTC Bulletin Board.

           You should rely only on the information incorporated by reference or provided in this Prospectus. We have not authorized anyone else to provide you with different information about us or the securities. We are not making an offer of the securities in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any other date than the date on the front of this document or that the documents incorporated by reference in this Prospectus are accurate as of any date other than the date those documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Shareholders of Terra Nova Financial Group, Inc:

          We have audited the accompanying consolidated balance sheet of Terra Nova Financial Group, Inc. and subsidiaries (the "Company") as of December 31, 2009 and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

          We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

          In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Terra Nova Financial Group, Inc. and subsidiaries as of December 31, 2009 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Dallas, Texas
March 30, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Terra Nova Financial Group, Inc.

          We have audited the accompanying consolidated balance sheet of Terra Nova Financial Group, Inc. and subsidiaries (the "Company") as of December 31, 2008 and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

          We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

           In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Terra Nova Financial Group, Inc. and subsidiaries as of December 31, 2008 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ KBA GROUP LLP

Dallas, Texas
March 30, 2009

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	December 31, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$1,857,671	$7,889,553
Cash segregated in compliance with federal regulations	136,042,376	141,159,364
Receivables from brokers, dealers and clearing organizations	23,001,389	13,568,459
Receivables from brokerage customers	12,022,905	4,858,360
Property and equipment, net of accumulated depreciation and amortization	1,045,707	1,221,066
Capitalized software development costs, net of accumulated amortization	246,835	2,060,015
Intangible assets, net of accumulated amortization	2,741,364	4,111,514
Income tax receivable	738,285	1,446,264
Goodwill	-	7,501,408
Deferred income taxes, net	1,499,761	1,784,761
Other assets	657,361	1,346,764
Total assets	$179,853,654	$186,947,528

LIABILITIES AND SHAREHOLDERS' EQUITY

Payables to brokerage customers	$159,825,033	$151,970,566
Payables to brokers, dealers and clearing organizations	490,911	913,621
Accounts payable and accrued expenses	1,355,905	2,525,692
Total liabilities	161,671,849	155,409,879

Commitments and contingencies

Shareholders' equity
Preferred stock; $10 par value; 5,000,000 shares authorized; none issued	-	-
Common stock; $0.01 par value; 150,000,000 shares authorized; 25,482,942 shares issued and 25,054,508 shares outstanding at December 31, 2009 and 25,482,942 shares issued and outstanding at December 31, 2008	254,829	254,829
Treasury stock, common, at cost; 428,434 shares at December 31, 2009 and no shares at December 31, 2008	(272,056)	-
Additional paid-in capital	52,132,836	52,005,418
Accumulated deficit	(33,933,804)	(20,722,598)
Total shareholders' equity	18,181,805	31,537,649
Total liabilities and shareholders' equity	$179,853,654	$186,947,528

See accompanying notes to consolidated financial statements.

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2009	2008
REVENUES
Commissions and fees	$24,799,276	$31,578,276

Interest income	1,473,405	5,314,233
Interest expense on brokerage accounts	-	1,075,883
Net interest income	1,473,405	4,238,350

Software fees, net	929,471	852,133
Other revenues	397,353	426,792

Net revenues	27,599,505	37,095,551

EXPENSES
Commissions and clearing	9,578,920	11,090,405
Compensation and benefits	8,657,365	8,537,649
Software and market data	3,251,404	5,797,055
Advertising and promotional	604,828	629,126
Professional fees	2,901,713	2,815,477
Communications and information technology	952,682	864,638
Depreciation and amortization	2,306,639	2,307,628
Bad debt expense	-	3,604,685
Loss on impairment of goodwill	7,501,408	-
Loss on impairment of capitalized software development costs	1,410,414	-
Loss on impairment of property and equipment	173,599	-
Other general and administrative expenses	3,208,760	1,362,875

Total expenses	40,547,732	37,009,538

Net income (loss) before income taxes	(12,948,227)	86,013

Income tax expense (benefit)	262,979	(277,734)

Net income (loss)	(13,211,206)	363,747

Dividends on preferred stock	-	(20,113)

Net income (loss) attributable to common shareholders	$(13,211,206)	$343,634

Net income (loss) per common share:
Basic	$(0.52)	$0.01

Diluted	$(0.52)	$0.01

Weighted average common shares outstanding:
Basic	25,259,530	25,860,874

Diluted	25,259,530	25,860,874

See accompanying notes to consolidated financial statements.

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY Years Ended December 31, 2009 and 2008

	Preferred	Common Stock		Treasury	Additional Paid-in	Accumulated
	Stock	Shares	Amount	Stock	Capital	Deficit	Total
Balance at December 31, 2007	$638,300	26,531,557	$265,316	$-	$53,339,299	$(21,086,345)	$33,156,570
Preferred stock dividends	-	-	-	-	(20,113)	-	(20,113)
Preferred stock redeemed	(638,300)	-	-	-	(142,800)	-	(781,100)
Repurchase and retirement of common stock	-	(1,048,615)	(10,487)	-	(1,305,030)	-	(1,315,517)
Share-based compensation	-	-	-	-	143,562	-	143,562
Other	-	-	-	-	(9,500)	-	(9,500)
Net income	-	-	-	-	-	363,747	363,747
Balance at December 31, 2008	-	25,482,942	254,829	-	52,005,418	(20,722,598)	31,537,649

Purchase of treasury stock	-	-	-	(272,056)	-	-	(272,056)
Share-based compensation	-	-	-	-	127,418	-	127,418
Net loss	-	-	-	-	-	(13,211,206)	(13,211,206)
Balance at December 31, 2009	$-	25,482,942	$254,829	$(272,056)	$52,132,836	$(33,933,804)	$18,181,805

See accompanying notes to consolidated financial statements.

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2009	2008
Cash flows from operating activities
Net income (loss)	$(13,211,206)	$363,747
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Share-based compensation	127,418	143,562
Depreciation and amortization	2,306,639	2,307,628
Loss on impairment of goodwill	7,501,408	-
Loss on impairment of capitalized software development costs	1,410,414	-
Loss on impairment of property and equipment	173,599	57,029
Gain on sale of seat on exchange	-	(324,858)
Deferred income taxes	285,000	(214,869)
Reversal of legal reserve	-	(140,000)
Gain on extinguishment of liabilities	(75,537)	(843,711)
Loss on write-off of assets	50,000	149,999
Changes in operating assets and liabilities:
Decrease in cash segregated in compliance with federal regulations	5,116,988	3,066,135
Decrease (increase) in receivables from brokers, dealers and clearing organizations	(9,432,930)	11,333,803
Decrease (increase) in receivables from brokerage customers	(7,164,545)	42,403,526
Decrease (increase) in income tax receivable	707,979	(1,446,264)
Decrease (increase) in other assets	639,403	(206,573)
Increase (decrease) in payables to brokers, dealers and clearing organizations	(422,710)	219,473
Increase (decrease) in payables to brokerage customers	7,854,467	(42,523,380)
Increase (decrease) in accounts payable and accrued expenses	(1,094,250)	101,571
Decrease in income tax liability	-	(592,918)

Net cash provided by (used in) operating activities	(5,227,863)	13,853,900

Cash flows from investing activities
Proceeds from sale of seat on exchange	-	334,358
Purchases of property and equipment	(389,126)	(503,945)
Capitalization of software development costs	(142,837)	(737,960)

Net cash used in investing activities	(531,963)	(907,547)

Cash flows from financing activities
Repurchase and retirement of common stock	-	(1,315,517)
Purchase of treasury stock	(272,056)	-
Preferred dividends paid	-	(50,063)
Redemption of preferred stock	-	(781,100)
Net payments on line of credit	-	(10,848,000)

Net cash used in financing activities	(272,056)	(12,994,680)

Net decrease in cash and cash equivalents	(6,031,882)	(48,327)
Cash and cash equivalents at beginning of year	7,889,553	7,937,880
Cash and cash equivalents at end of year	$1,857,671	$7,889,553

Supplemental cash flow information:
Cash paid for interest	$-	$1,075,883

Cash (received) paid for income taxes	$(696,322)	$1,933,316

Supplemental Non-Cash Disclosure of Cash Flow Information:
Preferred stock dividends accrued	$-	$20,113

See accompanying notes to consolidated financial statements.

Terra Nova Financial Group, Inc. and Subsidiaries

Notes To Consolidated Financial Statements December 31, 2009 and 2008

Note 1 - Nature of Operations and Basis of Presentation

Nature of Operations

            Terra Nova Financial Group, Inc., an Illinois corporation, ("Parent"), and collectively with its wholly-owned subsidiaries, the "Company," "firm," "we," "us," or "our"), is a holding company of businesses providing a range of products and services to trading professionals. The Company has two primary subsidiaries: Terra Nova Financial, LLC ("Terra Nova"), a broker-dealer registered with the U.S. Securities and Exchange Commission and a member of Financial Industry Regulatory Authority, Inc., provides execution, clearing and prime brokerage services to professional traders, hedge funds and money managers and SC QuantNova Research SRL ("QuantNova"), based in Bucharest, Romania, provides software development, architecture and engineering for back office clearing systems. Terra Nova Financial Group, Inc. trades under the stock symbol "TNFG" and is listed on the OTC Bulletin Board.

            We formerly operated a subsidiary known as Tradient Technologies, Inc. ("Tradient"), an Illinois corporation. Tradient proprietary trading platforms were alternatives to the third party provided offerings. We determined that the capital required to operate Tradient could be better deployed in other Company operations, and accordingly, we closed Tradient's operations effective February 1, 2010. We also closed an inactive subsidiary QNT, LLC effective February 2010.

            Terra Nova is registered with the following exchanges, registered clearing agencies, and regulatory organizations:

Regulatory and Self Regulatory Organizations:
•	U.S. Securities and Exchange Commission ("SEC") as a broker-dealer
•	Financial Industry Regulatory Authority, Inc. ("FINRA") as a broker-dealer
•	National Futures Association ("NFA") as a futures commission merchant
•	Commodity Futures Trading Commission ("CFTC") as a futures commission merchant

Registered Clearing Agencies:
•	The Depository Trust & Clearing Corporation ("DTCC")
•	National Securities Clearing Corporation
•	The Options Clearing Corporation ("OCC")

U.S. Equity Exchanges:
•	ISE Stock Exchange
•	National Stock Exchange
•	NYSE Arca Equities
•	NYSE Amex Equities
•	NYSE Euronext
•	NASDAQ Stock Market
•	NASDAQ OMX BX
•	BATS Exchange, Inc.

U.S. Option Exchanges:
•	Boston Options Exchange
•	NYSE Arca Options
•	NYSE Amex Options
•	NASDAQ OMX PHLX
•	International Securities Exchange

Investor Protection:
•	Securities Investor Protection Corporation ("SIPC")

           Terra Nova offers a broad array of services for the execution and clearing of trading products including equities, options, futures and future options, ETFs, fixed income and mutual funds as well as prime brokerage, clearing and back office services for institutions. Terra Nova serves a diverse client base of professional traders, hedge funds, money managers, correspondent introducing brokers, registered representatives, and registered investment advisors located in the United States and in certain foreign countries. Primary sources of revenue for Terra Nova include commissions, account fees and interest.

           QuantNova provides consulting, software development, electronic data processing, software architecture and engineering for backoffice clearing software. QuantNova is based in Bucharest, Romania and as of December 31, 2009 had eight full-time employees.

Basis of Presentation

           The accompanying consolidated financial statements include the accounts of the Parent and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The Company follows United States generally accepted accounting principles including certain accounting guidance used by the brokerage industry.

Note 2 - Summary of Significant Accounting Policies

(a) Fair Value of Financial Instruments

           The carrying amounts of the Company's short term financial instruments, which consist of cash and cash equivalents, cash segregated in compliance with federal regulations, receivables from brokers, dealers and clearing organizations, receivables from brokerage customers, payables to brokers, dealers and clearing organizations, payables to brokerage customers and accounts payable and accrued expenses approximate their fair value due to their short term nature.

(b) Use of Estimates

           The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported financial statement amounts and disclosures. Actual amounts could differ from those estimates.

(c) Foreign Currency Translation

           The local currency of the Company's foreign operations, QuantNova, is considered to be its functional currency. Assets and liabilities of foreign operations are translated using year-end exchange rates and revenues and expenses are translated using average exchange rates in effect during the month with the resulting adjustment, if material, included in other comprehensive income (loss). To date, foreign currency translation adjustments have been immaterial.

(d) Cash and Cash Equivalents

           The Company classifies all highly liquid investments with an original maturity of three months or less as cash equivalents. Cash and cash equivalents consist primarily of cash held in liquid commercial bank accounts or clearing organization accounts paying a "money market" rate of interest. The Company also has a sweep account which deposits excess operating bank balances overnight into a money market account.

(e) Cash Segregated in Compliance with Federal Regulations

            Cash segregated in compliance with federal regulations is in special reserve accounts for the exclusive benefit of customers under Rule 15c3-3 of the Securities Exchange Act of 1934. We maintain special reserve accounts with multiple qualified banking institutions to mitigate credit risk. In the special reserve accounts we invest in a combination of qualified securities including short-term U.S. government securities, reverse repurchase agreements collateralized by U.S. government securities, qualified trust products, and interest bearing cash accounts. These special reserve accounts are in full compliance with all regulatory requirements.

           Cash segregated in compliance with federal regulations also includes Proprietary Accounts of Introducing Brokers ("PAIB") in accordance with the customer reserve computation set forth in Rule 15c3-3 ("customer reserve formula") of the Securities Exchange Act of 1934. The Company has established and maintains a separate "Special Reserve Account for the Exclusive Benefit of Customers" with a bank in conformity with the standards of Rule 15c3-3 ("PAIB Reserve Account"). Cash and/or qualified securities as defined in the customer reserve formula are maintained in the PAIB Reserve Account in an amount equal to the PAIB reserve requirement.

(f) Impairment of Long-Lived Assets

           Long-lived assets, primarily consisting of definite lived intangible assets, property and equipment and capitalized software development costs, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets held and used is generally measured by a comparison of the carrying amount of the asset to undiscounted future net cash flows expected to be generated by that asset. If it is determined that the carrying amount of an asset may not be recoverable an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. Fair value is the estimated value at which the asset could be bought or sold in a transaction between willing parties. During the years ended December 31, 2009 and 2008, the Company recorded an impairment loss on long-lived assets of $1,584,013 and $57,029, respectively.

(g) Receivables from Brokers, Dealers and Clearing Organizations

           Receivables from brokers, dealers and clearing organizations consist primarily of securities borrowed, commissions receivable, and deposits with clearing organizations. Transactions involving borrowed securities require the Company to provide the counterparty with collateral in the form of cash. The Company adjusts this amount on a daily basis as the value of the securities borrowed may change. The Company utilizes various third-party clearing brokers for institutional, prime brokerage, equity and option clearing business and fully-disclosed futures business.

(h) Receivables from Brokerage Customers

           Receivables from brokerage customers consist of margin loans to brokerage customers. Margin loans are secured by securities in brokerage customers accounts. Such collateral is not reflected in the consolidated financial statements. Terra Nova charges interest on debit balances in brokerage customer accounts. Margin requirements determine the amount of equity required to be held in an account relative to the purchase and sale of equity transactions. Margin lending is subject to the rules and regulations of the Federal Reserve System, FINRA, exchanges, various clearing firms and the internal policies of Terra Nova. Terra Nova assumes risk that the collateral securing margin debits may decline in value to an amount that renders the margin loan unsecured. Margin requirements are amended by Terra Nova as deemed necessary for certain accounts and securities. Terra Nova also reserves the right to close-out any and all positions in an account should it be deemed necessary to protect itself from loss. Although Terra Nova monitors risk and margin of trading accounts, there is no assurance that a customer will satisfy a margin call or pay unsecured indebtedness owed to Terra Nova.

(i) Payables to Brokerage Customers

           Customer funds are maintained in brokerage customers segregated accounts and relate to item (e) discussed above. Payables to brokerage customers are free credit balances on deposit with the Company related to its self-clearing business which, are subject to Rule 15c3-3 of the Securities Exchange Act of 1934. The customer funds have been segregated in special reserve accounts earning interest. This payable to brokerage customers does not include customer securities positions as customer owned securities represent an off-balance sheet item.

(j) Revenue Recognition

Commission and fees: Commission revenue on trading products including equities, options, futures and futures options, ETFs, fixed income and mutual funds transactions are recorded on a settlement date basis.

Net interest income: Interest income is primarily generated by charges to clients on margin balances and revenue from client cash held and invested by Terra Nova as a clearing firm offset by interest paid to clients on their credit balances. Interest income and interest expense on brokerage accounts are recorded on an accrual basis as earned or incurred.

Software fees: Software fees are charges for the use of the Company's proprietary trading platforms and are recognized on a monthly basis as services are provided to clients.

Other revenue: Other revenue consists of account and transaction fees and is recorded on a settlement date basis as transactions occur.

(k) Goodwill

           Goodwill is tested for impairment annually on December 31 or more frequently if impairment indicators arise. The first step of this process is to identify potential goodwill impairment by comparing the fair value of the reporting unit to its carrying value. The Company estimates fair value using a combination of the market price of the Company's common equity and discounted future cash flows. If the fair value is less than carrying value the Company would complete step two in the impairment review process which measures the amount of goodwill impairment. The results of the December 31, 2009 goodwill impairment test indicated that goodwill was fully impaired. Accordingly, the Company recorded a goodwill impairment loss of $7,501,408 in 2009.

(l) Lines of Credit

           From time to time Terra Nova may obtain short-term bank loans to facilitate its broker-dealer settlement and clearing operations due to customer margin debits. These short-term bank loans are fully secured by customer marginable positions.

(m) Segment Information

           During the years ended December 31, 2009 and 2008 management evaluated and operated its business as two segments: Brokerage Services and Software Services.

(n) Share-Based Compensation

           Share-based compensation is recorded based on the grant date fair value of awards over their respective requisite service periods less estimated forfeitures.

(o) Advertising and Promotional

           Costs associated with advertising and promoting products and services are expensed as incurred. Advertising expense totaled approximately $604,828 and $629,126 in 2009 and 2008, respectively.

(p) Income Taxes

           Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized on a more likely than not basis. Income tax expense or benefit is the income tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

           Uncertain tax positions are initially recognized in the financial statements when they are more likely than not to be sustained upon examination by the respective tax authorities.

(q) Reclassifications

           Certain reclassifications have been made to prior period amounts to conform to current period classifications.

(r) Recently Adopted Accounting Standards

           FASB ASC Topic 820, Fair Value Measurements and Disclosures ("ASC 820"), defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. ASC 820 does not require new fair value measurements. Fair value is generally based on quoted market prices. If quoted market prices are not available, fair value is determined based on other relevant factors, including dealer price quotations, price activity for equivalent instruments and valuation pricing models.

           In February 2008, the FASB issued an update to ASC 820, to partially defer the effective date of ASC 820 for non-financial assets and non- financial liabilities that are reevaluated at fair value in the financial statements on a non-recurring basis. The Company adopted the update to ASC 820 effective January 1, 2009 for non-financial assets and non-financial liabilities.

(s) Depreciation and Amortization

           Depreciation is provided on a straight-line basis using estimated useful service lives of three to seven years. Leasehold improvements are amortized over the lesser of the economic useful life of the improvement or the term of the lease.

(t) Software Development

           From the date technological feasibility has been established until beta testing is complete, software development costs are capitalized. Once the product is fully functional, such costs are amortized in accordance with the Company's normal accounting policies. Software development costs that do not meet capitalization criteria are expensed as incurred.

Note 3 - Goodwill Impairment

           The changes in the carrying value of goodwill for the years ended December 31, 2009 and 2008 is as follows:

Goodwill as of December 31, 2007	$7,501,408
Impairment during 2008	-
Goodwill as of December 31, 2008	7,501,408
Impairment during 2009	(7,501,408)
Goodwill as of December 31, 2009	$-

           All goodwill is allocated to the Terra Nova reporting unit. Management performed the annual goodwill impairment test on December 31, 2009. The first step of this process is to identify potential goodwill impairment by comparing the fair value of the reporting unit to its carrying value. Management estimated fair value using a combination of the market price of the Company's common equity and discounted cash flows. The estimated fair value of the reporting unit, Terra Nova, was less than carrying value and therefore the Company completed step two in the impairment review process. Step two determines the implied fair value of goodwill for a reporting unit by applying the estimated fair value of the reporting unit to the separately identified assets and liabilities of the reporting unit with any remaining amount considered goodwill. The evaluation resulted in an impairment charge to goodwill totaling $7,501,408 for the year ended December 31, 2009. The impairment charge resulting from this evaluation is primarily attributable to decreased revenues and earning projections by management.

Note 4 - Net Income (Loss) Per Common Share

           Basic net income (loss) per common share ("EPS") is computed by dividing net income (loss) attributable to common shareholders by the weighted average common shares outstanding for the period. Diluted EPS is computed by dividing net income (loss) attributable to common shareholders by the weighted average common shares outstanding plus the additional shares that would have been outstanding if potentially dilutive shares such as shares that would satisfy outstanding warrants and options, had been issued applying the treasury stock method.

           For the years ended December 31, 2009 and 2008 the components of basic and diluted weighted average shares outstanding are as follows:

	2009	2008
Weighted average shares outstanding - Basic	25,259,530	25,860,874
Weighted average shares outstanding - Diluted	25,259,530	25,860,874

           Common stock equivalents totaling 17,734,110 and 18,000,974 for the years ended December 31, 2009 and 2008, respectively, were excluded from the calculation of diluted EPS as their effect would have been anti-dilutive.

Note 5 - Capitalization

(a) Common Stock

           The Company had 150,000,000 shares of common stock authorized, 25,482,942 shares issued and 25,054,508 shares outstanding as of December 31, 2009. The Company had 150,000,000 shares of common stock authorized and 25,482,942 shares issued and outstanding as of December 31, 2008.

(b) Stock Repurchase Program

           On May 1, 2009 the Company's Board of Directors authorized the Company's management to pursue repurchases of the Company's stock at the discretion of the management. This authorization allows management to purchase up to $3,000,000 of stock under the safe harbor guidelines of and pursuant to the requirements of SEC Rule 10b-18. This authorization grants discretion to the Company's management to execute the repurchase program and there is no requirement to purchase any minimum number of shares. The repurchase program is intended to continue until April 30, 2010 but may be modified or terminated by the Company's Board of Directors prior to that date. The Company repurchased a total of 428,434 shares of common stock for $272,056 during 2009. All repurchased shares are included in treasury stock.

           On September 28, 2007 the Board of Directors authorized the use of up to $5,000,000 to repurchase the Company's outstanding common stock. The program commenced on September 28, 2007 and ended on September 30, 2008. The Company repurchased a total of 1,048,615 shares of common stock for $1,315,526 during the year ended December 31, 2008 which was retired.

        The following table sets forth information on our common stock repurchase programs in 2009 and 2008:

Stock Repurchase Program	Quarter ended	Total number of shares purchased in quarter	Total number of shares purchased as part of publicly announced plans	Average price paid per share	Approximate dollar value of shares purchased under the plans
September 28, 2007	March 2008	476,500	476,500	$1.32	$629,199
September 28, 2007	June 2008	526,000	1,002,500	$1.20	$634,283
September 28, 2007	September 2008	46,115	1,048,615	$1.12	$52,044
May 1, 2009	June 2009	428,434	1,477,049	$0.63	$272,056
	Totals	1,477,049			$1,587,582

(c) Non-employee Warrants

           Non-employee warrants outstanding as of December 31, 2009 totaled 13,713,836 with a weighted average exercise price of $2.81. During 2009 and 2008 no non-employee warrants were granted or exercised.

           A summary of non-employee warrant activity for years ended December 31, 2009 and 2008 is presented below:

Non-Employee Warrants	Non-Employee Warrants Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (in years)		Aggregate Intrinsic Value
Balance at December 31, 2007	14,384,200	$2.93	4.40		$-
Granted	-	-	-		-
Exercised	-	-	-		-
Cancelled	-	-	-		-
Balance at December 31, 2008	14,384,200	$2.93	2.28	$
Granted	-	-	-		-
Exercised	-	-	-		-
Cancelled	(670,364)	2.14	-		-
Balance at December 31, 2009	13,713,836	$2.81	1.35		$-
Warrants exercisable at December 31, 2009	13,713,836	$2.81	1.35		$-

(d) Restricted Stock

           As of December 31, 2009 and 2008, the Company had no outstanding non-vested shares related to equity incentive plans.

(e) Preferred Stock

           There were no preferred stock dividends in arrears as of December 31, 2009 and 2008. During the second quarter of 2008 the Company redeemed or repurchased all 63,830 shares outstanding under all series of preferred stock of the Company with a liquidation value of $781,100. In addition, during 2008, $50,063 of stock dividends in arrears were paid in full on all series of preferred stock.

Note 6 - Risks and Uncertainties

           In the ordinary course of business there are certain contingencies which are not reflected in the consolidated financial statements. These activities may expose Terra Nova to credit risk in the event that broker-dealer clients are unable to fulfill their contractual obligations.

           Many client accounts are margin accounts in which Terra Nova, in effect, loans money to clients. In margin transactions, Terra Nova may be obligated for client losses when credit is extended to clients directly that is not fully collateralized by cash and securities in the clients' accounts. In connection with securities activities Terra Nova executes client transactions involving the sale of securities not yet purchased ("short sales") all of which are transacted on a margin basis subject to federal, self-regulatory organizations, individual exchange regulations and Terra Nova's internal risk management policies. In all cases, such transactions may expose Terra Nova to significant off-balance sheet credit risk in the event that client collateral is not sufficient to fully cover losses that clients may incur. In the event that clients fail to satisfy their obligations Terra Nova would be required to purchase or sell financial instruments at prevailing market prices to fulfill the clients' obligations.

           Terra Nova seeks to control the risks associated with its clients' activities by requiring clients to maintain collateral in their margin accounts in compliance with various regulatory requirements and internal risk management requirements. Terra Nova monitors required margin levels on an intra-day basis and, pursuant to such guidelines, requires the clients to deposit additional collateral or to reduce positions when necessary.

           Terra Nova provides guarantees to clearing organizations and exchanges under their standard membership agreements which require members to guarantee the performance of other members. Under these agreements if a member becomes unable to satisfy its obligations to the clearing organization and exchanges other members may be called upon to meet such shortfalls. Terra Nova's liability under these arrangements is not quantifiable and may exceed the cash and securities it has posted as collateral. However, management believes the possibility of being required to make payments under these arrangements is remote. Accordingly, no liability has been recorded for these potential events.

Note 7 - Segment Information

           The Company organizes its operations into two operating segments for the purpose of making operating decisions and assessing performance. Segments have been identified based on products and services offered as well as risks assumed in a manner consistent with the data utilized by management in evaluating operations. The Company's broker-dealer related services have been included in the Brokerage Services Segment which includes Terra Nova and Market Wise Securities, LLC. In December 2009 we filed a broker-dealer withdrawal for Market Wise Securities, LLC since the broker-dealer was inactive and held no customer accounts. The Software Services Segment is comprised of Tradient which operated proprietary trading platforms and QuantNova which provides software development, architecture and engineering for back office clearing systems. In February 2010 the Company closed Tradient. Corporate and Unallocated is not an operating segment and is comprised mainly of corporate expenses.

           The following summarizes the Company's segment information.

	Years Ended December 31,
	2009	2008
Brokerage Services Segment
Revenues, excluding interest	$25,196,629	$32,005,068
Interest income	1,473,405	5,314,233
Interest expense on brokerage accounts	-	(1,075,883)
Totals	26,670,034	36,243,418

Software Services Segment
Revenues	1,914,811	2,982,111
Elimination of intercompany charges from the Software segment to Brokerage segment	(985,340)	(2,129,978)
Totals	929,471	852,133

Net revenues	$27,599,505	$37,095,551

Depreciation and amortization
Brokerage Services Segment	$1,590,658	$1,566,740
Software Services Segment	314,888	346,772
Corporate and Unallocated	401,093	394,116
Totals	$2,306,639	$2,307,628

Income (loss) before income taxes
Brokerage Services Segment	$(8,207,455)	$1,885,425
Software Services Segment	(1,236,337)	489,547
Corporate and Unallocated	(3,504,435)	(2,288,959)
Totals	$(12,948,227)	$86,013

	December 31,	December 31,
Total Assets	2009	2008
Brokerage Services Segment	$178,052,588	$181,868,725
Software Services Segment	146,552	733,125
Corporate and Unallocated	1,654,514	4,345,678
Total assets	$179,853,654	$186,947,528

Note 8 - Closure of Tradient

           Tradient Technologies, Inc. ("Tradient") operated the Company's proprietary technology development activities, building applications for electronic trade execution, order routing and clearing. Tradient offered three proprietary trading platforms, Tradient Pro, Tradient Plus, and Tradient Web and were alternatives to the third party provided offerings. Tradient was located in Chicago, Illinois and was included in Software Services Segment. Primary sources of revenue for Tradient include software licensing and routing fees. During late 2009 the Company determined that the capital required to operate Tradient's trading platforms could be better deployed in other Company operations. Therefore, the Company decided to close Tradient effective February 1, 2010. In connection with the anticipated closing of Tradient and lack of future revenue streams related to this reporting unit, the Company determined that the carrying value of certain Tradient long-lived assets were not recoverable. Accordingly, the Company recorded losses on impairment of capitalized software development costs totaling $477,386 and losses on impairment of property and equipment totaling $173,599 for the year ended December 31, 2009.

Note 9 - Commitments and Contingencies

(a) Operating Leases

           The Company leases its corporate headquarters in Chicago, Illinois along with the Company's co-location facility located in Chicago, Illinois. We have a seven year, three month lease which expires in August 2012 on our corporate headquarters and the lease for our co-location facility expires in August 2011.

           The Company also leases office space in New York, New York under a five year lease expiring in March 2012 and leases space in Bucharest, Romania for technology support under a two year lease expiring in November, 2011. None of our operating leases contain any lease incentives.

           The future minimum lease obligations for each of the three succeeding years are summarized as follows:

Years Ended December 31,	Operating Lease Obligation
2010	$566,497
2011	484,771
2012	168,650
Total	$1,219,918

           Rent expense for operating leases was approximately $897,000 and $475,000 in 2009 and 2008, respectively, and is included in "Other general and administrative expenses" on the accompanying consolidated statements of operations.

(b) Litigation and Claims

           On March 9, 2010, Terra Nova received a Wells Letter from FINRA stating that FINRA had made a preliminary determination to recommend disciplinary action against Terra Nova for alleged rules violations relating to short sales during the period from October 1, 2007 through December 31, 2007. FINRA alleges that during this period of time Terra Nova accepted short sale orders without proper arrangements to borrow the securities. FINRA also alleges that Terra Nova's supervisory procedures for short sales were deficient as they relate locating securities for short sales. The Company is preparing a response to FINRA. No liability has yet been recorded for this claim.

           On or about December 16, 2009, Terra Nova received a Wells Letter from NYSE Regulation ("NYSE") stating that NYSE was formally investigating whether Terra Nova had violated NYSE rules relating to four separate matters. The first matter under investigation relates to an incident on September 30, 2008 in which a large volume of erroneous trades were placed through an automated trading program by Hsu-Tung Lee ("Lee"), a client of Terra Nova. NYSE alleges that these trades far exceeded Lee's buying power, disrupted the market and indicate that Terra Nova failed to establish or maintain appropriate policies or procedures to prevent such erroneous orders from reaching the market. The second matter alleges that from about January 2005 through about February 2007 Terra Nova failed to maintain adequate policies or procedures to ensure proper marking, execution and handling of short sale orders. The third matter alleges that from about August 2006 Terra Nova failed to establish or maintain appropriate policies or procedures to restrict wash sales and prearranged trades. The fourth matter alleges that Terra Nova failed to establish or maintain proper policies or procedures to prevent manipulative practices and cites that one customer of Terra Nova over a two month period in 2008 entered and then canceled orders prior to the market open, which may have been "spoofing" orders. Terra Nova has submitted a written response to NYSE and is prepared to vigorously defend this matter. Terra Nova has accrued a reserve it believes is sufficient to settle or otherwise resolve this matter, however, no assurances can be made that such amount is sufficient.

           On April 29, 2009, Terra Nova was notified that it had been joined as a defendant in FINRA Arbitration Number 09-02166, the case of Andali Investments v. Southwest Securities, Tradestation Securities, Terra Nova and Carlos Manuel Garcia in which the plaintiff seeks to recover $500,000. The complaint alleges that Terra Nova allowed the transfer of $60,443 from Andali's account without proper authorization. Terra Nova maintains that it has acted properly and will vigorously defend this matter. Terra Nova's involvement compared to the other respondents was for a short period of time and it was involved in only a very limited number of trades involving much less than the $500,000 the claimant seeks to recover. Terra Nova believes the potential for liability in this matter is limited. Accordingly, no liability has been recorded related to this claim.

           On May 1, 2008 Terra Nova was notified that it had been joined as a defendant in FINRA Arbitration Number 08-01124, the case of Espedito Bifero and Canterbury Investment Fund, LLC v. Terra Nova. The complaint alleges that Terra Nova, as the clearing firm for Riverside Securities, negligently failed to inform Riverside Securities and its customer, Bifero, of the closing of a transaction under which Chicago Board of Trade Stock was converted to stock of CME, which conversion affected the value of options held by Bifero. Bifero alleges damages of $50,000 and Canterbury damages of $95,000. Terra Nova believes it has acted properly and intends to vigorously defend this matter. Terra Nova believes the potential for liability in this matter is limited. Accordingly, no liability has been recorded related to this claim.

           In addition to the foregoing, many aspects of our business involve substantial risk of liability and from time to time we may become involved in additional lawsuits, arbitrations, claims and other legal proceedings. There is a relatively high incidence of litigation involving the securities brokerage industry as compared to certain other industries. We also are subject to periodic regulatory audits, inquiries and inspections. In this regard, we have been notified by regulatory authorities of various ongoing investigations. We have and continue to make timely responses to such investigations as required. However, we are unable to predict the outcome of these matters.

        We establish liabilities when a particular contingency is probable and estimable. During the years ended December 31, 2009 and December 31, 2008, amounts were accrued for certain contingencies which became both probable and estimable. We have certain contingencies which are reasonably possible, with exposures to loss which are in excess of the amount accrued. However, the remaining reasonably possible exposure to loss cannot currently be estimated.

Resolved Matters

           In September 2008, an automated program used by Hsu-Tung Lee ("Lee"), a client of Terra Nova, resulted in erroneous trades far exceeding the buying power in Lee's account. While the exchange canceled a large number of these trades, Terra Nova was forced to cover Lee's short positions, resulting in a large debit position in Lee's account. Terra Nova brought a collection action against Lee by filing arbitration Case Number 08-4728 before the Financial Industry Regulatory Authority, Inc. ("FINRA"). On February 13, 2009, Lee filed a counterclaim alleging that Terra Nova's supervisory procedures should have prevented the mistaken trades from being sent to the market. This counterclaim sought actual damages of no less than $62,000 and punitive damages of approximately $2,800,000, the amount of punitive damages being the same amount as Terra Nova sought as damages against Lee. Terra Nova and Lee each dismissed their claims against the other in December 2009 without any payment from either party and with rights to re-file at a later date.

           On December 19, 2008, FINRA notified Terra Nova that it had made a preliminary determination to recommend disciplinary action against Terra Nova as well as one current and two former employees based on alleged rule violations primarily related to soft dollar accounts, including without limitation alleged improper soft dollar payments, failure to adequately supervise soft dollar payments, failure to maintain adequate written supervisory procedures and improper record keeping. The charges mainly related to activities that occurred in 2004 and 2005. In October 2009 Terra Nova signed an Acceptance, Waiver and Consent document to settle this proceeding. We paid $400,000 to FINRA for this settlement.

           On or about September 25, 2009, the Company was notified that it had been joined as a defendant in FINRA Arbitration Number 09-05462, the case of Beatriz Santana and the Estate of Guillermo Zuniga v. Southwest Securities, Carlos Manuel Garcia and Terra Nova Financial in which the plaintiff seeks to recover up to $500,000. The complaint alleges that Terra Nova negligently or knowingly allowed co-defendant Garcia to improperly manage the account of Santana and Zuniga. The Company maintained that it acted properly. In December, 2009 the complainant agreed to dismiss the case with prejudice and without any payment by Terra Nova.

           In September of 2009, a FINRA arbitration panel in the matter of Friedman v. Riverside Securities, Jordan Zaro and Terra Nova found in favor of the claimant and awarded damages together with attorneys' fees, costs and interest against the defendants who were held jointly and severally liable. The matter involved a dispute under which claimant contended that Zaro engaged in improper trades in her account. Terra Nova paid $265,000 in 2009 for satisfaction of the judgment.

Note 10 - Bad Debt Expense

           In 2008, the Company experienced two instances where two separate clients performed trades that exposed the Company to significant credit risk and resulted in material losses to the Company during the month of September 2008. Each instance was unique and the Company implemented preventative measures and internal risk management policies to avoid recurrence of the events which caused such losses. Each of the two instances of customer trading losses is described in further detail below.

           Unusual trading by an individual client resulted in a loss of approximately $2.8 million during the third quarter of 2008. Near the end of the trading day, the client initiated a large number of program orders in excess of the client's financial capacity. As a result of this activity the client incurred losses of approximately $2.8 million. None of our other clients were affected. The application programming interface ("API") of one of our third-party trading software platforms, which allowed in this one instance the unusual trading, has been isolated and operational changes have been made which we believe will eliminate the possibility that any client in the future can execute trades in excess of their financial capacity with us. Moreover, the API software has been modified by our third-party software provider to permanently correct this issue. The API links applications directly to the third-party software platform which facilitates program trading. These modifications to the API did not affect the reliability of our proprietary or other third-party trading platforms or have any material impact on our other clients. We did, however, suspend the enrollment of new clients using this third-party software provider's API until the modifications were completed. We fully expensed the $2.8 million under the category "Bad debt expense" on the accompanying consolidated statement of operations for the year ended December 31, 2008.

           A second client generated a loss of approximately $1.3 million from trading in a margin account. In this instance, the client sold put options in certain securities shortly before the market close on a Friday afternoon. The U.S. government took over ownership of the issuer of these securities prior to the market opening on the following Monday and therefore this client's investment resulted in a loss of $1.3 million. The Company was able to reach an agreement with the client to recover $328,000 in cash and a promissory note for an additional $172,000 payable over seven years. The remaining loss on the account of approximately $771,000 was deemed uncollectible and written off as "Bad debt expense" on the accompanying consolidated statement of operations for the year ended December 31, 2008.

Note 11 - Reversal of Liabilities

           During the year ended December 31, 2009 the Company determined the statute of limitations had expired on various debts totaling approximately $76,000. Accordingly, the Company reversed these liabilities upon the expiration of the statute of limitations. The gains on the reversal of liabilities are reflected under the category "Other general and administrative expenses" on the accompanying consolidated statements of operations.

           During the year ended December 31, 2008 the Company determined the statute of limitations had expired on various debts and insurance claims totaling approximately $680,000 and $163,000, respectively. Accordingly, the Company reversed these liabilities on the respective statute expiration dates. The gain on the reversal of these liabilities is reflected under the category "Other general and administrative expenses" on the accompanying consolidated statements of operations. All of these unpaid debts and insurance claims originated prior to the Company's May 2006 acquisition of Terra Nova.

Note 12 - Income Taxes

           The components of income tax expense (benefit) for the years ended December 31, 2009 and 2008 are as follows:

Current income tax expense (benefit):	2009	2008
Federal	$(22,021)	$260,360
State	-	(323,225)
	(22,021)	(62,865)
Deferred income tax expense (benefit):
Federal	262,200	(62,404)
State	22,800	(152,465)
	285,000	(214,869)
Total income tax expense (benefit):	$262,979	$(277,734)

           Deferred income tax assets (liabilities) are recorded when revenues and expenses are recognized in different periods for financial and income tax reporting. The tax effects of temporary differences that created deferred income tax assets (liabilities) are as follows as of December 31, 2009 and 2008:

Deferred tax assets	2009	2008
Allowance for doubtful accounts	$3,900	$5,850
Intangible assets	869,185	505,855
Goodwill	2,210,181	-
Property and equipment and capitalized software	394,441	-
Share-based compensation	1,208,914	1,208,914
Net operating loss carryforward	4,610,147	3,038,434
Other	60,278	115,920
Total deferred tax assets	9,357,046	4,874,973

Deferred tax liabilities
Goodwill	-	(556,187)
Property and equipment	-	(20,387)
Total deferred tax liabilities	-	(576,574)

Valuation allowance	(7,857,285)	(2,513,638)
Net deferred tax asset	$1,499,761	$1,784,761

           While the Company generated substantial tax loss carryforwards in prior years the ability to use these loss carryforwards has been substantially affected as a result of an ownership change (as defined in Section 382 of the Internal Revenue Code) that occurred in connection with the 2006 issuance and sale of Series E Preferred Stock in order to fund the acquisition of Terra Nova. The Company believes that the use of loss carryforwards generated prior to the issuance and sale of Series E Preferred Stock will be limited to approximately $491,000 per year for the next seventeen years for federal tax purposes. Future benefits derived from the use of these loss carryforwards will be applied first to reduce to zero any non-current intangible assets related to the acquisition of Terra Nova and second to reduce income tax expense.

           At December 31, 2009, the Company had an income tax receivable balance of $738,285 which primarily represents an overpayment in estimated federal and state tax payments for 2008 of $400,000, $196,000 State of Illinois refunds resulting from amendments to filing on a unitary basis, and $123,000 State of Illinois refunds for overpayment of state taxes in prior years.

           At December 31, 2008, the Company had an income tax receivable balance of $1,446,264 which primarily represents an overpayment in estimated federal and state tax payments for 2008 of $1.1 million, $196,000 State of Illinois refunds resulting from amendments to filing on a unitary basis, and $123,000 State of Illinois refunds for overpayment of state taxes in prior years.

           The Company maintains a valuation allowance against the portion of the Company's net deferred tax asset whose realization is uncertain under the more-likely-than not criteria. The determination of whether deferred tax assets are realizable on a more-likely-than-not basis considers the facts, circumstances and information available at the reporting date and is subject to management's judgment.

           The Company believes it is no longer subject to U.S. federal and state income tax examinations for the years prior to 2004.

           A reconciliation of the difference between the expected income tax expense (benefit) using the statutory federal tax rate (34% in both 2009 and 2008) and the actual income tax expense (benefit) is as follows:

	2009	2008
Computed "expected" federal income tax expense (benefit)	$(4,402,397)	$29,245
State income taxes expense (benefit), net of federal benefit	(647,411)	11,768
Permanent differences	6,674	7,721
Change in valuation allowance	5,343,647	-
Changes in deferred taxes as a result of filing on a unitary basis	-	(138,198)
Refunds from amending prior year state returns	-	(196,475)
Refunds from overpayment of taxes in prior years	(22,021)	(144,580)
Additional federal taxes due for 2007	-	208,224
Other	(15,513)	(55,039)
Reported income tax expense (benefit)	$262,979	$(277,334)

Note 13 - Regulatory Requirements

           Terra Nova is subject to the U.S. Securities and Exchange Commission Uniform Net Capital Rule ("Rule 15c3-1") under the Securities Exchange Act of 1934 which requires the maintenance of minimum net capital. Terra Nova calculates its net capital using the ''alternative method,'' which requires maintaining minimum net capital, as defined by the rules, equal to the greater of (i) $1,500,000 or (ii) 2.0% of aggregate debit items.

           Terra Nova is also subject to the CFTC financial requirement ("Regulation 1.17") under the Commodity Exchange Act, administered by the CFTC and the NFA, which also requires maintaining minimum net capital. Terra Nova is a futures commission merchant and is required to maintain minimum net capital the sum of 8% of the total risk margin requirements for all positions carried in customer accounts, as defined in Regulation 1.17 and 4% of the total risk margin requirements for all positions carried in non-customer accounts with a minimum adjusted net capital of $500,000.

           Excess net capital of one broker-dealer subsidiary may not be used to offset a net capital deficiency of another broker-dealer subsidiary. Net capital and the related net capital requirement may fluctuate on a daily basis. In December 2009 we filed a broker-dealer withdrawal for Market Wise Securities, LLC since the broker-dealer was inactive and held no customer accounts. A summary of net capital requirements as of December 31, 2009 and 2008 as follows:

		Minimum Net Capital Requirement		Excess Net Capital
December 31, 2009	Net Capital	SEC	CFTC	SEC	CFTC
Terra Nova Financial, LLC	$10,394,818	$1,500,000	$500,000	$8,894,818	$9,894,818

December 31, 2008
Terra Nova Financial, LLC	$11,379,130	$1,500,000	$500,000	$9,879,130	$10,879,130
Market Wise Securities, LLC	$42,223	$5,000	$-	$37,223	$-

Note 14 - Share-Based Compensation

Stock Options and Warrants

           The fair value of each share-based award is estimated on the date of grant using the Black-Scholes option pricing model. Assumptions used in the Black-Scholes model include: expected volatility of the Company's common stock estimated based on historical volatility; estimated expected life based on historical employee exercise behavior for similar awards giving consideration to the award's contractual terms vesting schedules; risk-free interest rate; and expected dividend yield. Share-based compensation is recorded based on the grant date fair value of awards over their respective requisite service periods, net of estimated forfeitures, based on historical employee termination behavior.

           On May 23, 2007, the Company's shareholders approved an amendment ("Plan Amendment") to the Company's 2005 Long-Term Incentive Plan ("LTIP"). For administrative convenience and in order to streamline the time and costs associated with administering the LTIP and the old stock-based plans listed below (collectively, the "Old Plans"), the shareholders approved the Plan Amendment in order to consolidate all of the options granted under the Old Plans so that the old options would henceforth be administered under, and governed by, the current LTIP. The stock option agreements pursuant to which options were granted under the Old Plans continue to govern the individual grants of options under the Old Plans. In addition, the Plan Amendment revised the LTIP for the provision relating to the maximum number of awards that can be outstanding under the LTIP at any one time.

           The LTIP provides that key employees, consultants, and non-employee Directors of the Company ("eligible participants") may be granted: (1) incentive and non-qualified options to acquire shares of the Company's common stock, (2) performance-based awards, (3) shares of restricted common stock, (4) stock appreciation rights and (5) "phantom" stock awards. The LTIP permits eligible participants to acquire a proprietary interest in the growth and performance of the Company. The purpose of the LTIP is to provide an incentive for employees, Directors and certain consultants and advisors of the Company to remain in the service of the Company, to extend to them the opportunity to acquire a proprietary interest in the Company so they will apply their best efforts for the benefit of the Company, and to aid the Company in attracting able persons to enter the service of the Company.

           The following describes the principal provisions of the LTIP.

           The total number of shares of common stock that may be subject to option awards under the LTIP will not exceed an amount equal to: (a) ten percent of the total number of shares of common stock and common stock equivalents outstanding from time to time, minus (b) the total number of shares of common stock subject to outstanding awards on the date of calculation awarded under any other stock-based plan. On May 23, 2007 shareholders approved the LTIP to be amended such that the number of authorized awards under the LTIP will be calculated without regard to awards outstanding under the Company's 2006 Warrant Incentive Plan. As of December 31, 2009, the maximum number of option awards available under the LTIP is 4,278,862.

           The LTIP is generally designed to meet the requirements of Code Section 162(m), in order to preserve the Company's ability to take compensation expense deductions in connection with the exercise of options granted and the vesting of performance-based restricted stock under the LTIP in certain circumstances. Under Code Section 162(m), a publicly held corporation is not permitted to take a federal income tax deduction for compensation recognized by certain executive officers in any year in excess of $1,000,000, unless such compensation meets the shareholder approval and other requirements of Code Section 162(m).

           The LTIP is administered by the Board of Directors or a committee ("Plan Committee") appointed by the Board of Directors. The Plan Committee may grant option awards under the LTIP to eligible participants. The Plan Committee has the discretion, in accordance with the provisions of the LTIP, to determine the terms of the award, to whom an award is granted and the number of shares of stock subject to the award subject to a maximum grant to an eligible participant in any year of 250,000 options or grants paid only in cash having a value determined on the date of grant in excess of $2,500,000.

           The exercise price for stock options may not be less than the fair market value of the Company's stock on the date of grant. The LTIP provides that option holders may pay the exercise price: (1) in cash, (2) by delivery to the Company of shares of the Company's common stock owned by the participant, (3) in a "cashless" exercise, or (4) in any combination of cash and shares.

           An option granted under the LTIP may not be exercised later than the date specified by the Board of Directors or Plan Committee, as applicable, which in all cases is a maximum of ten years from the date of the grant.

           On May 14, 2009 the Board of Directors approved the granting of 600,000 employee stock options under the LTIP. On August 3, 2009 the 600,000 stock options were granted to various employees with an exercise price of $0.80 which was the closing market price of the Company's common stock. These stock options were issued with terms of five years and vest 33% after 12 months, an additional 33% after 24 months and the remaining 34% after 36 months.

           The grant date fair value of the stock options granted during 2009 was $0.34 per share. A summary of the assumptions used to estimate the fair value of the August 3, 2009 option grants using the Black-Scholes option pricing model is as follows:

Risk-free rate - 10 year bond rate	4.28%
Expected life	5 years
Dividend yield	-
Expected volatility	40%

           During the year ended December 31, 2008 no stock options were granted.

           Effective May 19, 2006, the Company adopted the 2006 Warrant Incentive Plan (the "2006 WIP"). The purpose of the 2006 WIP is to (a) to encourage certain employees and directors of the Company, as well as employees and directors of any current or after-acquired subsidiary corporation, to acquire a proprietary interest in the Company and thus share in the future success of the Company; and (b) to enable the Company, by offering comparable incentives, to attract and retain outstanding management personnel and directors who are in a position to make important and direct contributions to the success of the Company; and (c) to promote a closer identity of interests between the Company's employees, directors and consultants and its stockholders. The Company reserved 3,500,000 shares of voting common stock for sale upon the exercise of warrants granted under the 2006 WIP. If a warrant expires or terminates for any reason without having been fully exercised, the unpurchased shares will be available for other warrants grants under the 2006 WIP. Unless the 2006 WIP is terminated earlier, it shall terminate five years from its effective date.

           The table below summarizes the Company's employee stock option and warrant plans as of December 31, 2009 and December 31, 2008:

Employee Stock Option and Warrant Plans	Authorized	Outstanding	Available
2005 Long-Term Incentive Plan	4,453,253	589,274	3,863,979
2006 Warrant Incentive Plan	3,500,000	3,027,500	472,500
Balance at December 31, 2008	7,953,253	3,616,774	4,336,479

2005 Long-Term Incentive Plan	4,278,862	992,774	3,286,088
2006 Warrant Incentive Plan	3,500,000	3,027,500	472,500
Balance at December 31, 2009	7,778,862	4,020,274	3,758,588

           A summary of employee stock option activity, under the Company's LTIP, for the years ended December 31, 2009 and 2008, is presented below:

Employee Stock Options	Employee Stock Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (in years)	Aggregate Intrinsic Value
Balance at December 31, 2007	785,574	$1.74	4.40	$-
Granted	-	-	-	-
Exercised	-	-	-	-
Cancelled	(196,300)	1.84	3.57	-
Balance at December 31, 2008	589,274	1.71	3.65	-
Granted	600,000	0.80	4.60	-
Exercised	-	-	-	-
Cancelled	(196,500)	1.23	3.69	-
Balance at December 31, 2009	992,774	$1.25	3.64	$-

Options exercisable at December 31, 2009	357,774	$1.74	2.68	$-

           The following table summarizes the employee stock options outstanding and exercisable at December 31, 2009:

Stock Options Outstanding					Stock Options Exercisable
Range of Exercise Prices		Options Outstanding	Weighted Average Remaining Contract Life (Years)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price
Low	High
$0.50	$2.00	939,774	3.40	$1.26	304,774	$1.59
$2.01	$3.00	50,000	2.00	2.50	50,000	2.50
$3.01	$4.00	3,000	4.07	3.80	3,000	3.80
		992,774	3.64	$1.25	357,774	$1.74

           The aggregate intrinsic value of stock options outstanding and stock options exercisable at December 31, 2009 is calculated as the number of in-the-money options times the difference between exercise price of the underlying awards and the quoted closing market price of common stock at December 31, 2009. The aggregate intrinsic value of stock options exercised is calculated as the number of in-the-money options on the exercise date times the difference between the exercise price of the underlying awards and the quoted closing market price on the exercise date.

           As of December 31, 2009 there was $163,896 of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under stock option plans. The cost is expected to be recognized over a weighted-average period of approximately two and one-half years. During the years ended December 31, 2009 and 2008 compensation expense of $127,418 and $143,562, respectively, was recognized related to options vesting under option plans.

           A summary of employee warrant activity under the 2006 Warrant Incentive Plan as of December 31, 2009 and 2008 is presented below:

Employee Warrants	Employee Warrants Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (in years)	Aggregate Intrinsic Value
Balance at December 31, 2007	3,027,500	$2.56	3.50	$-
Granted	-	-	-	-
Exercised	-	-	-	-
Cancelled	-	-	-	-
Balance at December 31, 2008	3,027,500	2.56	2.60	$-
Granted	-	-	-	-
Exercised	-	-	-	-
Cancelled	-	-	-	-
Balance at December 31, 2009	3,027,500	$2.56	1.55	$-

Warrants exercisable at December 31, 2009	3,027,500	$2.56	1.55	$-

           The following table summarizes the employee warrants outstanding and exercisable at December 31, 2009:

Warrants Outstanding					Warrants Exercisable
Range of Exercise Prices		Warrants Outstanding	Weighted Average Remaining Contract Life (Years)	Weighted Average Exercise Price	Number of Warrants Exercisable	Weighted Average Exercise Price
Low	High
$1.50	$2.50	2,447,500	1.59	$2.50	2,447,500	$2.50
$2.51	$3.50	580,000	1.38	2.80	580,000	2.80
		3,027,500	1.55	$2.56	3,027,500	$2.56

           As of December 31, 2009 and 2008 there was no unrecognized compensation cost related to employee warrant grants.

The following are additional grant awards ascribed to the LTIP:

Restricted Stock

           The Plan Committee may award restricted shares of the Company's common stock that are subject to risk of forfeiture or other restrictions. Shares of restricted stock are subject to such restrictions as the Plan Committee may impose, including forfeiture upon termination of employment of the recipient. To date, no restricted stock has been granted.

Stock Appreciation Rights

           The LTIP provides for grants to eligible participants of stock appreciation rights. A stock appreciation right gives the recipient a right to receive, upon exercise of the stock appreciation right, the excess of (1) the fair market value as determined by the Plan Committee of one share of common stock over (2) the exercise price of the related option (if any) or over the price specified in the agreement governing the award. The grant price, term, methods of exercise, methods of settlement, and any other terms and conditions of any stock appreciation right are determined by the Plan Committee. To date, no stock appreciation rights have been granted.

Performance Units

           The Plan Committee is authorized to grant eligible participants performance units ("Performance Units"). Performance Units granted under the LTIP may be awarded in cash or shares of common stock, payable to, or exercisable by, the recipient, in whole or in part, upon the achievement of performance goals established by the Plan Committee during the relevant performance period, and which performance goals may be modified by the Plan Committee at any time, in its discretion. If the performance goals are not met, no payment will be made to the recipient with respect to the Performance Units granted. If maximum performance is achieved or exceeded, the value of a Performance Unit will be based on the degree to which actual performance exceeded the pre-established minimum performance standards. The amount of payment is determined by multiplying the number of Performance Units granted at the beginning of the measurement period by the value of the Performance Unit, as determined by the Plan Committee. To date, the Company has not granted any Performance Units.

Phantom Stock

           The Committee is authorized to grant awards of "phantom stock," which means the grant of the value of shares of common stock, without the actual delivery of the common stock, on terms and conditions determined by the Plan Committee. The Plan Committee may impose conditions on phantom stock awards, including continuing employment or continuing service as a director or officer. Such awards may have such other terms and conditions as the Plan Committee determines. To date, no phantom stock has been issued.

Note 15 - Property and Equipment and Capitalized Software Development Costs

           The following table represents the different classes of property and equipment and capitalized software development costs as of December 31, 2009 and 2008:

		December 31, 2009		December 31, 2008
	Estimated Useful Life in Years	Property and equipment	Capitalized software development costs	Property and equipment	Capitalized software development costs
Capitalized software development	3-5	$-	$428,332	$-	$2,780,628
Computer and hardware	3-5	1,013,879	-	668,531	-
Furniture, fixtures and equipment	3-7	352,141	-	1,185,672	-
Leasehold improvements	5-10	119,589	-	119,590	-
		1,485,609	428,332	1,973,793	2,780,628

Accumulated depreciation and amortization		(439,902)	(181,497)	(752,727)	(720,613)
Net balance		$1,045,707	$246,835	$1,221,066	$2,060,015

           Depreciation and amortization related to property and equipment for years ended December 31, 2009 and 2008 was $390,886 and $376,162, respectively. Amortization related to capitalized software development costs for the years ended December 31, 2009 and 2008 was $545,603 and $561,320, respectively. The Company reviews property and equipment and capitalized software development costs for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of the Company's finite assets is evaluated by comparing the current and forecasted cash flows associated with the assets to the assets' carrying values. Due to impairment indicators that arose during 2009 the Company evaluated long-lived assets for impairment. The results of this evaluation indicated that certain capitalized development costs related to software systems and processes which encompass the proprietary back office clearing system with a carrying value of $903,028 and software related to Tradient's proprietary trading platform with a carrying value of $477,386 were not recoverable. Accordingly, the Company recorded impairment losses on capitalized software development costs of $1,410,414 during the year ended December 31, 2009. Additionally, due to the decision to close Tradient, certain property and equipment with a carrying value of $173,599 were no longer recoverable. Accordingly, the Company recorded impairment losses on property and equipment of $173,599 during the year ended December 31, 2009.

Note 16 - Intangible Assets

Intangible assets consist of the following as of December 31, 2009 and 2008:

	December 31, 2009	December 31, 2008
Customer list	$4,749,000	$4,749,000
Trade name	1,829,000	1,829,000
	6,578,000	6,578,000
Accumulated depreciation and amortization	(3,836,636)	(2,466,486)
Net balance	$2,741,364	$4,111,514

           The Company acquired $6,578,000 of intangible assets as part of the acquisition of Terra Nova on May 17, 2006. The acquired intangible assets comprised the values prescribed to the acquired customer list and trade name of $4,749,000 and $1,829,000, respectively. The useful life of these intangibles was initially determined to be ten years. During the first quarter of 2008 the estimated life of the customer list declined from ten years to five years based on a determination that the turnover rate of the original clients from May 2006 was higher than originally estimated.

           The customer list and trade name are being amortized on a straight-line basis over their estimated useful lives. Amortization expense related to intangible assets was $1,370,150 for the years ended December 31, 2009 and 2008.

The following table illustrates the aggregate future amortization of intangible assets:

Years Ending December 31,	Intangible Assets Amortization
2010	$1,370,150
2011	476,354
2012	182,900
2013	182,900
2014	182,900
Thereafter	346,160
Total	$2,741,364

Note 17 - Fair Value of Financial Instruments

           FASB issued ASC Topic 820, "Fair Value Measurements", ("ASC 820") which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The definition of fair value retains the exchange price notion in earlier definitions of fair value and focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price) and not the price that would be paid to acquire the asset or received to assume the liability (an entry price).

Financial Assets and Liabilities

           The following table sets forth the Company's financial instruments that are recognized or disclosed at fair value in the financial statements on a recurring basis as of December 31, 2009 and 2008.

Financial instruments owned, at fair value:	December 31, 2009	December 31, 2008
Money market funds held in cash and cash equivalents	$2,337,655	$7,260,666
U.S. Treasury securities held in cash segregated in compliance with federal regulations	-	49,959,556
U.S. Treasury securities held as clearing deposits	12,998,592	998,408
Money market funds held as clearing deposits	-	6,650,000
Total	$15,336,247	$64,868,630

           Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

           The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, as follows:

•	Level 1- Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.
•	Level 2- Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Such inputs include quoted prices in markets that are not active, quoted prices for similar assets and liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability and inputs that are derived principally from or corroborated by observable market data by correlation or other means.
•	Level 3 - Unobservable inputs for the asset or liability, where there is little, if any, observable market activity or data for the asset or liability.

           The following table sets forth by level within the fair value hierarchy, the inputs used to measure the Company's financials instruments owned at fair value as of December 31, 2009.

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Financial instruments owned, at fair value:	Level 1	Level 2	Level 3	Fair Value
Money market funds held in cash and cash equivalents	$2,337,655	$-	$-	$2,337,655
U.S. Treasury securities held as clearing deposits	12,998,592	-	-	12,998,592
Total	$15,336,247	$-	$-	$15,336,247

Non-Financial Assets and Liabilities

           The following table summarizes the Company's non-financial assets and liabilities subject to fair value measurements along with the total impairment, if any, recognized:

Non-financial assets	Level 1	Level 2	Level 3	Impairment
Goodwill	$-	$-	$-	$7,501,408
Capitalized software development costs	-	-	246,835	1,410,414
Property and equipment	-	-	1,045,707	173,599
Total	$-	$-	$1,292,542	$9,085,421

Note 18 - Receivables From and Payables to Brokers, Dealers, and Clearing Organizations

           The components of receivables from and payables to brokers, dealers and clearing organizations are as follows at December 31, 2009 and 2008:

	December 31, 2009		December 31, 2008
	Receivables	Payables	Receivables	Payables
Cash held for securities borrowed	$7,988,525	$-	$4,332,350	$-
Clearing deposits & receivables/payables	15,012,864	490,911	9,236,109	913,621
Total	$23,001,389	$490,911	$13,568,459	$913,621

           The cash held for securities borrowed represents Terra Nova's temporary borrowing of securities from broker-dealers which have been collateralized with cash in return for borrowing the security. Terra Nova borrows securities as a result of clients who have sold securities not yet purchased ("short sales") in their trading accounts. At times, Terra Nova loans securities temporarily to other broker-dealers in connection with its broker-dealer business. The Company receives cash as collateral for the securities loaned. There were no loaned securities at December 31, 2009 and December 31, 2008. Credit approval is required for all broker-dealers from which securities are borrowed and loaned. Terra Nova monitors the collateral value daily and requires additional collateral if warranted.

           Self-clearing related clearing deposits and receivables/payables include transactions and deposits required by various clearing and exchange organizations. Generally, the Company is obligated to meet deposit requirements on a daily basis.

Note 19 - Employee Benefit Plan

           The Company provides retirement benefits through a defined contribution 401k plan ("401k Plan"). All employees are eligible to enroll in the 401k Plan after they reach the age of twenty-one and complete one month of employment with the Company. The Company makes a matching contribution each pay period. Employee salary deferrals up to 6% of the employee's compensation each payroll period are matched at 50%. The Company match is subject to the following vesting schedule: 20% vested after two years and an additional 20% each subsequent year, with full vesting achieved after six years of employment. The Company's matching contributions for 2009 and 2008 were approximately $143,000 and $148,000, respectively.

Note 20 - Resignation Agreement

           The Company and Michael G. Nolan ("Nolan"), who departed as the Company's Chief Executive Officer effective December 1, 2009, entered into a separation agreement (the "Agreement") effective December 22, 2009. Pursuant to the Agreement, (i) Nolan's effective separation date is December 15, 2009 ("Separation Date"); (ii) the Company received a full release from Nolan of all claims relating to his employment subject to certain exceptions; (iii) Nolan receives semi-monthly payments over the course of the nine months following the Separation Date which are equal to the amount Nolan would otherwise have received as base salary (at the rate of salary in effect at the Separation Date) had Nolan not been terminated from employment with Terra Nova; (iv) Nolan will receive payment for accrued and unused vacation time in the approximate amount of 96 hours; and (v) the Company will pay for continuing COBRA coverage for nine months from the Separation Date. Nolan also resigned from the Company's Board of Directors effective December 22, 2009. In 2009, we expensed the nine months of severance and COBRA coverage totaling $171,861 which is reflected under the category "Other general and administrative expenses" on the accompanying consolidated statement of operations.

Note 21 - Lines of Credit

           Terra Nova maintains credit lines secured by customer securities to facilitate its self-clearing broker-dealer operations. The rates on the lines of credit are determined daily by the bank and are based on the daily rates at which banking institutions are able to borrow from each other plus a predetermined spread. In the fourth quarter of 2009 the Company added a credit line secured by customer securities with a qualified banking institution which will also be used to meet daily cash flow needs along with a third credit line used for processing ACH credit and debit transactions. At December 31, 2009 and 2008, the Company did not have any outstanding balance drawn on their credit lines.

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31, 2010	December 31, 2009
ASSETS
Cash and cash equivalents	$2,601,259	$1,857,671
Cash segregated in compliance with federal regulations	133,607,871	136,042,376
Receivables from brokers, dealers and clearing organizations	30,678,861	23,001,389
Receivables from brokerage customers	9,361,352	12,022,905
Property and equipment, net of accumulated depreciation and amortization	980,456	1,045,707
Capitalized software development costs, net of accumulated amortization	173,803	246,835
Intangible assets, net of accumulated amortization	2,398,826	2,741,364
Income tax receivable	738,285	738,285
Deferred income taxes, net	1,499,761	1,499,761
Other assets	749,572	657,361
Total assets	$182,790,046	$179,853,654

LIABILITIES AND SHAREHOLDERS' EQUITY

Payables to brokerage customers	$164,393,571	$159,825,033
Payables to brokers, dealers and clearing organizations	447,962	490,911
Accounts payable and accrued expenses	1,317,918	1,355,905
Total liabilities	166,159,451	161,671,849

Commitments and contingencies

Shareholders' equity
Preferred stock; $10 par value; 5,000,000 shares authorized; none issued	-	-
Common stock; $0.01 par value; 150,000,000 shares authorized; 25,482,942 shares issued and 25,054,508 shares outstanding at March 31, 2010 and December 31, 2009	254,829	254,829
Treasury stock, common, at cost; 428,434 shares at March 31, 2010 and December 31, 2009	(272,056)	(272,056)
Additional paid-in capital	52,150,456	52,132,836
Accumulated deficit	(35,502,634)	(33,933,804)
Total shareholders' equity	16,630,595	18,181,805
Total liabilities and shareholders' equity	$182,790,046	$179,853,654

See accompanying notes to unaudited condensed consolidated financial statements.

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF LOSS (UNAUDITED)

	Three Months Ended March 31,
	2010	2009
REVENUES
Commissions and fees	$3,748,750	$6,676,420

Interest income	225,902	420,276
Interest expense on brokerage accounts	-	284
Net interest income	225,902	419,992

Other revenues	172,245	44,275

Net revenues	4,146,897	7,140,687

EXPENSES
Commissions and clearing	1,383,127	2,693,278
Compensation and benefits	1,794,620	2,034,785
Software and market data	527,713	946,718
Advertising and promotional	20,156	87,013
Professional fees	527,957	686,579
Communications and information technology	295,979	196,622
Depreciation and amortization	529,078	489,150
Other general and administrative expenses	617,311	468,385

Total expenses	5,695,941	7,602,530

Loss from continuing operations before income taxes	(1,549,044)	(461,843)

Income tax benefit	-	(180,000)

Net loss from continuing operations	(1,549,044)	(281,843)

Discontinued operations
Loss from discontinued operations of Tradient	(19,786)	(77,966)
Income tax benefit	-	(30,000)
Loss from discontinued operations	(19,786)	(47,966)

Net loss	$(1,568,830)	$(329,809)

Net loss per common share:
Basic and diluted
Continuing operations	$(0.06)	$(0.01)
Discontinued operations	(0.00)	(0.00)
	$(0.06)	$(0.01)

Weighted average common shares outstanding:
Basic	25,054,508	25,482,942

Diluted	25,054,508	25,482,942

See accompanying notes to unaudited condensed consolidated financial statements.

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2010	2009
Cash flows from operating activities
Net loss	$(1,568,830)	$(329,809)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Share-based compensation	17,620	30,165
Depreciation and amortization	529,078	563,267
Deferred income taxes	-	(210,000)
Gain on extinguishment of liabilities	-	(60,626)
Changes in operating assets and liabilities:
Decrease in cash segregated in compliance with federal regulations	2,434,505	4,767,430
Increase in receivables from brokers, dealers and clearing organizations	(7,677,472)	(1,044,549)
Decrease (increase) in receivables from brokerage customers	2,661,553	(765,485)
Decrease in income tax receivable	-	730,000
Decrease (increase) in other assets	(92,211)	184,083
Decrease in payables to brokers, dealers and clearing organizations	(42,949)	(243,469)
Increase (decrease) in payables to brokerage customers	4,568,538	(5,382,158)
Increase in accounts payable and accrued expenses	(37,988)	203,378

Net cash provided by (used in) operating activities	791,844	(1,557,773)

Cash flows from investing activities
Purchases of property and equipment	(48,257)	(87,701)

Net decrease in cash and cash equivalents	743,588	(1,645,474)
Cash and cash equivalents at beginning of quarter	1,857,671	7,889,553
Cash and cash equivalents at end of quarter	$2,601,259	$6,244,079

Supplemental cash flow information:
Cash paid for interest	$-	$284

Cash paid for income taxes	$-	$696,322

See accompanying notes to unaudited condensed consolidated financial statements.

TERRA NOVA FINANCIAL GROUP, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

Note 1 - Nature of Operations and Basis of Presentation

Nature of Operations

           Terra Nova Financial Group, Inc. (collectively, the "Company," "Parent", "firm," "we," "us," or "our") is a holding company of businesses providing a range of products and services to trading professionals. We have two primary subsidiaries: Terra Nova Financial, LLC, ("Terra Nova"), an Illinois limited liability company, a broker-dealer registered with the SEC and a member of Financial Industry Regulatory Authority, Inc. which provides execution, clearing and prime brokerage services to professional traders, hedge funds and money managers and SC QuantNova Research SRL ("QuantNova"), based in Bucharest, Romania, which provides software development, architecture and engineering for back office clearing systems. Terra Nova Financial Group, Inc. trades under the stock symbol "TNFG" and is quoted on the OTC Bulletin Board.

           Terra Nova is registered with the following exchanges, registered clearing agencies, and regulatory organizations:

Regulatory and Self-Regulatory Organizations:
•	U.S. Securities and Exchange Commission ("SEC") as a broker-dealer
•	Financial Industry Regulatory Authority, Inc. ("FINRA") as a broker-dealer
•	National Futures Association ("NFA") as a futures commission merchant
•	Commodity Futures Trading Commission ("CFTC") as a futures commission merchant

Registered Clearing Agencies:
•	The Depository Trust & Clearing Corporation ("DTCC")
•	National Securities Clearing Corporation
•	The Options Clearing Corporation ("OCC")

U.S. Equity Exchanges:
•	ISE Stock Exchange
•	National Stock Exchange
•	NYSE Arca Equities
•	NYSE Amex Equities
•	NYSE Euronext
•	NASDAQ Stock Market
•	NASDAQ OMX BX
•	BATS Exchange, Inc.

U.S. Option Exchanges:
•	Boston Options Exchange
•	NYSE Arca Options
•	NYSE Amex Options
•	NASDAQ OMX PHLX
•	International Securities Exchange

Investor Protection:
•	Securities Investor Protection Corporation

           Terra Nova offers a broad array of services for the execution and clearing of trading products including equities, options, futures and commodity options, ETFs, fixed income and mutual funds as well as prime brokerage, clearing and back office services for institutions. Terra Nova serves a diverse client base of professional traders, hedge funds, money managers, correspondent introducing brokers, registered representatives, registered investment advisors and foreign brokers located in the United States and in certain foreign countries. Primary sources of revenue for Terra Nova include commissions, account fees and interest.

           QuantNova, a wholly-owned subsidiary of the Company, provides consulting, software development, electronic data processing, software architecture and engineering for backoffice clearing software. QuantNova is based in Bucharest, Romania.

Basis of Presentation

           The accompanying condensed consolidated financial statements should be read in conjunction with the consolidated financial statements of Terra Nova Financial Group, Inc. and notes to the consolidated financial statements included in the Annual Report on Form 10-K of Terra Nova Financial Group, Inc. for the year ended December 31, 2009.

           The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in accordance with the instructions to Form 10-Q and Articles 8 and 10 of Regulation S-X. Accordingly, certain notes and other information normally included in financial statements prepared in accordance with United States generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In the opinion of management, all adjustments (consisting only of normal recurring adjustments), necessary to present fairly the condensed consolidated financial position of Terra Nova Financial Group, Inc. and subsidiaries as of March 31, 2010 and the consolidated results of their operations and cash flows for each of the periods presented have been recorded. The results of operations and cash flows for an interim period are not necessarily indicative of the results of operations or cash flows that may be reported for the year or any subsequent period.

           During the first quarter of 2010, the Company discontinued the operations of its subsidiary, Tradient Technologies, Inc. ("Tradient"). In accordance with the provisions of FASB ASC Subtopic 205-20, the results of Tradient are presented as discontinued operations for all periods in the consolidated financial statements. See footnote 6 for additional details.

Note 2 - Summary of Significant Accounting Policies

(a) Consolidation Policy

            The accompanying condensed consolidated financial statements include the accounts of the Parent and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

(b) Fair Value of Financial Instruments

           The carrying amounts of the Company's short term financial instruments, which consist of cash and cash equivalents, cash segregated in compliance with federal regulations, receivables from brokers, dealers and clearing organizations, receivables from brokerage customers, payables to brokers, dealers and clearing organizations, payables to brokerage customers and accounts payable and accrued expenses approximate their fair value due to their short term nature.

(c) Use of Estimates

           The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported financial statement amounts and disclosures. Actual amounts could differ from those estimates.

(d) Foreign Currency Translation

           The local currency of the Company's foreign operations, QuantNova, is considered to be its functional currency. Assets and liabilities of foreign operations are translated using year-end exchange rates and revenues and expenses are translated using average exchange rates in effect during the month with the resulting adjustment, if material, included in other comprehensive income (loss). To date, foreign currency translation adjustments have been immaterial.

(e) Cash and Cash Equivalents

           The Company classifies all highly liquid investments with an original maturity of three months or less as cash equivalents. Cash and cash equivalents consist primarily of cash held in liquid commercial bank accounts or clearing organization accounts paying a "money market" rate of interest. The Company also has a sweep account which deposits excess operating bank balances overnight into a money market account.

(f) Cash Segregated in Compliance with Federal Regulations

           Cash segregated in compliance with federal regulations is in special reserve accounts for the exclusive benefit of customers under Rule 15c3-3 of the Securities Exchange Act of 1934, as amended ("Exchange Act"). We maintain special reserve accounts with multiple qualified banking institutions to mitigate credit risk. In the special reserve accounts we invest in a combination of qualified securities including short-term U.S. government securities, reverse repurchase agreements collateralized by U.S. government securities, qualified trust products, and interest bearing cash accounts. These special reserve accounts are in full compliance with all regulatory requirements.

           Cash segregated in compliance with federal regulations also includes Proprietary Accounts of Introducing Brokers ("PAIB") in accordance with the customer reserve computation set forth in Rule 15c3-3 ("customer reserve formula") of the Exchange Act. The Company has established and maintains a separate "Special Reserve Account for the Exclusive Benefit of Customers" with a bank in conformity with the standards of Rule 15c3-3 ("PAIB Reserve Account"). Cash and/or qualified securities as defined in the customer reserve formula are maintained in the PAIB Reserve Account in an amount equal to the PAIB reserve requirement.

(g) Impairment of Long-Lived Assets

           Long-lived assets, primarily consisting of definite lived intangible assets, property and equipment and capitalized software development costs, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of assets held and used is generally measured by a comparison of the carrying amount of the asset to undiscounted future net cash flows expected to be generated by that asset. If it is determined that the carrying amount of an asset may not be recoverable an impairment loss is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.

(h) Receivables from Brokers, Dealers and Clearing Organizations

           Receivables from brokers, dealers and clearing organizations consist primarily of securities borrowed, commissions receivable, and deposits with clearing organizations. Transactions involving borrowed securities require the Company to provide the counterparty with collateral in the form of cash. The Company adjusts this amount on a daily basis as the value of the securities borrowed may change. The Company utilizes various third-party clearing brokers for institutional, prime brokerage, equity and option clearing business and fully-disclosed futures business.

(i) Receivables from Brokerage Customers

           Receivables from brokerage customers consist of margin loans to brokerage customers. Margin loans are secured by securities in brokerage customers accounts. Such collateral is not reflected in the consolidated financial statements. Terra Nova charges interest on debit balances in brokerage customer accounts. Margin requirements determine the amount of equity required to be held in an account relative to the purchase and sale of equity transactions. Margin lending is subject to the rules and regulations of the Federal Reserve System, FINRA, exchanges, various clearing firms and the internal policies of Terra Nova. Terra Nova assumes risk that the collateral securing margin debits may decline in value to an amount that renders the margin loan unsecured. Margin requirements are amended by Terra Nova as deemed necessary for certain accounts and securities. Terra Nova also reserves the right to close-out any and all positions in an account should it be deemed necessary to protect itself from loss. Although Terra Nova monitors risk and margin of trading accounts, there is no assurance that a customer will satisfy a margin call or pay unsecured indebtedness owed to Terra Nova.

(j) Payables to Brokerage Customers

           Customer funds are maintained in brokerage customer segregated accounts and relate to item (f) discussed above. Payables to brokerage customers are free credit balances on deposit with the Company related to its self-clearing business which, are subject to Rule 15c3-3 of the Exchange Act. The customer funds have been segregated in special reserve accounts earning interest. This payable to brokerage customers does not include customer securities positions as customer owned securities represent an off-balance sheet item.

(k) Revenue Recognition

Commission and fees: Commission revenue on trading products including equities, options, futures and futures options, ETFs, fixed income and mutual funds transactions are recorded on a settlement date basis.

Net interest income: Interest income is primarily generated by charges to clients on margin balances and revenue from client cash held and invested by Terra Nova as a clearing firm offset by interest paid to clients on their credit balances. Interest income and interest expense on brokerage accounts are recorded on an accrual basis as earned or incurred.

Other revenue: Other revenue consists of account and transaction fees and is recorded on a settlement date basis as transactions occur.

(l) Lines of Credit

           From time to time Terra Nova may obtain short-term bank loans to facilitate its broker-dealer settlement and clearing operations due to customer margin debits. These short-term bank loans are fully secured by customer marginable positions.

(m) Income Taxes

           Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized on a more likely than not basis. Income tax expense or benefit is the income tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

          Uncertain tax positions are initially recognized in the financial statements when they are more likely than not to be sustained upon examination by the respective tax authorities.

(n) Reclassifications

           Certain reclassifications have been made to prior period amounts to conform to current period classifications.

Note 3 - Net Income (Loss) Per Common Share

           Basic net income (loss) per common share ("EPS") is computed by dividing net income (loss) attributable to common shareholders by the weighted average common shares outstanding for the period. Diluted EPS is computed by dividing net income (loss) attributable to common shareholders by the weighted average common shares outstanding plus the additional shares that would have been outstanding if potentially dilutive shares such as shares that would satisfy outstanding warrants and options, had been issued applying the treasury stock method.

           For the quarters ended March 31, 2010 and 2009 the components of basic and diluted weighted average shares outstanding are as follows:

	March 31, 2010	March 31, 2009
Weighted average shares outstanding - Basic	25,054,508	25,482,942
Weighted average shares outstanding - Diluted	25,054,508	25,482,942

           Common stock equivalents totaling 17,490,360 and 17,939,724 for the quarters ended March 31, 2010 and 2009, respectively, were excluded from the calculation of diluted EPS as their effect would have been anti-dilutive.

Note 4 - Capitalization

(a) Common Stock

           The Company had 150,000,000 shares of common stock authorized, 25,482,942 shares issued and 25,054,508 shares outstanding as of March 31, 2010.

(b) Stock Repurchase Program

           On May 1, 2009 the Company's Board of Directors authorized the Company's management to pursue repurchases of the Company's stock at the discretion of the management. This authorization allows management to purchase up to $3,000,000 of stock under the safe harbor guidelines of and pursuant to the requirements of SEC Rule 10b-18. This authorization grants discretion to the Company's management to execute the repurchase program and there is no requirement to purchase any minimum number of shares. The repurchase program ended as of April 30, 2010. The Company did not repurchase shares of common stock during the quarter ended March 31, 2010.

(c) Non-employee Warrants

           Non-employee warrants outstanding as of March 31, 2010 totaled 13,713,836 with a weighted average exercise price of $2.81.

Note 5 - Risks and Uncertainties

           In the ordinary course of business there are certain contingencies which are not reflected in the condensed consolidated financial statements. These activities may expose Terra Nova to credit risk in the event that broker-dealer clients are unable to fulfill their contractual obligations.

           Many client accounts are margin accounts in which Terra Nova, in effect, loans money to clients. In margin transactions, Terra Nova may be obligated for client losses when credit is extended to clients directly that is not fully collateralized by cash and securities in the clients' accounts. In connection with securities activities Terra Nova executes client transactions involving the sale of securities not yet purchased ("short sales") all of which are transacted on a margin basis subject to federal, self-regulatory organizations, individual exchange regulations and Terra Nova's internal risk management policies. In all cases, such transactions may expose Terra Nova to significant off-balance sheet credit risk in the event that client collateral is not sufficient to fully cover losses that clients may incur. In the event that clients fail to satisfy their obligations Terra Nova would be required to purchase or sell financial instruments at prevailing market prices to fulfill the clients' obligations.

           Terra Nova seeks to control the risks associated with its clients' activities by requiring clients to maintain collateral in their margin accounts in compliance with various regulatory requirements and internal risk management requirements. Terra Nova monitors required margin levels on an intra-day basis and, pursuant to such guidelines, requires the clients to deposit additional collateral or to reduce positions when necessary.

           Terra Nova provides guarantees to clearing organizations and exchanges under their standard membership agreements which require members to guarantee the performance of other members. Under these agreements if a member becomes unable to satisfy its obligations to the clearing organization and exchanges other members may be called upon to meet such shortfalls. Terra Nova's liability under these arrangements is not quantifiable and may exceed the cash and securities it has posted as collateral. However, management believes the possibility of being required to make payments under these arrangements is remote. Accordingly, no liability has been recorded for these potential events.

Note 6 - Discontinued Operations

           During November 2009 the Company determined that the capital required to operate Tradient Technologies, Inc. ("Tradient") could be better deployed in other Company operations. Therefore, the Company decided to close Tradient effective February 1, 2010. Tradient operated the Company's proprietary technology development activities, building applications for electronic trade execution, order routing and clearing. Tradient offered three proprietary trading platforms to clients, Tradient Pro, Tradient Plus, and Tradient Web that were alternatives to other third party platforms offered by the Company. Tradient was located in Chicago, Illinois and was included in software services segment. As a result of the closure of Tradient, the Company has a single reporting segment, brokerage services, and therefore, segment reporting is no longer applicable. Primary sources of revenue for Tradient included software licensing and routing fees.

           The following table summarizes certain operating data for discontinued operations for the three months ended March 31, 2010 and March 31, 2009:

	Three Months Ended March 31,
	2010	2009
Net revenues	$108,842	$568,355
Total expenses	128,628	646,321
Income tax benefit	-	(30,000)
Loss from discontinued operations	$(19,786)	$(47,966)

Note 7 - Commitments and Contingencies

Litigation and Claims

           On March 9, 2010, Terra Nova received a Wells Letter from FINRA stating that FINRA had made a preliminary determination to recommend disciplinary action against Terra Nova for alleged rules violations relating to short sales during the period from October 1, 2007 through December 31, 2007. FINRA alleges that during this period of time Terra Nova accepted short sale orders without proper arrangements to borrow securities. FINRA also alleges that Terra Nova's supervisory procedures for short sales were deficient as they relate to locating securities for short sales. Terra Nova has filed a response. Terra Nova has accrued a reserve for this matter, however, no assurances can be made that such amount is sufficient to resolve the matter.

           In December, 2009, Terra Nova received a Wells Letter from NYSE Regulation ("NYSE") stating that NYSE was formally investigating whether Terra Nova had violated NYSE rules by failing to maintain adequate policies or procedures relating to four separate matters. The first relates to an incident on September 30, 2008 in which a large volume of erroneous trades were placed through an automated trading program by a Terra Nova client. NYSE alleges Terra Nova's processes should have prevented such erroneous orders from reaching the market. The second involves a matter relating to whether Terra Nova maintained adequate policies and procedures to ensure proper marking, execution and handling of short sale orders. The third matter involves the maintenance of adequate policies and procedures to restrict wash sales and pre-arranged trades. The fourth matter involves maintaining adequate policies and procedures to prevent possibly manipulative order cancellations made by a customer. Terra Nova has submitted a written response to NYSE and is prepared to vigorously defend this matter. Terra Nova has accrued a reserve for this matter, however, no assurances can be made that such amount is sufficient to resolve the matter.

           On April 29, 2009, Terra Nova was notified that it had been joined as a defendant in FINRA Arbitration Number 09-02166, the case of Andali Investments v. Southwest Securities, Tradestation Securities, Terra Nova and Carlos Manuel Garcia in which the plaintiff seeks to recover $500,000. The complaint alleges that Terra Nova allowed the transfer of funds from Andali's account without proper authorization. Terra Nova responded that it acted properly and will vigorously defend this matter. Terra Nova has accrued a reserve for this matter, however, no assurances can be made that such amount is sufficient to resolve the matter.

           On May 1, 2008 Terra Nova was notified that it had been joined as a defendant in FINRA Arbitration Number 08-01124, the case of Espedito Bifero and Canterbury Investment Fund, LLC v. Terra Nova. The complaint alleges that Terra Nova, as the clearing firm for Riverside Securities, negligently failed to inform Riverside Securities and its customers including Bifero of the closing of a transaction under which Chicago Board of Trade Stock was converted to stock of CME, which conversion affected the value of options held by Bifero. Bifero alleges damages of $62,000 and Canterbury damages of $95,000. Claimants filed a revised statement of claim on April 16, 2010. On May 5, 2010 the parties agreed to dismiss the case without prejudice and without any payment from one to another.

           In addition to the foregoing, many aspects of our business involve substantial risk of liability and from time to time we may become involved in additional lawsuits, arbitrations, claims and other legal proceedings. There is a relatively high incidence of litigation involving the securities brokerage industry as compared to certain other industries. We also are subject to periodic regulatory audits, inquiries and inspections. In this regard, we have been notified by regulatory authorities of various ongoing regulatory reviews. We have and continue to make timely responses to such reviews as required. However, we are unable to predict the outcome of these matters.

           We establish liabilities when a particular contingency is probable and estimable. We have certain contingencies which are reasonably possible, with exposures to loss which are in excess of the amount accrued. However, the remaining reasonably possible exposure to loss cannot currently be estimated.

Note 8 - Income Taxes

           The Company recorded no income tax benefit for the three months ended March 31, 2010 compared to a deferred income tax benefit of $210,000 for the same period in 2009. The 2009 deferred income tax benefit is a result of the increase in the Company's net deferred tax asset by $210,000. For the first quarter of 2010, the Company has not increased its net deferred tax asset as any increases are not believed to be more likely than not realizable.

           At March 31, 2010 and December 31, 2009, the Company had income tax receivables totaling $738,285 which are comprised of an overpayment in estimated federal and state tax payments for 2008 of approximately $400,000, State of Illinois refunds from amendments from filing on a unitary basis of approximately $190,000, and State of Illinois refund receivables from amendments to prior quarter' returns of approximately $150,000.

Note 9 - Regulatory Requirements

           Terra Nova is subject to the U.S. Securities and Exchange Commission Uniform Net Capital Rule ("Rule 15c3-1") under the Exchange Act which requires the maintenance of minimum net capital. Terra Nova calculates its net capital using the ''alternative method,'' which requires maintaining minimum net capital, as defined by the rules, equal to the greater of (i) $1,500,000 or (ii) 2.0% of aggregate debit items.

            Terra Nova is also subject to the CFTC financial requirement ("Regulation 1.17") under the Commodity Exchange Act, administered by the CFTC and the NFA, which also requires maintaining minimum net capital. Terra Nova is a futures commission merchant and is required to maintain minimum net capital the sum of 8% of the total risk margin requirements for all positions carried in customer accounts, as defined in Regulation 1.17 and 8% of the total risk margin requirements for all positions carried in non-customer accounts with a minimum adjusted net capital of $1,000,000.

            Excess net capital of one broker-dealer subsidiary may not be used to offset a net capital deficiency of another broker-dealer subsidiary. Net capital and the related net capital requirement may fluctuate on a daily basis. A summary of net capital requirements as of March 31, 2010 are as follows:

		Minimum Net Capital Requirement		Excess Net Capital
	Net Capital	SEC	CFTC	SEC	CFTC
Terra Nova Financial, LLC	$9,945,063	$1,500,000	$1,000,000	$8,445,063	$8,945,063

Note 10 - Share-Based Compensation

Stock Options and Warrants

            The fair value of each share-based award is estimated on the date of grant using the Black-Scholes option pricing model. Assumptions used in the Black-Scholes model include: expected volatility of the Company's common stock estimated based on historical volatility; estimated expected life based on historical employee exercise behavior for similar awards giving consideration to the award's contractual terms vesting schedules; risk-free interest rate; and expected dividend yield. Share-based compensation is recorded based on the grant date fair value of awards over their respective requisite service periods, net of estimated forfeitures, based on historical employee termination behavior.

            During the three months ended March 31, 2010 and March 31, 2009 no stock options were granted.

            Effective May 19, 2006, the Company adopted the 2006 Warrant Incentive Plan (the "2006 WIP"). The purpose of the 2006 WIP is to (a) to encourage certain employees and directors of the Company, as well as employees and directors of any current or after-acquired subsidiary corporation, to acquire a proprietary interest in the Company and thus share in the future success of the Company; and (b) to enable the Company, by offering comparable incentives, to attract and retain outstanding management personnel and directors who are in a position to make important and direct contributions to the success of the Company; and (c) to promote a closer identity of interests between the Company's employees, directors and consultants and its stockholders. The Company reserved 3,500,000 shares of voting common stock for sale upon the exercise of warrants granted under the 2006 WIP. If a warrant expires or terminates for any reason without having been fully exercised, the unpurchased shares will be available for other warrant grants under the 2006 WIP. Unless the 2006 WIP is terminated earlier, it shall terminate five years from its effective date.

             The table below summarizes the Company's employee stock option and warrant plans as of March 31, 2010:

Employee Stock Option and Warrant Plans	Authorized	Outstanding	Available
2005 Long-Term Incentive Plan ("LTIP")	4,254,487	749,024	3,505,463
2006 Warrant Incentive Plan ("2006 WIP")	3,500,000	3,027,500	472,500
Balance at March 31, 2010	7,754,487	3,776,524	3,977,963

            A summary of employee stock option activity, under the Company's Long Term Incentive Plan, for the quarter ended March 31, 2010 is presented below:

Employee Stock Options	Employee Stock Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (in years)	Aggregate Intrinsic Value
Balance at December 31, 2009	992,774	$1.25	3.64	-
Granted	-	-	-	-
Exercised	-	-	-	-
Cancelled	(243,750)	1.12	0.95	-
Balance at March 31, 2010	749,024	$1.29	3.34	$-

Options exercisable at March 31, 2010	354,024	$1.74	2.44	$-

            The aggregate intrinsic value of stock options outstanding and stock options exercisable at March 31, 2010 is calculated as the number of in-the-money options times the difference between exercise price of the underlying awards and the quoted closing market price of common stock at March 31, 2010. The aggregate intrinsic value of stock options exercised is calculated as the number of in-the-money options on the exercise date times the difference between the exercise price of the underlying awards and the quoted closing market price on the exercise date.

            As of March 31, 2010 there was $86,520 of total unrecognized compensation cost related to unvested share-based compensation arrangements granted under stock option plans. The cost is expected to be recognized over a weighted-average period of approximately two and one-half years. During the quarters ended March 31, 2010 and March 31, 2009 compensation expense of $17,620 and $30,165, respectively, was recognized related to options vesting under option plans.

            A summary of employee warrant activity under the 2006 Warrant Incentive Plan as of March 31, 2010 is presented below:

Employee Warrants	Employee Warrants Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Contract Term (in years)	Aggregate Intrinsic Value
Balance at December 31, 2009	3,027,500	$2.56	1.55	-
Granted	-	-	-	-
Exercised	-	-	-	-
Cancelled	-	-	-	-
Balance at March 31, 2010	3,027,500	$2.56	1.30	$-
Warrants exercisable at March 31, 2010	3,027,500	$2.56	1.30	$-

            For the quarters ended March 31, 2010 and March 31, 2009 there was no unrecognized compensation cost related to employee warrant grants.

Note 11 - Property and Equipment and Capitalized Software Development Costs

            The following table represents the different classes of property and equipment and capitalized software development costs as of March 31, 2010 and December 31, 2009:

		March 31, 2010		December 31, 2009
	Estimated Useful Life in Years	Property and equipment	Capitalized software development costs	Property and equipment	Capitalized software development costs
Capitalized software development	3-5	$-	$332,282	$-	$428,332
Computer and hardware	3-5	878,917	-	1,013,879	-
Furniture, fixtures and equipment	3-7	279,521	-	352,141	-
Leasehold improvements	5-10	119,588	-	119,589	-
		1,278,026	332,282	1,485,609	428,332

Accumulated depreciation and amortization		(297,570)	(158,479)	(439,902)	(181,497)
Net balance		$980,456	$173,803	$1,045,707	$246,835

            Depreciation and amortization related to property and equipment for quarters ended March 31, 2010 and 2009 was $113,508 and $90,442, respectively. Amortization related to capitalized software development costs for the quarters ended March 31, 2010 and 2009 was $73,032 and $130,287, respectively.

Note 12 - Intangible Assets

Intangible assets consist of the following as of March 31, 2010 and December 31, 2009:

	March 31, 2010	December 31, 2009
Customer list (5 year life)	$4,749,000	$4,749,000
Trade name (10 year life)	1,829,000	1,829,000
	6,578,000	6,578,000

Accumulated amortization	(4,179,174)	(3,836,636)
Net balance	$2,398,826	$2,741,364

            The customer list and trade name are being amortized on a straight-line basis over their estimated useful lives. Amortization expense related to intangible assets was approximately $343,000 for the quarters ended March 31, 2010 and 2009.

Note 13 - Fair Value of Financial Instruments

            FASB issued ASC Topic 820, "Fair Value Measurements", ("Topic 820") which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The definition of fair value retains the exchange price notion in earlier definitions of fair value and focuses on the price that would be received to sell the asset or paid to transfer the liability (an exit price) and not the price that would be paid to acquire the asset or received to assume the liability (an entry price).

Financial Assets and Liabilities

            The following table sets forth the Company's financial instruments that are recognized or disclosed at fair value in the financial statements on a recurring basis as of March 31, 2010.

Financial instruments owned, at fair value:	March 31, 2010	December 31, 2009
Money market funds held in cash and cash equivalents	$-	$2,337,655
U.S. Treasury securities held as clearing deposits	18,996,950	12,998,592
Total	$18,996,950	$15,336,247

            Topic 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

           The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels, as follows:

•	Level 1- Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.
•	Level 2- Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Such inputs include quoted prices in markets that are not active, quoted prices for similar assets and liabilities in active markets, inputs other than quoted prices that are observable for the asset or liability and inputs that are derived principally from or corroborated by observable market data by correlation or other means.
•	Level 3 - Unobservable inputs for the asset or liability, where there is little, if any, observable market activity or data for the asset or liability.

           The following table sets forth by level within the fair value hierarchy, the inputs used to measure the Company's financial instruments owned at fair value as of March 31, 2010.

	Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
Financial instruments owned, at fair value:	Level 1	Level 2	Level 3	Fair Value
U.S. Treasury securities held as clearing deposits	18,996,950	-	-	18,996,950

Note 14 - Receivables From and Payables to Brokers, Dealers, and Clearing Organizations

            The components of receivables from and payables to brokers, dealers and clearing organizations are as follows at March 31, 2010 and December 31, 2009:

	March 31, 2010		December 31, 2009
	Receivables	Payables	Receivables	Payables
Cash held for securities borrowed	$9,365,025	$-	$7,988,525	$-
Clearing deposits & receivables/payables	21,313,836	447,962	15,012,625	490,911
Total	$30,678,861	$447,962	$23,001,150	$490,911

           The cash held for securities borrowed represents Terra Nova's temporary borrowing of securities from broker-dealers which have been collateralized with cash in return for borrowing the security. Terra Nova borrows securities as a result of clients who have sold securities not yet purchased ("short sales") in their trading accounts. At times, Terra Nova loans securities temporarily to other broker-dealers in connection with its broker-dealer business. The Company receives cash as collateral for the securities loaned. There were no loaned securities at March 31, 2010 and December 31, 2009. Credit approval is required for all broker-dealers from which securities are borrowed and loaned. Terra Nova monitors the collateral value daily and requires additional collateral if warranted.

           Self-clearing related clearing deposits and receivables/payables include transactions and deposits required by various clearing and exchange organizations. Generally, the Company is obligated to meet deposit requirements on a daily basis.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

          The following table sets forth the various expenses in connection with the sale and distribution of securities being registered, other than discounts, concessions and brokerage commissions. All amounts set forth below are estimates, other than the SEC registration fee.
SEC registration fee*	$3,383.88
Legal fees and expenses	$50,000.00
Accounting fees and expenses	$5,000.00
Miscellaneous	$-
Total	$58,383.88
*previously paid

We will bear all of the foregoing expenses.

Item 14. Indemnification of Directors and Officers

          The Company's bylaws permit indemnification of officers and directors up to the maximum allowed under the laws of the state of Illinois. The relevant statute, 805 ILCS 5/8.75, in general terms, allows the Company to indemnify any person who acts in good faith in a manner that is reasonably believed to be in, or not opposed to, the best interest of the Company, and with no knowledge or reasonable cause to believe their action was unlawful.

Item 15. Recent Sales of Unregistered Securities

          In 2007, the Company issued a total of 1,962 shares of common stock for director compensation of $4,006. In addition, 8,938 shares were issued resulting from the exercise of stock options for total proceeds of $14,250 and 30,000 shares were issued as a result of the non-cash exercise of stock options for 21,428 shares of stock valued at $2.10 per share, for a value of $45,000.

          We relied on Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated to issue such shares of common stock. There were no underwriters involved in our issuance of common stock for the discussed items. The shares have been adjusted to reflect the one-for-ten reverse stock split effective August 1, 2007.

          In 2008 and 2009 and through July 12, 2010, there were no Company sales of unregistered securities.

Item 16. Exhibits and Financial Statement Schedules

                  (a)          Exhibits.

Exhibit No.	Description

Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession.

2.1	Reincorporation Agreement and Plan of Merger, between Terra Nova Financial Group, Inc. and Terra Nova Newco, Inc. entered into as of June 20, 2008 (incorporated herein by reference to Exhibit 10.1 of Terra Nova Financial Group, Inc. Current Report on Form 8-K dated June 24, 2008).

2.2	Purchase Agreement between Terra Nova Financial Group, Inc. and Lightspeed Financial, Inc. dated June 16, 2010 (incorporated herein by reference to Exhibit 2.1 of Terra Nova Financial Group, Inc. Current Report on Form 8-K dated June 16, 2010).

2.3	Plan of Dissolution (incorporated herein by reference to Annex B of Terra Nova Financial Group, Inc. preliminary proxy statement on Schedule 14A filed with the SEC on July 6, 2010).

Articles of Incorporation and By-Laws.

3.1	Amended Restated Articles of Incorporation of Terra Nova Newco, Inc., dated June 9, 2008 (incorporated herein by reference to exhibit 99.1 of Terra Nova Financial Group, Inc., Current Report on Form 8-K dated June 9, 2008 filed with the SEC on June 10, 2008).

3.2	Bylaws of Terra Nova Financial Group, Inc., as amended (incorporated herein by reference to Exhibit 99.2 of Terra Nova Financial Group Inc.'s Current Report on Form 8-K dated June 9, 2008 filed with the SEC on June 10, 2008).

Opinions.

5.1	Opinion of Barnes & Thornburg LLP (previously filed as Exhibit 5.1 of Terra Nova Financial Group's Post-Effective No. 2 on Form S-1 filed with the SEC on February 1, 2010).

Material Contracts.

10.1	Services Agreement, dated as of February 12, 2008, by and between Terra Nova Financial Group, Inc. and Bonanza Fund Management, Inc. (incorporated herein by reference to Exhibit 10.4 of Terra Nova Financial Group Inc.'s Annual Report on Form 10-KSB filed with the SEC on April 8, 2008).

10.2	License Agreement, between Townsend Analytics, Ltd. and Terra Nova Financial, LLC entered into as of February 1, 2008 (incorporated herein by reference to Exhibit 10.1 of Terra Nova Financial Group, Inc. Current report on Form 8-K dated March 20, 2008).

10.3	Letter Agreement between Solomon Edwards Group, LLC and Terra Nova Financial Group, Inc. entered into as of May 23, 2008 (incorporated herein by reference to Exhibit 10.1 of Terra Nova Financial Group, Inc. Current Report on Form 8-K dated May 29, 2008).

10.4	Membership Interest Purchase Agreement, dated as of March 30, 2006, by and between Rush Financial Technologies, Inc. and TAL Financial Services, LLC (incorporated herein by reference to Exhibit 2.6 of Terra Nova Financial Group Inc.'s Current Report on Form 8-K dated March 30, 2006 and filed with the SEC on April 3, 2006).

10.5	Securities Purchase Agreement, dated as of March 16, 2006, by and between Rush Financial Technologies, Inc. and each purchaser party thereto (incorporated herein by reference to Exhibit 10.23 of Terra Nova Financial Group Inc.'s Current Report on Form 8-K dated March 30, 2006 and filed with the SEC on April 3, 2006).

10.6*	Form of Stock Option Award Agreement (incorporated herein by reference to Exhibit 10.5 of Terra Nova Financial Group, Inc.'s Annual Report on Form 10-K dated December 31, 2007 and filed with the SEC on April 8, 2008).

10.7*	2005 Long-Term Equity Incentive Plan of Rush Financial Technologies, Inc. entered into as of June 15, 2005 (incorporated herein by reference to Exhibit B of Rush Financial Technologies, Inc. Proxy Statement on Schedule 14A, filed with the SEC on May 12, 2005).

10.8*	Amendment No. 1 to 2005 Long-Term Equity Incentive Plan of Terra Nova Financial Group, Inc. (incorporated herein by reference to Exhibit 4.3 of Terra Nova Financial Group, Inc's Registration Statement on Form S-8 filed with the SEC on November 28, 2007).

10.9*	2006 Warrant Incentive Plan of Rush Financial Technologies, Inc. (incorporated herein by reference to Exhibit 10.1 of Rush Financial Technologies, Inc. Current Report on Form 8-K filed with the SEC on May 25, 2006).

10.10*	Form of Common Stock Purchase Warrant granted under Warrant Incentive Plan (incorporated herein by reference to Exhibit 10.10 of Terra Nova Financial Group, Inc.'s Annual Report on Form 10-K dated December 31, 2009 and filed with the SEC on March 30, 2010).

10.11	Registration Rights Agreement dated as of March 15, 2006, among Rush Financial Technologies, Inc., a Texas corporation ,and the purchasers signatory, thereto (incorporated herein by reference to Exhibit 10.24 of Rush Financial Technologies, Inc. Registration Statement on Form SB-2/A filed with the SEC on December 27, 2006).

10.12*	Agreement, effective December 22, 2009, between Terra Nova Financial Group, Inc. and Michael Nolan (incorporated herein by reference to Exhibit 10.1 of Terra Nova Financial Group Inc.'s Current Report on Form 8-K dated December 22, 2009 and filed with the SEC on December 23, 2009).

10.13	Amendment to License Agreement between Townsend Analytics, Ltd. and Terra Nova Financial, LLC dated as of January 1, 2010 (incorporated by reference to Exhibit 10.1 of Terra Nova Financial Group Inc.'s Quarterly Report on Form 10-Q filed May 14, 2010.

10.14	Form of Promissory Note (incorporated herein by reference to Annex C of Terra Nova Financial Group, Inc. preliminary proxy statement on Schedule 14A filed with the SEC on July 6, 2010).

Subsidiaries.
21.1	Subsidiaries of Registrant

Consents.
23.1	Consent of BKD, LLP.

23.2	Consent of KBA Group LLP.

23.3	Consent of Barnes & Thornburg LLP (previously filed and included in Exhibit 5.1)

Powers of Attorney.

24.1	Powers of Attorney (previously filed with Terra Nova Financial Group's Post-Effective No. 2 on Form S-1 filed with the SEC on February 1, 2010).

*Management contract or compensatory plan or arrangement.

(b)	Financial Statement Schedules.

             All financial statement schedules for which provision is made in the applicable accounting regulations of the SEC have been omitted because they are either: (1) not required or are inapplicable; or (2) the required information has been provided in the Audited Consolidated Financial Statements of Terra Nova Financial Group, Inc. as of December 31, 2009 or the notes thereto which are included in this registration statement.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of any registrant pursuant to the foregoing provisions, or otherwise, such registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on July 13, 2010.

TERRA NOVA FINANCIAL GROUP, INC. (Registrant)

By:	/s/ Bernay Box
Bernay Box
Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 has been signed on July 13, 2010 by the following persons in the capacities indicated:

Signature	Title

/s/ Bernay Box	Director and Chairman of the Board and
Bernay Box	Chief Executive Officer
(Principal Executive Officer)

/s/ Murrey Wanstrath	Chief Financial Officer
Murrey Wanstrath	(Principal Financial Officer and Principal Accounting Officer)

/s/ Charles B. Brewer *	Director
Charles B. Brewer

/s/ Russell Crawford *	Director
Russell Crawford

/s/ Gayle Tinsley *	Director
Gayle Tinsley

/s/ Stephen B. Watson *	Director
Stephen B. Watson

*By:	/s/ Bernay Box
Bernay Box Attorney-in-fact

Exhibit No.	Description

Plan of Acquisition, Reorganization, Arrangement, Liquidation or Succession.

2.1	Reincorporation Agreement and Plan of Merger, between Terra Nova Financial Group, Inc. and Terra Nova Newco, Inc. entered into as of June 20, 2008 (incorporated herein by reference to Exhibit 10.1 of Terra Nova Financial Group, Inc. Current Report on Form 8-K dated June 24, 2008).

2.2	Purchase Agreement between Terra Nova Financial Group, Inc. and Lightspeed Financial, Inc. dated June 16, 2010 (incorporated herein by reference to Exhibit 2.1 of Terra Nova Financial Group, Inc. Current Report on Form 8-K dated June 16, 2010).

2.3	Plan of Dissolution (incorporated herein by reference to Annex B of Terra Nova Financial Group, Inc. preliminary proxy statement on Schedule 14A filed with the SEC on July 6, 2010).

Articles of Incorporation and By-Laws.

3.1	Amended Restated Articles of Incorporation of Terra Nova Newco, Inc., dated June 9, 2008 (incorporated herein by reference to exhibit 99.1 of Terra Nova Financial Group, Inc., Current Report on Form 8-K dated June 9, 2008 filed with the SEC on June 10, 2008).

3.2	Bylaws of Terra Nova Financial Group, Inc., as amended (incorporated herein by reference to Exhibit 99.2 of Terra Nova Financial Group Inc.'s Current Report on Form 8-K dated June 9, 2008 filed with the SEC on June 10, 2008).

Opinions.

5.1	Opinion of Barnes & Thornburg LLP (previously filed as Exhibit 5.1 of Terra Nova Financial Group's Post-Effective No. 2 on Form S-1 filed with the SEC on February 1, 2010).

Material Contracts.

10.1	Services Agreement, dated as of February 12, 2008, by and between Terra Nova Financial Group, Inc. and Bonanza Fund Management, Inc. (incorporated herein by reference to Exhibit 10.4 of Terra Nova Financial Group Inc.'s Annual Report on Form 10-KSB filed with the SEC on April 8, 2008).

10.2	License Agreement, between Townsend Analytics, Ltd. and Terra Nova Financial, LLC entered into as of February 1, 2008 (incorporated herein by reference to Exhibit 10.1 of Terra Nova Financial Group, Inc. Current report on Form 8-K dated March 20, 2008).

10.3	Letter Agreement between Solomon Edwards Group, LLC and Terra Nova Financial Group, Inc. entered into as of May 23, 2008 (incorporated herein by reference to Exhibit 10.1 of Terra Nova Financial Group, Inc. Current Report on Form 8-K dated May 29, 2008).

10.4	Membership Interest Purchase Agreement, dated as of March 30, 2006, by and between Rush Financial Technologies, Inc. and TAL Financial Services, LLC (incorporated herein by reference to Exhibit 2.6 of Terra Nova Financial Group Inc.'s Current Report on Form 8-K dated March 30, 2006 and filed with the SEC on April 3, 2006).

10.5	Securities Purchase Agreement, dated as of March 16, 2006, by and between Rush Financial Technologies, Inc. and each purchaser party thereto (incorporated herein by reference to Exhibit 10.23 of Terra Nova Financial Group Inc.'s Current Report on Form 8-K dated March 30, 2006 and filed with the SEC on April 3, 2006).

10.6*	Form of Stock Option Award Agreement (incorporated herein by reference to Exhibit 10.5 of Terra Nova Financial Group, Inc.'s Annual Report on Form 10-K dated December 31, 2007 and filed with the SEC on April 8, 2008).

10.7*	2005 Long-Term Equity Incentive Plan of Rush Financial Technologies, Inc. entered into as of June 15, 2005 (incorporated herein by reference to Exhibit B of Rush Financial Technologies, Inc. Proxy Statement on Schedule 14A, filed with the SEC on May 12, 2005).

10.8*	Amendment No. 1 to 2005 Long-Term Equity Incentive Plan of Terra Nova Financial Group, Inc. (incorporated herein by reference to Exhibit 4.3 of Terra Nova Financial Group, Inc's Registration Statement on Form S-8 filed with the SEC on November 28, 2007).

10.9*	2006 Warrant Incentive Plan of Rush Financial Technologies, Inc. (incorporated herein by reference to Exhibit 10.1 of Rush Financial Technologies, Inc. Current Report on Form 8-K filed with the SEC on May 25, 2006).

10.10*	Form of Common Stock Purchase Warrant granted under Warrant Incentive Plan (incorporated herein by reference to Exhibit 10.10 of Terra Nova Financial Group, Inc.'s Annual Report on Form 10-K dated December 31, 2009 and filed with the SEC on March 30, 2010).

10.11	Registration Rights Agreement dated as of March 15, 2006, among Rush Financial Technologies, Inc., a Texas corporation ,and the purchasers signatory, thereto (incorporated herein by reference to Exhibit 10.24 of Rush Financial Technologies, Inc. Registration Statement on Form SB-2/A filed with the SEC on December 27, 2006).

10.12*	Agreement, effective December 22, 2009, between Terra Nova Financial Group, Inc. and Michael Nolan (incorporated herein by reference to Exhibit 10.1 of Terra Nova Financial Group Inc.'s Current Report on Form 8-K dated December 22, 2009 and filed with the SEC on December 23, 2009).

10.13	Amendment to License Agreement between Townsend Analytics, Ltd. and Terra Nova Financial, LLC dated as of January 1, 2010 (incorporated by reference to Exhibit 10.1 of Terra Nova Financial Group Inc.'s Quarterly Report on Form 10-Q filed May 14, 2010.

10.14	Form of Promissory Note (incorporated herein by reference to Annex C of Terra Nova Financial Group, Inc. preliminary proxy statement on Schedule 14A filed with the SEC on July 6, 2010).

Subsidiaries.
21.1	Subsidiaries of Registrant

Consents.
23.1	Consent of BKD, LLP.

23.2	Consent of KBA Group LLP.

23.3	Consent of Barnes & Thornburg LLP (previously filed and included in Exhibit 5.1)

Powers of Attorney.

24.1	Powers of Attorney (previously filed with Terra Nova Financial Group's Post-Effective No. 2 on Form S-1 filed with the SEC on February 1, 2010).

*Management contract or compensatory plan or arrangement.